SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934
Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement                    [ ] Confidential, For Use
                                                        of the Commission Only
                                                        (as permitted by
                                                        Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PLM International, Inc.
  -----------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

             ---------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

             ---------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                            $36,300,000 x 1% x 1/50
             ---------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
                                  $36,300,000
             ---------------------------------------------------------
    (5)  Total fee paid:
                                     $7,260
             ---------------------------------------------------------

[x]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

              ---------------------------------------------------------
     (2)  Form, schedule or registration statement no.:

              ---------------------------------------------------------
     (3)  Filing party:

              ---------------------------------------------------------
     (4)  Date filed:

              ---------------------------------------------------------



                                                             February 4, 2000



                                 [PLM LOGO]



             SALE OF SUBSIDIARY -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

         We have agreed to sell all of the outstanding stock of our industrial and commercial equipment leasing and financing subsidiary, American Finance Group, Inc., to Guaranty Federal Bank, F.S.B., if you authorize the proposed sale. In exchange for the stock of AFG, Guaranty has agreed to pay us a total of $29 million, subject to specific adjustments. The proposed sale of AFG to Guaranty would take place under a Stock Sale Agreement, dated as of October 26, 1999 and amended as of January 24, 2000. The full text of the Stock Sale Agreement is included as Annex A to the proxy statement that accompanies this letter.

         It is not entirely clear under Delaware law whether the proposed sale of AFG to Guaranty requires the authorization of PLM's stockholders. To avoid any uncertainty, we are putting the proposed sale to a stockholder vote, and the sale will not be completed unless it is authorized by the holders of a majority of our outstanding shares of common stock. We have scheduled a special meeting of our stockholders for this vote on February 25, 2000. YOUR VOTE IS VERY IMPORTANT.

         OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED SALE OF AFG TO GUARANTY IS IN THE BEST INTERESTS OF PLM AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED SALE AND THE STOCK SALE AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED SALE.

         We have retained an investment banking firm to investigate various strategic alternatives for maximizing PLM stockholder value on a near-term basis (taking into account tax and financial market considerations), including, among other possibilities, the sale of all of PLM, either as a whole or in separate parts. It should be emphasized that the proposed sale of AFG is not conditioned on this process, which is in a preliminary stage, and that it is possible that no transaction involving other parts of PLM will occur. As to the possible sale of all of PLM, further stockholder action (in the form of another stockholder vote or a tender of shares, or perhaps both) will probably be required to complete such a transaction. Please note that no specific action other than the proposed sale of AFG is currently proposed and that we are not asking for your authorization of any other transaction at this time.

         Whether or not you plan to attend the meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. A postage paid envelope is provided for your convenience. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed sale. If you fail to return your card and do not vote at the meeting, it will have the same effect as a vote against the proposed sale.

         Only stockholders of record as of December 29, 1999 are entitled to attend and vote at the special meeting.


         The date, time and place of the special meeting are as follows:

         February 25, 2000
         9:30 a.m.
         World Trade Club
         World Trade Center, Suite 300
         The Embarcadero at the foot
           of Market Street
         San Francisco, California

         The accompanying documents provide you with detailed information about the proposed sale. In addition, you may obtain information about PLM from documents that we have filed with the Securities and Exchange Commission. We encourage you to read the accompanying documents carefully.

         On behalf of your Board of Directors, we thank you for your continued support and again urge you to vote for the proposed sale.

Very truly yours,




Robert N. Tidball
President, Chief Executive Officer
and Chairman of the Board



        This proxy statement, dated February 4, 2000, will first be mailed to stockholders on or about February 4, 2000.




                          PLM INTERNATIONAL, INC.
                                 One Market
                      Steuart Street Tower, Suite 800
                      San Francisco, California 94105



                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FEBRUARY 25, 2000



To PLM Stockholders:

         A special meeting of stockholders of PLM International, Inc., a Delaware corporation, will be held at 9:30 a.m. on Friday, February 25, 2000 at the World Trade Club located at the World Trade Center, Suite 300, The Embarcadero at the foot of Market Street, San Francisco, California. A proxy card and proxy statement for the special meeting are enclosed.

         The special meeting is for the purpose of:

     1. Considering and voting upon a proposal to sell PLM's wholly-owned subsidiary American Finance Group, Inc. to Guaranty Federal Bank, F.S.B. pursuant to the terms of a Stock Sale Agreement, dated as of October 26, 1999 and amended as of January 24, 2000. A copy of the Stock Sale Agreement is attached as Annex A to the accompanying proxy statement.

     2. Transacting such other business as may properly come before the special meeting and any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the special meeting.

     PLM'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE PROPOSED SALE ARE IN THE BEST INTERESTS OF PLM AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED SALE.

     Only holders of PLM common stock of record as of the close of business on December 29, 1999 are entitled to notice of and to vote at the special meeting.

     The proposed sale will not be completed unless it is authorized by the affirmative vote of the holders of a majority of the shares of PLM common stock entitled to vote at the special meeting.

     Your vote is important. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If you attend the special meeting, you may revoke your proxy and vote personally on each matter brought before the special meeting.

By Order of the Board of Directors,




Susan C. Santo
Vice President, Secretary and General Counsel

San Francisco, California
February 4, 2000



       YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN
             YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.



                             TABLE OF CONTENTS


DESCRIPTION                                               PAGE
QUESTIONS AND ANSWERS ABOUT THE
     PROPOSED SALE...........................................1
SUMMARY .....................................................2
     The Company.............................................2
     The Proposed Sale.......................................2
     Sale of American Finance Group..........................2
     Use of Proceeds.........................................2
     Transition Services Agreement...........................2
     Our Reasons for the Proposed Sale.......................2
     The Special Meeting.....................................3
     Record Date; Shares Entitled to Vote....................3
     Vote Required...........................................3
     Our Recommendation to Stockholders......................3
     Opinion of Financial Advisor............................3
     The Stock Sale Agreement................................3
     Conditions to the Stock Sale Agreement..................3
     Abandonment of the Transactions Contemplated
     by the Stock Sale Agreement.............................3
     Regulatory Approvals....................................4
     Accounting Treatment....................................4
     United States Federal Income
         Tax Consequences....................................4
     No Appraisal Rights.....................................4
RISK FACTORS.................................................5
     Liquidity and Capital Resources.........................5
SELECTED CONSOLIDATED HISTORICAL AND
     PRO FORMA FINANCIAL DATA................................5
INTRODUCTION.................................................9
THE COMPANY..................................................9
THE SPECIAL MEETING..........................................9
     Date, Time and Place....................................9
     Matters to be Considered................................9
     Record Date; Shares Outstanding and
         Entitled to Vote...................................10
     Quorum; Vote Required..................................10
     Voting and Revocation of Proxies.......................10
     Proxy Solicitation.....................................11
THE PROPOSED SALE...........................................11
     General................................................11
     Description of AFG's Business..........................11
     Background of the Proposed Sale........................12

     Reasons for the Proposed Sale..........................13
     Recommendation of PLM's Board
         of Directors.......................................14
     Opinion of Financial Advisor...........................14
     Use of Proceeds .......................................18
     Accounting Treatment for the
         Proposed Sale......................................18
     United States Federal Income Tax
         Consequences.......................................18
     Appraisal Rights.......................................18
     Regulatory Filings and Approvals.......................18
     Transition Services Agreement..........................19
TERMS OF THE STOCK SALE
     AGREEMENT..............................................20
     Purchase Price.........................................20
     The Closing............................................20
     Representations and Warranties ........................20
     Covenants..............................................21
     No Solicitation .......................................21
     Employment and Employee Benefit Plans..................21
     Conditions ............................................22
     Abandonment ...........................................24
     Indemnification; Survival of Indemnification
         Obligations........................................24
     Fees and Expenses .....................................25
     Intellectual Property .................................25
     Amendment of the Stock Sale Agreement .................25
MARKET PRICE DATA; DIVIDENDS................................26
PLM INTERNATIONAL, INC. UNAUDITED PRO
     FORMA CONDENSED CONSOLIDATED
     FINANCIAL INFORMATION..................................27
SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND
     MANAGEMENT.............................................37
INDEPENDENT AUDITORS........................................38
STOCKHOLDER PROPOSALS.......................................38
WHERE YOU CAN FIND MORE
INFORMATION.................................................39
INDEX TO FINANCIAL STATEMENTS..............................F-1
ANNEX A - STOCK SALE AGREEMENT
ANNEX B - OPINION OF LEGG MASON
     WOOD WALKER, INCORPORATED
ANNEX C - FINANCIAL COMPUTATIONS



               QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE


Q:   WHY IS PLM SELLING AMERICAN FINANCE GROUP?

     A: Following an unsuccessful attempt to conduct an initial public offering of AFG's common stock in 1998, PLM determined that it could not effectively grow AFG's business because of various disadvantages it faces, when compared to its competitors, in its cost of capital and its ability to take full advantage of the tax benefits available to the owner of such a business. PLM's Board of Directors believes that the price Guaranty is paying for AFG is both fair and attractive.

Q:   WHAT IS PLM PLANNING TO DO WITH THE NET PROCEEDS FROM THE SALE OF AFG?

     A: We plan to retain the after-tax proceeds from the sale of AFG while PLM's Board of Directors considers various strategic alternatives for PLM. We expect to invest these proceeds in short-term money market accounts pending a decision by PLM's Board of Directors as to which strategic alternative it will pursue. Depending on tax and financial considerations and the progress we may make in implementing our plans to maximize stockholder value, we may decide to use some or all of the proceeds from the sale of AFG to fund a self-tender for PLM's stock.

Q:   WHY IS PLM ASKING FOR A STOCKHOLDER VOTE?  WHAT VOTE IS REQUIRED?

     A: The proposed sale may constitute a sale of "substantially all" of PLM's assets under Delaware corporate law. If so, the proposed sale requires authorization by the holders of a majority of PLM's outstanding common stock. Since it is not entirely clear whether the proposed sale requires stockholder authorization, we are making the sale subject to a stockholder vote to avoid any uncertainty, and we will not complete the sale unless it is authorized by the affirmative vote of holders of a majority of PLM's common stock.

Q:   WHAT DO I NEED TO DO NOW?

     A: Just complete, sign and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. The meeting will take place on February 25, 2000. PLM's Board of Directors unanimously recommends that you vote in favor of the proposed sale.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

     A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of PLM at the address given below. Second, you can request a new proxy card and complete and send it to the Secretary of PLM at the address given below. Third, you can attend the special meeting and vote in person.

You should send any written notice or request for a new proxy card to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. Following the directions provided by your broker, you should instruct your broker to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a "no" vote.

Q:   WHEN DO YOU EXPECT THE PROPOSED SALE TO BE COMPLETED?

     A: We are working to complete the proposed sale as quickly as possible. If all necessary approvals have been obtained, we hope to complete the sale shortly after the special meeting.

Q:   WHO CAN ANSWER FURTHER QUESTIONS?

     A:  If you have more questions about the proposed sale, you should contact:

         PLM International, Inc.
         One Market
         Steuart Street Tower, Suite 800
         San Francisco, California 94105
         (415) 974-1399
         Attention:  Investor Relations


                                  SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed sale more fully and for a complete description of the legal terms of the proposed sale, you should read carefully this entire document and the documents we refer you to. See "Where You Can Find More Information" on page 39. We have included page references parenthetically to direct you to the place in this document where you can find a more complete description of the topics presented in the summary.

                                THE COMPANY

         PLM owns or manages a portfolio of commercial and industrial equipment, transportation equipment and related assets with a combined original cost of approximately $1.2 billion. PLM's operations are divided into three segments: refrigerated and dry van (nonrefrigerated) over-the-road trailer leasing, commercial and industrial equipment leasing and financing, and the management of investment programs and other transportation equipment leasing.

                             THE PROPOSED SALE

                SALE OF AMERICAN FINANCE GROUP (SEE PAGE 11)

         We have agreed to sell our industrial and commercial equipment leasing and financing subsidiary, American Finance Group, Inc., to Guaranty Federal Bank, F.S.B. Specifically, we will sell to Guaranty all of the stock of AFG for $29 million, subject to adjustment to reflect tax liabilities we retain and for changes in stockholders' equity between June 30, 1999 and the date on which the proposed sale is completed. The adjustment is without limit and provides for additional consideration to PLM to the extent the stockholders' equity account increases from the June 30, 1999 balance or reimbursement to Guaranty to the extent the stockholders' equity account decreases from the June 30, 1999 balance. Had the sale been completed as of December 31, 1999, PLM would have received an aggregate of approximately $33.9 million for AFG, after transaction costs and after giving effect to the adjustment described above, which includes reimbursement for an approximately $5.5 million deferred tax liability transferred by AFG to PLM in connection with the transaction.

         On a combined basis, AFG and its subsidiaries had revenues of $27.0 million and operating income of $14.4 million for 1998 and revenues of $19.5 million and operating income of $9.1 million for the nine months ended September 30, 1999. AFG's operating results for 1999 reflect a charge of approximately $1 million attributable to the expenses of an abandoned public offering of common stock of AFG. AFG and its subsidiaries constituted about 68% of PLM's total assets as of December 31, 1998 and about 58% of PLM's total assets as of September 30, 1999.

                       USE OF PROCEEDS (SEE PAGE 18)

         PLM currently anticipates receiving net after-tax proceeds from the proposed sale of AFG of approximately $28.5 million. PLM expects to invest these proceeds in short-term money market accounts while its Board of Directors considers various strategic alternatives for PLM. Depending on tax and financial considerations and the progress we may make in implementing our plans to maximize stockholder value, we may decide to use some or all of the proceeds from the sale of AFG to fund a self-tender for PLM's stock.

                TRANSITION SERVICES AGREEMENT (SEE PAGE 19)

         At the completion of the sale of AFG, at Guaranty's option, PLM will enter into a Transition Services Agreement with AFG. Under this agreement, PLM will continue to provide various accounting and related services to AFG for a limited period of time. PLM does not expect the Transition Services Agreement to have any significant effect on its results of operation.

                     OUR REASONS FOR THE PROPOSED SALE

         Following an unsuccessful attempt to conduct an initial public offering of AFG's common stock in 1998, PLM determined that it could not effectively grow AFG's business because of disadvantages it faces, when compared to competitors, in its cost of capital and its ability to take full advantage of the tax benefits available to the owner of such a business. PLM's Board of Directors believes that the price Guaranty is paying for AFG is both fair and attractive.

                            THE SPECIAL MEETING

         The special meeting will be held at the World Trade Club located at the World Trade Center, Suite 300, The Embarcadero at the foot of Market Street, San Francisco, California, at 9:30 a.m. on February 25, 2000. Stockholders will be asked to consider and vote upon the proposed sale and to transact such other business as may properly come before the special meeting.

                    RECORD DATE; SHARES ENTITLED TO VOTE

         You are entitled to vote at the meeting if you owned shares of common stock of PLM as of the close of business on December 29, 1999, the record date.

         On the record date, there were 7,744,798 shares of PLM common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of PLM common stock owned by them on the record date.

                               VOTE REQUIRED

         The proposed sale may constitute a sale of "substantially all" of the assets of PLM under Delaware corporate law. If so, the proposed sale requires authorization by a majority of the shares of PLM common stock outstanding on the record date. Since it is not entirely clear whether the proposed sale requires stockholder authorization, PLM is making the proposed sale subject to a stockholder vote to avoid any uncertainty and will not complete the sale unless it is authorized by the affirmative vote of a majority of the shares of PLM common stock entitled to vote at the special meeting.

                     OUR RECOMMENDATION TO STOCKHOLDERS

         PLM's Board of Directors believes that the proposed sale is in the best interests of PLM and its stockholders and unanimously recommends that you vote in favor of the proposed sale.

                 OPINION OF FINANCIAL ADVISOR (SEE PAGE 14)

         In deciding to approve the proposed sale, PLM's Board of Directors considered the opinion of Legg Mason Wood Walker, Incorporated, its financial advisor, that the consideration to be received by PLM in the proposed sale is fair to PLM and the holders of PLM common stock from a financial point of view. The opinion of Legg Mason is attached as Annex B to this proxy statement. We encourage you to read this opinion.

                          THE STOCK SALE AGREEMENT

         The Stock Sale Agreement, dated as of October 26, 1999 and amended as of January 24, 2000, is attached as Annex A to this proxy statement. We encourage you to read the agreement as it is the legal document that governs the proposed sale.

                   CONDITIONS TO THE STOCK SALE AGREEMENT
                               (SEE PAGE 22)

         The completion of the proposed sale depends upon meeting a number of conditions, including the following:

          o    authorization by a majority vote of PLM's stockholders,
          o there being no material adverse change in the business of AFG and its continuing subsidiaries, taken as a whole,
          o    obtaining required governmental approvals, and
          o the transactions contemplated by the Stock Sale Agreement not having been abandoned, as described below.

                ABANDONMENT OF THE TRANSACTIONS CONTEMPLATED
                 BY THE STOCK SALE AGREEMENT (SEE PAGE 24)

         PLM and Guaranty may jointly agree to abandon the transactions contemplated by the Stock Sale Agreement at any time prior to the completion of the sale. Further, Guaranty may abandon the transactions if, in its opinion, a supplement or amendment by PLM after signing to correct the disclosure schedule to the agreement materially and adversely affect the benefits to Guaranty under the agreement. In addition, either PLM or Guaranty may abandon the transactions contemplated by the Stock Sale Agreement if:

     o    a court or other governmental authority prohibits the proposed sale,
     o    the proposed sale has not been completed by March 15, 2000, or
     o the other party breaches in any material respect its representations, warranties, covenants or other agreements in the Stock Sale Agreement and the breach cannot be, or has not been, cured within 30 days.

                            REGULATORY APPROVALS

         The Hart-Scott-Rodino Act prohibits PLM and Guaranty from completing the proposed sale until each has furnished information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. PLM and Guaranty each filed the required notification and report forms with the Antitrust Division and the FTC on December 28, 1999, and each requested early termination of the required waiting period. The FTC subsequently notified PLM that the request for early termination of the waiting period was granted effective January 11, 2000.

         Also, prior to completion of the proposed sale, Guaranty must furnish information to the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Guaranty made the appropriate filings with the OTS and the FDIC on November 23, 1999 and received clearance from the FDIC on November 26, 1999 and from the OTS on December 20, 1999.

                            ACCOUNTING TREATMENT

         After the sale, AFG and its continuing subsidiaries will be treated for accounting purposes as a discontinued operation of PLM. This means that financial statements for all prior periods will be restated to show the operations of AFG and its continuing subsidiaries separately from PLM's continuing operations.

         PLM's loss on the sale of AFG will be measured by the difference between the amount paid by Guaranty and the net book value of the assets sold, reduced by transaction costs and applicable taxes.

               UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The proposed sale of AFG by PLM will not result in any United States federal income tax consequences to you. If completed, the proposed sale will, however, be a taxable event to PLM for United States federal income tax purposes.

                            NO APPRAISAL RIGHTS

         Under Delaware law, PLM stockholders are not entitled to appraisal rights in connection with the proposed sale of AFG.

                                RISK FACTORS

         In considering whether to authorize the proposed sale, PLM stockholders should consider, in addition to the other information contained in this document, the following matter.

LIQUIDITY AND CAPITAL RESOURCES

         The sale of AFG will reduce significantly PLM's revenues and income from operations. Following the sale of AFG, PLM's results of operations will depend in part on the internal rate of return generated by the net proceeds from the proposed sale and on the income produced by PLM's remaining businesses. To the extent PLM is unable to utilize the net proceeds of the proposed sale in such a manner as to generate an internal rate of return equal or nearly equal to AFG's historical returns, the sale of AFG could adversely affect PLM's results of operations in the future.

       SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

         We are providing the following financial data to aid you in your analysis of the financial aspects of the proposed sale. With the exception of (1) the selected data as of September 30, 1999 and 1998 and for the nine months ended September 30, 1999 and 1998 and (2) the pro forma data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and the fiscal years ended December 31, 1998, 1997 and 1996, we derived the information from historical consolidated financial statements of PLM. PLM's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by KPMG LLP, independent auditors, and are included in PLM's annual report on Form 10-K for the year ended December 31, 1998, which is included with the materials mailed with this proxy statement. AFG's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by KPMG LLP, independent auditors, and appear elsewhere in this proxy statement. The unaudited consolidated financial statements of AFG as of September 30, 1999 and 1998 and for each of the nine-month periods ended September 30, 1999 and 1998 also appear elsewhere in this proxy statement. The selected financial data as of September 30, 1999 and 1998 and for the nine months ended September 30, 1999 and 1998 have been derived from the unaudited interim consolidated financial statements of PLM, which are included in PLM's quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999, which is included with the materials mailed with this proxy statement. The selected pro forma data are derived from the unaudited pro forma consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement.

         The selected financial data as of September 30, 1999 and 1998 and for the nine months ended September 30, 1999 and 1998 reflect, in the opinion of PLM management, all adjustments, consist of only normal, recurring adjustments necessary for a fair presentation of such data and have been prepared in accordance with the accounting principles followed in the presentation of our audited financial statements for the year ended December 31, 1998. Operating results for the nine months are not necessarily indicative of the results to be expected for the full fiscal year.

         The selected financial data should be read in conjunction with the unaudited pro forma consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement and with the consolidated financial statements of PLM and accompanying notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in PLM's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999, which are included with the materials mailed with this proxy statement.


                      SELECTED CONSOLIDATED HISTORICAL
                               FINANCIAL DATA


                                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                      --------------------------------------------------------------     -----------------------
                                                                HISTORICAL                                      HISTORICAL
                                      --------------------------------------------------------------     -----------------------

                                     1998         1997          1996           1995           1994          1999          1998
                                     ----         ----          ----           ----           ----          ----          ----

                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INCOME STATEMENT DATA:
Total revenues.................     $57,078      $49,665       $51,545         $60,073     $53,715          $45,156      $42,775
Operations support.............      17,571       16,633        21,595          26,001      23,510           14,018       12,917
General and administrative.....       7,086        9,472         7,956          10,539      10,366            4,851        6,174
Depreciation and amortization..      11,833        8,447        11,318           8,616      12,135           11,383        8,891
Commissions....................          --           --            --           1,416       5,192               --           --
                               ------------  ----------- -------------  -------------- -----------     ------------ ------------
Operating income...............      20,588       15,113        10,676          13,501       2,512           14,904       14,793
Interest expense...............     (14,608)      (9,891)       (7,341)         (7,110)     (9,777)         (11,249)     (10,663)
Interest income................       1,446        1,635         1,228           1,973       3,744              680        1,212
Other income (expense).........         473         (342)         (670)           (496)     (2,058)            (398)         478
Provision for (benefit from)
  income tax...................       3,042        1,848          (202)          1,820      (4,068)           1,543        2,274
                               ------------  ----------- --------------  -------------  -----------     -----------  -----------
Income (loss) from continuing
  operations...................       4,857        4,667         4,095           6,048      (1,511)           2,394        3,546
Cumulative effect of
  accounting change............          --           --            --              --      (5,130)            (236)          --
                               ------------  ----------- -------------  -------------- -----------     ------------ ------------
Net income (loss)..............      $4,857       $4,667        $4,095          $6,048    $ (6,641)          $2,158       $3,546
                               ============  =========== =============  ============== ============     ============ ============
Basic earnings (loss)
  weighted-average per share...       $0.58        $0.51         $0.41           $0.52     $(0.74)            $0.27        $0.42
Diluted earnings (loss)
  weighted-average per share...       $0.57        $0.50         $0.40           $0.51     $(0.74)            $0.26        $0.41
Net income (loss) to common
  stock........................      $4,857       $4,667        $4,095          $6,048    $(9,071)           $2,158       $3,546





                      SELECTED CONSOLIDATED PRO FORMA
                               FINANCIAL DATA


                                                                                                  NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                ---------------------------------------------   -------------------------
                                                              PRO FORMA (1)                         PRO FORMA (1)
                                                ---------------------------------------------   -------------------------

                                                   1998           1997            1996             1999          1998
                                                   ----           ----            ----             ----          ----
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues..........................          $30,120         $31,169        $39,751          $25,480        $22,433
Operations support......................           12,920          11,967         17,511            9,943          9,505
General and administrative..............            7,086           9,472          7,956            4,851          6,174
Depreciation and amortization...........            4,868           4,489          6,705            5,651          3,461
                                         ---------------- --------------- --------------    -------------  -------------
Operating income........................            5,246           5,241          7,579            5,035          3,293
Interest expense........................           (4,038)         (4,572)        (4,652)          (3,907)        (2,989)
Interest income.........................              941           1,311          1,052              252            838
Other income (expense)..................              473            (342)          (650)             577            478
Provision for (benefit from)
  income tax............................            1,063              (5)          (417)             784            705
                                         ---------------- --------------- --------------    -------------  -------------
Income from continuing
  operations............................           $1,559          $1,643         $3,746           $1,173           $915
                                         ================ =============== ==============    =============  =============
Basic earnings
  weighted-average per share............            $0.19           $0.18          $0.37            $0.14          $0.11
Diluted earning
  weighted-average per share............            $0.19           $0.18          $0.37            $0.14          $0.11
Net income to common stock..............           $1,559          $1,643         $3,746           $1,173           $915



----------------------

(1) Gives effect to the proposed transaction for the sale of AFG assuming the transaction occurred on January 1, 1996. See "Unaudited Pro Forma Consolidated Financial Information."



               SELECTED CONSOLIDATED PRO FORMA AND HISTORICAL
                               FINANCIAL DATA

                                                     AS OF DECEMBER 31,                               AS OF SEPTEMBER 30,
                                  ----------------------------------------------------------    ------------------------------
                                                                                                                          PRO
                                                          HISTORICAL                                 HISTORICAL          FORMA
                                                                                                                           (1)
                                  ----------------------------------------------------------    --------------------     -----

                                            1998      1997      1996       1995      1994         1999       1998        1999
                                            ----      ----      ----       ----      ----         ----       ----        ----
                                                                             (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA:
Cash and cash equivalents............      $8,786    $5,224     $7,638   $13,764   $16,131       $2,675     $6,377     $30,859
Receivables..........................       7,282     4,969      5,286     4,931     5,747        8,499      5,939       7,162
Receivables from affiliates..........       2,944     5,007      6,019     8,690     7,001        3,213      2,700       3,213
Investment in direct finance              145,088   119,613     69,994        --         -      120,548    173,387       1,707
  leases, net........................
Loan receivable......................      23,493     5,861      5,718        --         -       23,445     22,009          --
Assets held for sale.................          --         -      6,222       719    17,644        8,004         --       8,004
Equity interest in affiliates........      22,588    26,442     30,407    27,566    18,374       19,743     23,323      19,743
Transportation equipment held for
   operating leases, net.............      64,217    41,723     38,424    47,840    64,092       97,678     48,318      78,040
Restricted cash and
   cash equivalents..................      10,349    18,278     17,828    10,621     1,409       10,018     10,095       1,545
Other, net...........................       7,322     9,166     11,213    12,082     9,974        5,773      6,965       3,750
                                      ----------- --------- ---------- --------- ---------   ---------- ----------   ---------
Total assets.........................    $292,069  $236,283   $198,749  $126,213  $140,372     $299,596   $299,113    $154,023
                                      =========== ========= ========== ========= =========   ========== ==========   =========
Short-term secured debt..............     $34,420   $23,040    $30,966 $       -    $6,404      $27,700    $44,500      $7,600
Long-term recourse debt..............      56,047    44,844     43,618    47,853    60,119       73,273     41,254      73,273
Long-term nonrecourse debt...........     111,222    81,302     45,392        --        --      110,679    124,097          --
Payables and other liabilities.......      21,768    25,366     16,757    13,884    11,589       13,907     21,825      10,457
Deferred income taxes................      18,415    14,860     15,334    15,493    16,165       23,042     17,527      12,147
Minority interest....................          --       323        362       363       400           --         --          --
Stockholders' equity.................      50,197    46,548     46,320    48,620    45,695       50,995     49,910      50,546
Total liabilities, minority interest  ----------- --------- ---------- --------- ---------   ---------- ----------   ---------
  and stockholders' equity...........    $292,069  $236,283   $198,749  $126,213  $140,372     $299,596   $299,113    $154,023
                                      =========== ========= ========== ========= =========   ========== ==========   =========

(1) Gives effect to the proposed transaction for the sale of AFG assuming the transaction occurred on September 30, 1999.


                                INTRODUCTION

      This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $.01 par value, of PLM International, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of PLM for use at the special meeting of the stockholders of PLM to be held on February 25, 2000, at the World Trade Club located at the World Trade Center, Suite 300, The Embarcadero at the foot of Market Street, San Francisco, California, at 9:30 a.m., local time.


                                THE COMPANY

      PLM is a Delaware corporation formed in 1987. PLM is a diversified equipment leasing company that owns and manages transportation, industrial and commercial equipment, both domestically and internationally. Through May 1996, PLM also syndicated investment programs organized to invest primarily in transportation and related equipment. PLM continues to manage these syndicated investment programs. PLM operates and manages transportation, industrial and commercial equipment and related assets with a combined original cost of approximately $1.2 billion for its own account and for various investment programs and third-party investors.

      At September 30, 1999, PLM and its subsidiaries, including AFG, employed 156 persons.

      PLM's Board of Directors has retained an investment banking firm to investigate various strategic alternatives for maximizing stockholder value on a near-term basis (taking into account tax and financial market considerations), including the possible sale of all of PLM, either as a whole or in separate parts. It should be emphasized that the proposed sale of AFG is not conditioned on this process, which is in a preliminary stage, and that it is possible that no transaction involving other parts of PLM will occur. As to the possible sale of all of PLM, further stockholder action (in the form of another stockholder vote or a tender of shares, or perhaps both) will probably be required to complete such a transaction.


                            THE SPECIAL MEETING

DATE, TIME AND PLACE

      The special meeting is scheduled to be held at the World Trade Club located at the World Trade Center, Suite 300, The Embarcadero at the foot of Market Street, San Francisco, California, on February 25, 2000, beginning at 9:30 a.m., local time.

MATTERS TO BE CONSIDERED

      At the special meeting, PLM stockholders will be asked to consider and vote upon a proposal to authorize the sale to Guaranty Federal Bank, F.S.B., a federally chartered savings bank whose address is 1300 South Mopac Expressway, Austin, Texas 78746, of all of the issued and outstanding shares of American Finance Group, Inc., a Delaware corporation and a wholly-owned subsidiary of PLM, pursuant to the terms and conditions of the Stock Sale Agreement, dated as of October 26, 1999 and amended as of January 24, 2000, by and between PLM and Guaranty. See "The Proposed Sale" beginning on page 11 and "Terms of the Stock Sale Agreement" beginning on page 20. PLM's Board of Directors knows of no matter that will be presented for consideration at the special meeting other than the matter described in this proxy statement. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

      PLM's Board of Directors has fixed the close of business on December 29, 1999 as the record date for the determination of the holders of PLM's common stock entitled to notice of and to vote at the special meeting.

      Only holders of record of PLM common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 7,744,798 shares of PLM common stock outstanding and entitled to vote at the special meeting, held by approximately 3,068 stockholders of record, with each share entitled to one vote.

QUORUM; VOTE REQUIRED

      The presence, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum.

      PLM has been advised by counsel that the proposed sale may constitute a sale of "substantially all" of the assets of PLM under the Delaware General Corporation Law although existing legal precedent does not provide a definitive conclusion on this point. Under Section 271 of the Delaware General Corporation Law, a sale of substantially all of a company's assets requires for authorization the affirmative vote of the holders of a majority of the shares of outstanding stock entitled to vote. Since the issue of whether the proposed sale constitutes a sale of "substantially all" of PLM's assets is not entirely clear, PLM has determined to submit the proposed sale to stockholders to avoid any uncertainty. Accordingly, the proposed sale will not be completed unless it receives the affirmative vote of a majority of the shares of PLM common stock entitled to vote at the special meeting.

VOTING AND REVOCATION OF PROXIES

      Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of PLM common stock represented by properly executed proxies received by PLM and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxy cards. If instructions are not given, proxies will be voted FOR authorization of the proposed sale. However, brokers do not have discretionary authority to vote shares held in street name. Therefore, the failure of beneficial owners of shares held in street name to give voting instructions to brokers will result in broker non-votes. Broker non-votes, abstentions and the failure to vote will have the same affect as votes cast against authorization of the proposed sale.

      If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy and acting under the proxy will have discretion to vote on such matters in accordance with their best judgment. As PLM's by-laws require advance notice of any business to be properly transacted at a meeting of stockholders, PLM's Board of Directors does not expect any other matters to be presented at the special meeting, and the persons named in the enclosed form of proxy will not use their discretionary authority to present any material matters not discussed in this proxy statement. In addition, PLM does not expect any changes to the terms of the proposed sale described in this proxy statement, and the persons named in the enclosed form of proxy will not use their discretionary authority to approve any changes to the proposed sale that are materially different than the terms of the proposed sale described in this proxy statement without giving stockholders an opportunity to change their vote.

      Any proxy card signed and returned by a stockholder may be revoked at any time before it is voted either by delivering to the Secretary of PLM, at the address of PLM set forth in this proxy statement, written notice of such revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

PROXY SOLICITATION

      PLM will bear the costs of solicitation of proxies for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of PLM may solicit proxies from stockholders by telephone, telegram, personal interview or otherwise. PLM directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with their solicitation of proxies. In addition to solicitation by directors, officers and regular employees of PLM, PLM has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the special meeting. The fee for such services is not expected to exceed $10,500, which will be borne by PLM. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of PLM common stock held of record by them, and such custodians will be reimbursed by PLM for their reasonable expenses.


                             THE PROPOSED SALE

GENERAL

      Pursuant to the terms of the Stock Sale Agreement, PLM proposes to sell to Guaranty all of the issued and outstanding capital stock of AFG. The purchase price for AFG is $29 million, subject to adjustment for changes in the AFG consolidated stockholders' equity account from June 30, 1999 to the date of the completion of the sale. The adjustment is without limit and provides for additional consideration to PLM to the extent the stockholders' equity account increases from the June 30, 1999 balance or reimbursement to Guaranty to the extent the stockholders' equity account decreases from the June 30, 1999 balance. Had the sale been completed as of December 31, 1999, PLM would have received an aggregate of approximately $33.9 million for AFG, after transaction costs and after giving effect to the adjustment described above, which includes reimbursement for an approximately $5.5 million deferred tax liability transferred by AFG to PLM in connection with the transaction. At Guaranty's option, at the completion of the proposed sale, PLM and AFG will enter into a Transition Services Agreement. Under this agreement, PLM will continue to provide various accounting and related services to AFG for a limited period of time.

DESCRIPTION OF AFG'S BUSINESS

      AFG is a commercial finance company engaged in the leasing and secured financing of a variety of equipment for investment-grade "Fortune 1000" companies and creditworthy middle-market companies. AFG's principal businesses include:

     o the direct origination through its sales force of equipment leases and secured loans, hybrid leases and other specialized financings,

     o the management and servicing of equipment leases and structured finance products retained by AFG or sold to institutional leasing investment programs,

     o the sale and acquisition of equipment leases and structured finance products to and from third parties, and

     o    the sale and re-marketing of equipment as it comes off lease.

      AFG's sales force markets its equipment leases and structured finance products nationally through sales offices located in the Boston, Houston, Chicago, Charlotte and Minneapolis/St. Paul metropolitan areas. Since entering its current line of business in January 1996, AFG has originated over $500 million of equipment leases and structured finance products covering over 62,000 items of equipment.

      On a combined basis, AFG and its subsidiaries had revenues of $27.0 million and operating income of $14.4 million for 1998 and revenues of $19.5 million and operating income of $9.1 million for the nine months ended September 30, 1999. AFG's operating results for 1999 reflect a charge of approximately $1 million attributable to the expenses of an abandoned public offering of common stock of AFG. AFG and its subsidiaries constituted about 68% of PLM's total assets as of December 31, 1998 and about 61% of PLM's total assets as of June 30, 1999. Historical financial information for AFG and its subsidiaries is set forth under the heading "Commercial and Industrial Equipment Leasing and Financing" in the discussion of PLM's operating segments included as Note 18 in PLM's consolidated financial statements as of December 31, 1998 and 1997, which are included in PLM's annual report on Form 10-K for the year ended December 31, 1998, which is included with the materials mailed with this proxy statement.

BACKGROUND OF THE PROPOSED SALE

      PLM on an on-going basis considers various alternatives to maximize stockholder value. As part of this process, in December 1997 PLM began to look at the feasibility of an initial public offering for all or some of the common stock of AFG. PLM believed that its stock price was undervalued in the public market, and that a public offering of its largest subsidiary would be an attractive method of demonstrating PLM's value to the market. Additionally, PLM believed that the strength of the initial public offering market combined with the strength of AFG's performance made the timing of the proposed offering appropriate.

      In February 1998, PLM engaged Legg Mason Wood Walker, Incorporated as lead underwriter in connection with a proposed registered public offering of common stock of AFG. In May 1998, AFG filed a Registration Statement on Form S-1 with the SEC for an initial public offering of 2,150,000 shares of AFG's common stock (plus additional shares for over allotments, if any). The shares were to be offered by both PLM and AFG, and PLM was to retain a majority stake in AFG.

      During the time AFG was preparing a response to the SEC's June 1998 comment letter on the registration statement and drafting a related amendment to the registration statement, the market for initial public offerings started to take a significant downturn. In October 1998, PLM determined to have AFG file the amendment to the registration statement but to delay the initial public offering on account of continued stock market volatility. At this time, PLM also began to look at alternatives to the initial public offering, including a sale of AFG.

      In December 1998, PLM engaged Legg Mason to identify strategic alternatives to maximize PLM's value in AFG, including the sale of AFG, and to advise PLM concerning those alternatives. PLM also determined not to withdraw the registration statement on file with the SEC, pending the results of Legg Mason's review. In March 1999, after determining, in part based on Legg Mason's advice, that it was in the best interests of PLM and its stockholders to sell AFG rather than proceed with the stock offering, AFG withdrew the registration statement.

      As part of its engagement to sell AFG privately, Legg Mason prepared for distribution to interested parties a confidential offering memorandum describing the business and assets of AFG. Legg Mason initially identified and contacted 70 potential purchasers of AFG, its subsidiaries or any of their assets. Of the parties contacted, 47 requested a confidentiality agreement and 38 signed and returned a confidentiality agreement and were sent copies of the offering memorandum in turn.

      In April 1999, PLM received indications of interest, both written and oral, from several parties, some interested in purchasing the stock of AFG and others interested in purchasing some of the assets of AFG only. Following preliminary negotiations with two bidders who were interested in purchasing the stock of AFG regarding specific terms of their bids, a bidder was awarded the transaction, subject to negotiation and execution of a final and binding agreement.

      During the first two weeks of June 1999, PLM and the winning bidder negotiated the terms and conditions of a Stock Purchase Agreement. The winning bidder agreed to pay $33,500,000 in cash for the stock of AFG, subject to a final adjustment to take into account cash transactions between PLM and AFG during the period between signing the agreement and closing the transaction. The final agreement was scheduled to be submitted to both boards of directors for approval and, if approved, to be signed in mid-June 1999 and to close as soon as possible thereafter provided that all required consents were received and conditions to close were satisfied before December 31, 1999. The winning bidder's board of directors, however, failed to approve the final agreement and withdrew from the transaction stating that the winning bidder had agreed to accept an offer to be acquired by another party and was accordingly unwilling to proceed.

      At the direction of PLM's Board of Directors, in June 1999 Legg Mason revised and updated the confidential offering memorandum. The revised and updated confidential offering memorandum includes the financial computations that are attached as Annex C to this proxy statement. These financial computations, which were prepared by PLM, are hypothetical and make assumptions about cost of capital, tax efficiencies and results of operations that PLM management believes are not achievable so long as AFG is owned by PLM. Accordingly, these financial computations are not projections of the future performance of AFG if it remains a subsidiary of PLM but rather are a computation of the results that might be achieved if AFG's cost of capital were lower than what PLM can provide and if the ability of a buyer to utilize the tax benefits generated by AFG are significantly greater than PLM's ability.

      Legg Mason subsequently identified 29 parties interested in purchasing the stock of AFG or the assets of AFG, including some of the parties that had expressed interest during the first bidding process. By August 1999, 11 of the newly identified parties had received confidentiality agreements, 9 of which were signed and returned to Legg Mason. A total of 12 copies of the revised and updated confidential offering memorandum were distributed, in response to which Legg Mason received three indications of interest, including a bid from Guaranty to purchase AFG for $29,000,000. One of the other indications of interest included a bid at a lower amount from a party that subsequently indicated that it was unwilling and unable to increase its bid. This party's bid was rejected by PLM as being inadequate prior to PLM's receipt of any other bid. Following receipt of Guaranty's bid, Legg Mason did not convey the terms of Guaranty's bid to any other party or offer any other party an opportunity to make a competing bid since there were no other active bidders at that time.

      After consultation with Legg Mason and additional negotiations regarding the terms of Guaranty's bid, Guaranty was advised that PLM would sell AFG to Guaranty for $29,000,000 in cash, subject to negotiation and execution of a final and binding agreement. Over the course of an approximately one-month period, PLM and Guaranty negotiated the terms and conditions of the Stock Sale Agreement, including terms relating to repayment of AFG's outstanding indebtedness, a post-closing price adjustment, representations and warranties by PLM and Guaranty, indemnification for breaches of the agreement and related indemnification threshold and cap amounts, and Guaranty's Board of Directors approved a near-final form of the Stock Sale Agreement near the end of that period on October 18, 1999. Based on the terms and conditions of the near-final form of the agreement, Legg Mason provided PLM's Board of Directors with its opinion that the transaction was fair, from a financial point of view, to PLM and its stockholders. Relying in part on the opinion of Legg Mason, PLM's Board of Directors unanimously approved the proposed sale on October 19, 1999 and directed the officers of PLM to conclude the negotiation of, and execute, a definitive version of the Stock Sale Agreement. The definitive agreement was signed by each of PLM and Guaranty as of October 26, 1999, and PLM publicly announced the agreement to sell AFG by a press release dated the same date.

REASONS FOR THE PROPOSED SALE

      In reaching its decision to recommend and approve the Stock Sale Agreement, PLM's Board of Directors consulted with its advisors and considered the material factors described below. Based upon its review of such factors, PLM's Board of Directors approved the Stock Sale Agreement.

      PLM's Board of Directors considered the following factors in deciding to approve the Stock Sale Agreement and the transactions contemplated by the agreement:

     o PLM's determination that it could not effectively grow AFG's business because of disadvantages it faces, when compared to competitors, in its cost of capital and its ability to take full advantage of the tax benefits available to the owner of such a business;

     o The consideration to be paid by Guaranty to PLM consists entirely of cash;

     o The consideration to be paid by Guaranty is superior to all other offers received, excluding the previously withdrawn offer to pay $33,500,000 in cash for the stock of AFG;

     o The Stock Sale Agreement does not contain a financing condition for Guaranty and, accordingly, PLM is not taking the risk that Guaranty will be unable to obtain financing for the proposed sale;

     o The other terms of the Stock Sale Agreement, which is the product of extensive, arm's-length negotiations;

     o Its determination that the consideration to be received for AFG is fair, a determination based on its assessment of the business and financial results of AFG as well as the opinion of Legg Mason Wood Walker, Incorporated, PLM's financial advisor, that the consideration to be received by PLM in the proposed sale is fair to PLM and its stockholders from a financial point of view; and

     o The risk and uncertainty arising from the fact that the sale of AFG will reduce significantly PLM's revenues and income from operations and the related fact that PLM's results of operations will depend in part on the internal rate of return generated by the net proceeds from the proposed sale and on the income produced by PLM's remaining businesses.

      No other factors considered by PLM's Board of Directors were considered material to its decision to approve the Stock Sale Agreement and the transactions contemplated by the agreement. PLM's Board of Directors did not find it practical to and did not quantify or attempt to attach relative weight to any of the specific factors considered by it. PLM's Board of Directors, however, did find that the positive factors listed above outweighed the potential risks of the proposed sale and found the opportunity to generate increased stockholder value through completion of the proposed sale compelling.

      Notwithstanding expectations of PLM's senior management regarding the benefits to be realized from the proposed sale, no assurance can be given that PLM will be able to realize such benefits.

RECOMMENDATION OF PLM'S BOARD OF DIRECTORS

      At a special meeting held on October 19, 1999 to consider the Stock Sale Agreement, PLM's Board of Directors unanimously approved the proposed sale as being in the best interests of PLM and its stockholders. FOR THE REASONS DISCUSSED ABOVE, PLM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLM STOCKHOLDERS VOTE "FOR" THE PROPOSED SALE.

OPINION OF FINANCIAL ADVISOR

      Pursuant to an engagement letter dated December 3, 1998, PLM engaged Legg Mason to act as its exclusive financial advisor and render a fairness opinion to PLM's Board of Directors with respect to the potential sale of AFG. Legg Mason, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. PLM retained Legg Mason to act as its advisor based on Legg Mason's general qualifications, reputation, experience and expertise and on the familiarity Legg Mason had acquired of AFG in acting as financial advisor and lead underwriter in connection with the proposed initial public offering of AFG's common stock. See "-- Background of the Proposed Sale" beginning on page 12.

      On October 19, 1999, Legg Mason delivered to PLM's Board of Directors its oral opinion, which was subsequently confirmed by written opinion, dated October 21, 1999 (collectively, the "Opinion"), to the effect that, as of the date of the Opinion and based on and subject to the assumptions, factors and limitations set forth in the Opinion and described below, the consideration proposed to be received by PLM pursuant to the Stock Sale Agreement was fair, from a financial point of view, to PLM and its stockholders. A copy of the Opinion is attached to this proxy statement as Annex B and is incorporated by reference in this summary.

      While Legg Mason rendered its Opinion to PLM's Board of Directors, Legg Mason was not requested to and did not make any recommendation to PLM's Board of Directors as to the specific form or amount of the consideration to be received by PLM in the proposed sale. The Opinion, which was delivered for use and considered by PLM's Board of Directors, is directed only to the fairness to PLM and its stockholders, from a financial point of view, of the proposed consideration to be received by PLM in connection with the proposed sale. It does not constitute a recommendation of the proposed sale over any other alternative transaction which may be available to PLM and does not address the underlying business decision of PLM's Board of the Directors to proceed with or effect the sale. In addition, it does not constitute a recommendation to any stockholder of PLM as to how such stockholder should vote at the stockholders' meeting to be held in connection with the proposed sale. Legg Mason does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated under that section.

      The summary of the Opinion set forth below is qualified in its entirety by reference to the full text of the Opinion, dated October 21, 1999 and attached to this proxy statement as Annex B. PLM stockholders are urged to read the Opinion in its entirety for a complete description of the assumptions made, matters considered and limits of the review undertaken.

      In arriving at the Opinion, among other things, Legg Mason:

     o reviewed a draft of the Stock Sale Agreement, dated October 15, 1999, and various related documents;

     o reviewed AFG's audited financial statements for the years ended December 31, 1996 through December 31, 1998;

     o reviewed the unaudited financial statements of AFG for the nine months ended September 30, 1999;

     o reviewed the financial projections of AFG prepared by the management of AFG;

     o    reviewed selected publicly available information concerning AFG;

     o reviewed and analyzed selected publicly available financial data for various companies deemed comparable to AFG;

     o reviewed and analyzed selected publicly available information for transactions deemed comparable to the proposed sale;

     o performed a discounted cash flow analysis of AFG using various assumptions of future performance provided by and discussed with the management of AFG;

     o at the request of PLM's Board of Directors, approached and spoke with third parties to solicit indications of interest in the possible acquisition of AFG; and

     o performed such other analyses and reviewed such other information as it deemed appropriate.

      In addition, Legg Mason spoke with members of management of AFG and PLM concerning AFG's financial condition, current operating results and business outlook.

      For purposes of the Opinion, Legg Mason relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Legg Mason relied upon the assurances of the management of PLM and AFG that the information provided by PLM and AFG had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Legg Mason incomplete or misleading. Legg Mason relied, without independent verification, on the assessments by the management of PLM and AFG. In arriving at the Opinion, Legg Mason did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of AFG and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by PLM or AFG on the scope of Legg Mason's investigation or the procedures to be followed in rendering its Opinion. The Opinion is based upon information available to Legg Mason and the facts and circumstances as they existed and were subject to evaluation on the date of the Opinion. Events occurring after such date could materially affect the assumptions used in preparing the Opinion.

      Legg Mason performed various financial and comparative analyses, including those summarized below, which it discussed with PLM's Board of Directors on October 19, 1999. The discussion below summarizes the material analyses performed by Legg Mason, all of which were reviewed with PLM's Board of Directors in connection with rendering the Opinion.

      Summary of Proposal. In the preparation of the Opinion, Legg Mason assumed, based on information provided by PLM, that the total adjusted purchase price would equal $36.3 million, representing the base purchase price of $29.0 million and various adjustments under the Stock Sale Agreement. In addition, Legg Mason assumed, based on information provided by PLM, that PLM would retain approximately $7.5 million of AFG's deferred tax liabilities. Based on the adjusted purchase price less the assumed retained liabilities, Legg Mason calculated the price to book value, price to last twelve months earnings and price to projected 1999 earnings multiples. This analysis yielded a price to book value multiple of 0.9x, a price to last twelve months earnings multiple of 15.9x (based on pro forma net income excluding specific one-time charges) and a price to projected 1999 earnings multiples of 15.6x (based on estimates of AFG's senior management and excluding specific one-time charges).

      Comparable Merger and Acquisition Analysis. Legg Mason reviewed selected transactions that were completed or proposed from January 1, 1998 to the present involving 100% acquired companies operating in the equipment leasing sector deemed comparable to AFG. This analysis was based on publicly available information obtained from Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded five transactions deemed comparable and for which valuation data was available. Based on its analysis of the comparable transactions, Legg Mason derived the median, mean and ranges of various financial performance and valuation multiples for the comparable transaction group, as such information was available, and compared such multiples to AFG's comparable multiples. Based on its review, for four of the target companies in comparable transactions, Legg Mason derived median and mean latest twelve months return on ending assets of 1.6% and 1.4%, and a range of 0.4% to 2.0% (compared to 1.1% for AFG); and, median and mean latest twelve months return on ending equity of 8.2% and 9.8%, and a range of 3.4% to 19.3% (compared to 7.2% for AFG). Legg Mason also derived the comparable transaction group's median and mean equity value to latest twelve month net income multiples of 14.2x and 20.1x, and range of 8.5x to 37.8x (compared to a multiple of 15.9x for AFG). Legg Mason also derived for four of the comparable transactions the median and mean equity value to book value multiples of 1.5x and 1.6x, and range of 0.9x to 2.3x (compared to a multiple of 0.9x for AFG). This analysis indicated an imputed range for all of AFG's equity of $15.4 million to $74.4 million, based on the high and low imputed range of the foregoing analysis.

      Comparable Public Company Analysis. Legg Mason reviewed information relating to seven publicly traded companies involved in equipment leasing. Share pricing for publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Legg Mason derived for the comparable public companies median and mean latest twelve months net margins of 6.5% and 7.4%, and a range of 0.2% to 16.5% (compared to 6.9% for AFG); median and mean latest twelve months return on average assets of 1.6% and 2.4%, and a range of 0.2% to 5.8% (compared to 0.9% for AFG); median and mean latest twelve months return on average equity of 8.7% and 9.5%, and a range of 1.4% to 17.4% (compared to 7.2% for AFG); and median and mean total debt to equity ratios of 4.0x and 4.1x, and a range of 1.6x to 7.6x (compared to 5.2x for AFG). Legg Mason also derived for the comparable public companies median and mean price to latest twelve month earnings multiples of 9.0x and 12.6x, and a range of 3.6x to 42.9x (compared to a multiple of 15.9x for AFG); and, median and mean equity value to book value multiples of 0.6x and 0.8x, and a range of 0.2x to 2.0x (compared to a 0.9x multiple for AFG). Legg Mason also derived for four of the comparable public companies median and mean price to projected fiscal year 1999 earnings (as reported by the Institutional Brokers Estimate System) multiples of 7.2x and 7.2x, and a range of 5.7x to 8.5x (compared to a multiple of 15.6x for AFG). This analysis indicated an imputed range for all of AFG's equity of $6.5 million to $77.8 million, based on the high and low imputed range of the foregoing analysis.

      Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Legg Mason calculated a range of theoretical values for all of AFG's capital stock based on the net present value of the future streams of after tax cash flows that AFG could produce on a stand-alone basis from 2000 through 2003 and distribute to stockholders ("dividendable net income"). In this analysis, Legg Mason assumed that AFG performed in accordance with the earnings forecasts provided to Legg Mason by AFG's senior management, and that AFG's common equity to total assets ratio would be maintained at a minimum 13.0% level. Legg Mason estimated the terminal values for AFG's equity value from 7 to 16 times AFG's 2003 estimated dividendable net income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 20%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of AFG. This discounted cash flow analysis indicated an aggregate net present value for all of AFG's equity of $15.0 million to $30.7 million. As indicated above, this analysis was based on AFG's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Legg Mason noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      In reaching its conclusions as to the fairness to PLM and its stockholders of the consideration to be received by PLM in the proposed sale and in its discussion with PLM's Board of Directors, Legg Mason did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Opinion. The analyses of Legg Mason are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to AFG or the proposed sale. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

      AFG paid Legg Mason a total of $100,000 in connection with the proposed initial public offering of AFG's common stock to reimburse Legg Mason for out-of-pocket expenses incurred in connection with the proposed initial public offering. For acting as financial advisor to PLM in connection with the proposed sale, PLM has agreed to pay Legg Mason fees as follows:

     o    a retainer fee of $50,000, which was paid on December 4, 1998;

     o a fairness opinion fee of $75,000, payable upon Legg Mason rendering the Opinion; and

     o 1.5% of the aggregate total transaction consideration, which is contingent upon and due upon consummation of the proposed sale.

      PLM also has agreed to pay the out-of-pocket expenses of Legg Mason incurred in acting as its exclusive financial advisor, not to exceed $25,000 without PLM's consent. Additionally, PLM has agreed to indemnify Legg Mason and various related persons, whether or not the proposed sale is completed, against specific liabilities relating to or arising out of its engagement, including liabilities arising under the securities laws. Legg Mason will not receive any fees other than the retainer fee of $50,000 and the fairness opinion fee of $75,000 if the proposed sale is not completed.

USE OF PROCEEDS

      PLM estimates that it will receive net after-tax proceeds of approximately $28.5 million upon completion of the proposed sale. PLM plans to invest these proceeds in short-term money market accounts while its Board of Directors evaluates various strategic alternatives. Depending on tax and financial considerations and the progress we may make in implementing our plans to maximize stockholder value, we may decide to use some or all of the proceeds from the sale of AFG to fund a self-tender for PLM's stock.

ACCOUNTING TREATMENT FOR THE PROPOSED SALE

      After the sale, AFG and its continuing subsidiaries will be treated for accounting purposes as a discontinued operation of PLM. This means that financial statements for all prior periods will be restated to show the operations of AFG and its continuing subsidiaries separately from PLM's continuing operations. PLM's loss on the sale will be measured by the difference between the amount paid by Guaranty and the net book value of the assets sold, reduced by transaction costs and applicable taxes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      If completed, the proposed sale of AFG by PLM will not result in any United States federal income tax consequences to you. The proposed sale, however, will be a taxable event to PLM for United States federal income tax purposes.

APPRAISAL RIGHTS

      PLM stockholders are not entitled to appraisal rights under the Delaware General Corporation Law with respect to the proposed sale or any other transactions contemplated by the Stock Sale Agreement.

REGULATORY FILINGS AND APPROVALS

      Pursuant to the Stock Sale Agreement, on December 28, 1999 the parties made the appropriate filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the transactions contemplated by the Stock Sale Agreement, and the consummation of the proposed sale is subject to the expiration or early termination of the waiting period prescribed under the Hart-Scott-Rodino Act. The parties request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act was granted effective January 11, 2000.

      Also, pursuant to the Stock Sale Agreement, Guaranty made the appropriate filings with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation on November 23, 1999 in connection with the transactions contemplated by the Stock Sale Agreement. On November 26, 1999, Guaranty received confirmation from the FDIC that its filing met the FDIC requirements and that nothing further was required from the FDIC. On December 13, 1999, Guaranty filed an amendment letter to its application with the OTS to confirm that AFG would dispose of all of the leases held by it where affiliates of Guaranty were lessees prior to the closing of the proposed sale and that Guaranty would not acquire those assets. Guaranty received correspondence from the OTS dated December 20, 1999 consenting to Guaranty's notice.

TRANSITION SERVICES AGREEMENT

      Pursuant to the Stock Sale Agreement, at Guaranty's option, at the completion of the proposed sale, PLM and AFG will enter into the Transition Services Agreement under which PLM will continue to provide various accounting and related services to AFG for a limited period of time.

                     TERMS OF THE STOCK SALE AGREEMENT

      The following discussion of the terms and conditions of the Stock Sale Agreement, while materially complete, is qualified in its entirety by reference to the provisions of the Stock Sale Agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this proxy statement. Terms not otherwise defined in this discussion have the respective meanings set forth in the Stock Sale Agreement.

PURCHASE PRICE

      The base purchase price for the stock of AFG is $29 million in cash subject to adjustment as described below. PLM will prepare a closing date balance sheet of AFG and its continuing subsidiaries and will deliver it to Guaranty within sixty calendar days after the closing date. Guaranty will have an opportunity to object to the closing date balance sheet, and the Stock Sale Agreement contains a dispute resolution procedure in the event Guaranty does so object. To object, Guaranty must give to PLM, within thirty days following receipt of the closing date balance sheet, a notice of disagreement specifying the nature and amount of any disagreement relating to the closing date balance sheet. During the thirty-day period following the timely delivery of a notice of disagreement, Guaranty and PLM must try to resolve by written agreement the differences they have relating to matters included in the notice. If they resolve these differences during the thirty-day period, PLM will deliver to Guaranty, within two business days after execution of the written agreement, a revised closing date balance sheet reflecting the terms of that agreement. If any differences remain unresolved after the thirty-day period, the parties will submit those differences for review and resolution to a nationally recognized accounting firm in the United States selected by them or, if they are unable to agree, selected jointly by their independent accountants. The accounting firm will deliver, as soon as practicable following its selection, a final determination with respect to the unresolved issues, which determination will be binding on the parties. Within two business days following delivery by the accounting firm of its final determination in writing to the parties, PLM will deliver to Guaranty a revised closing date balance sheet reflecting any written agreement by the parties and any final determination made by the accounting firm.

      The base purchase price will be (1) increased or decreased, as appropriate, by the net amount by which stockholders' equity as reflected in the closing date balance sheet differs from stockholders' equity as reflected in the consolidated balance sheet as of June 30, 1999 of AFG and its consolidated subsidiaries and (2) increased, in either case, by $150,000. The adjustment of the base purchase price will result in a final purchase price. If the base purchase price is more than the final purchase price, PLM will pay to Guaranty the amount of the difference in price together with interest on the difference. If the base purchase price is less than the final purchase price, Guaranty will pay to PLM the amount of the difference in price together with interest on the difference. Payment of the difference in price will be made within five business days after delivery of the final closing date balance sheet to Guaranty.

THE CLOSING

      The sale and transfer of the Shares by PLM to Guaranty will take place on the later of (1) January 14, 2000 and (2) five business days following the satisfaction and/or waiver of all the conditions to closing set forth in Article VI of the Stock Sale Agreement, unless another date or place is agreed to in writing by PLM and Guaranty.

REPRESENTATIONS AND WARRANTIES

      The Stock Sale Agreement contains various representations and warranties by PLM and Guaranty. These include representations and warranties by PLM as to (1) the organization, good standing, and capitalization of PLM, AFG and AFG's continuing subsidiaries, (2) proper corporate authority, no conflicts, no violations and requisite approvals,
(3) ownership and possession of the Shares, (4) conveyance of good title to the Shares, (5) accuracy of financial statements, books and records, (6) absence of undisclosed liabilities, (7) outstanding indebtedness, (8) absence of certain changes, (9) title to and condition of assets, (10) properties leased by AFG and its continuing subsidiaries, (11) Leases, (12) certain contracts and commitments, (13) customers and lenders, (14) bank accounts, (15) casualty losses, (16) material litigation, (17) environmental matters, (18) compliance with laws, (19) employee benefit plans, (20) tax matters, (21) intellectual property, (22) labor matters,
(23) brokers, finders and fees, (24) Year 2000 readiness, (25) insurance,
(26) employee compensation and (27) AFG's non-continuing subsidiaries.

      The Stock Sale Agreement also contains representations and warranties of Guaranty, including representations and warranties as to: (1) the organization and good standing of Guaranty, (2) proper corporate authority, no conflicts, no violations and requisite approvals, (3) acquisition of the Shares for investment, (4) availability of funds, (5) material litigation and (6) brokers, finders and fees.

      For a description of the survivability of the representations and warranties and related indemnification, see "-- Indemnification; Survival of Indemnification Obligations" beginning on page 24.

COVENANTS

      The Stock Sale Agreement also contains various covenants of PLM. During the period from the date of the Stock Sale Agreement to the closing date, PLM will cause AFG and its continuing subsidiaries to conduct their business and operations in the ordinary course consistent with past practice and use all reasonable efforts to preserve the business of AFG and to preserve the goodwill of customers, suppliers and others having business relations with AFG. PLM will also cause AFG to provide Guaranty access to information subject to the terms of the Confidentiality Agreement. Each of the parties agrees to use its best efforts to make all filings and obtain all licenses, consents and approvals of governmental authorities and other third parties necessary to complete the proposed sale. In addition, PLM will take, and will cause AFG to take, all action necessary to enable Guaranty to repay, simultaneously with the closing, then outstanding indebtedness to any Company Lender owed by AFG and its continuing subsidiaries. The Stock Sale Agreement also contains agreements with respect to tax matters. PLM also agrees to convene the special meeting of stockholders described in this proxy statement for the purpose of obtaining PLM stockholder authorization of the proposed sale.

NO SOLICITATION

      In the Stock Sale Agreement, PLM agrees that, for 90 days from the date of the agreement, it will not authorize or permit any officer, director, employee or agent of AFG to solicit, initiate or enter into any agreement with respect to any inquiries or proposals to acquire the Shares or a material portion of the assets of AFG or its continuing subsidiaries, whether by sale, merger, consolidation, reorganization, exchange or otherwise.

EMPLOYMENT AND EMPLOYEE BENEFIT PLANS

      Persons who are employees of AFG or its continuing subsidiaries immediately prior to the closing are referred to in the Stock Sale Agreement as "retained employees". Pursuant to the Stock Sale Agreement, Guaranty will cause AFG to provide these retained employees with the benefits of a retention bonus program, which is comprised of AFG's obligations under various agreements between it and some of its employees. These agreements provide for AFG to pay a retention bonus under specified circumstances and to pay or provide severance benefits under specified circumstances. From and after the consummation of the proposed sale, PLM will have no obligations under the retention bonus program except to the extent that it must indemnify Guaranty, Guaranty's affiliates, AFG and AFG's continuing subsidiaries against claims relating to the program with respect to any act or failure to act by PLM, AFG or AFG's continuing subsidiaries prior to the consummation of the sale.

      If any retained employee is discharged by AFG as of or after the closing, Guaranty will be responsible for any and all severance costs for that employee under those agreements, plans or arrangements listed in the disclosure schedule to the Stock Sale Agreement. Guaranty will be responsible and assume all liability for all notices or payments due to any retained employees or to any governmental entity pursuant to any law, statute, rule or regulation, including the Worker Adjustment and Retraining Notification Act, with respect to the employment, discharge or layoff of employees by AFG after the closing.

      From and after the closing, Guaranty will be responsible for any and all claims, losses, damages, costs and expenses and other liabilities and obligations relating to (1) compensation and plan benefits accrued by PLM but unpaid as of the closing and post-closing bonuses due to any retained employee, (2) liabilities assumed by Guaranty under, and failure to comply with, provisions of the Stock Sale Agreement with respect to employees and employee benefits and (3) claims of, or damages or penalties sought by, any retained employee or governmental entity arising from the employment, discharge, layoff or termination of any retained employee on or after the closing date. However, Guaranty will not have liability to the extent that such liability relates to facts and circumstances that should have been, but were not, disclosed to Guaranty pursuant to the Stock Sale Agreement.

      PLM will be responsible for any and all claims, losses, damages, costs and expenses and other liabilities and obligations relating to claims of, or damages or penalties sought by, any retained employee, former employee of PLM and its affiliates or governmental entity arising from the employment, discharge, layoff or termination of any such employee prior to the closing.

      If PLM's group insurance plans permit, at the request of Guaranty, PLM will continue to cover retained employees under such plans for 90 days after the closing. AFG will reimburse PLM for the premiums allocable to the retained employees.

CONDITIONS

      General Closing Conditions. The respective obligations of each party to effect the sale and transfer of the Shares are subject to the satisfaction or waiver at or prior to the closing date of various conditions, including the following: (1) the absence of any statute, rule or regulation enacted or promulgated by any governmental entity that would reasonably be expected to prohibit or invalidate the sale of the Shares or materially and adversely affect Guaranty's ownership of the Shares or operation of AFG or its continuing subsidiaries; (2) the absence of any action, suit or proceeding pending or threatened before any governmental entity that would reasonably be expected to prohibit or invalidate the sale of the Shares or materially and adversely affect Guaranty's ownership of the Shares or operation of AFG or its continuing subsidiaries; (3) the applicable waiting period under the Hart-Scott-Rodino Act having expired or been terminated and the requisite approval from the Office of Thrift Supervision having been obtained; (4) all material consents of any person necessary to effect the closing having been obtained; and (5) the authorization of the proposed sale by PLM's stockholders as contemplated by
Section 271 of the Delaware General Corporation Law.

      Guaranty's Closing Conditions. The obligation of Guaranty to effect the closing is further subject to the satisfaction or waiver on or prior to the closing date of the following conditions: (1) the absence of any injunction, order, suit, action or proceeding, pending or threatened, by any governmental entity or other person seeking to restrain or prohibit the proposed sale, obtain damages that are material or that would adversely affect the benefit of the proposed sale to Guaranty or materially limit Guaranty's exercise of its rights of ownership of the Shares; (2) the delivery by PLM prior to the closing date of a copy of a Payoff Letter from each Company Lender that (a) is acceptable to Guaranty and (b) has been duly executed by such Company Lender; (3) the representations and warranties of PLM in the Stock Sale Agreement that are qualified as to materiality being true and complete and any such representations and warranties that are not so qualified being true and complete in all material respects as of the date of the agreement and as of the closing date as if made on and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty will be true and complete, or true and complete in all material respects, as the case may be, as of such specified date); (4) PLM having performed and complied in all material respects with all agreements, covenants and conditions required by the Stock Sale Agreement to be performed or complied with by it on or prior to the closing date; (5) Guaranty having received a certificate of an authorized officer of PLM to the effect that the condition relating to the authorization of the proposed sale by the stockholders and the conditions in paragraphs (3) and (4) above have been satisfied and that there has been no material adverse change in the assets, properties, business or financial condition of AFG since June 30, 1999; (6) Guaranty having received a written opinion of counsel for PLM as to (a) the due incorporation of PLM, AFG and AFG's continuing subsidiaries, (b) the due authorization of the execution and delivery by PLM of the Stock Sale Agreement and the Transition Services Agreement and the consummation by PLM of the transactions contemplated by those agreements, (c) the valid and binding nature of the Stock Sale Agreement and the Transition Services Agreement, (d) the lack of conflict of the Stock Sale Agreement and the Transition Services Agreement with the Certificate of Incorporation or by-laws of either PLM or AFG, and (e) governmental approvals required for the authorization, execution, delivery or performance by PLM or AFG of the Stock Sale Agreement or the Transition Services Agreement; (7) if requested by Guaranty, the Transition Services Agreement having been executed and delivered; (8) the transfer of the Inland Leases in accordance with applicable law or receipt of written evidence from the Office of Thrift Supervision that such transfer is not required; (9) the receipt by AFG at the closing of written evidence satisfactory to Guaranty from each Company Lender that, upon payment of the amounts set forth in the Payoff Letters, the outstanding indebtedness to each Company Lender will have been fully repaid and that all encumbrances on the assets and properties of AFG and its continuing subsidiaries resulting from such indebtedness will be discharged and released; (10) Guaranty having received reasonably satisfactory evidence of the transfer of all of the outstanding capital stock of AFG's non-continuing subsidiaries and the entire limited partnership interest of AFG in Eireann II and Eireann III; (11) Guaranty having received reasonably satisfactory evidence of the assignment by AFG on or before the closing date of all agreements, contracts, understandings or arrangements relating to the Eireann Programs to which or by which AFG or any continuing subsidiary of AFG is a party or bound; (12) the transactions contemplated by the Stock Sale Agreement not having been abandoned; (13) the absence of any material adverse change in the assets, properties, business or condition of AFG and its continuing subsidiaries, taken as a whole, since June 30, 1999; (14) the receipt by Guaranty of all the documents with respect to AFG, AFG's continuing subsidiaries, the Shares and the transactions contemplated by the Stock Sale Agreement as reasonably required by Guaranty; and (15) AFG and its continuing subsidiaries not having entered into various transactions between the date of the Stock Sale Agreement and the closing date. With respect to the condition described in clause (8) above, AFG intends to dispose of the Inland Leases on commercially reasonable terms, although there can be no assurance that it will not recognize a loss upon such disposal.

      PLM's Closing Conditions. The obligation of PLM to effect the closing is further subject to satisfaction or waiver on or prior to the closing date of the following conditions: (1) the absence of any suit, action or proceeding, pending or threatened, seeking to restrain or prohibit the proposed sale or obtain material damages; (2) the representations and warranties of Guaranty in the Stock Sale Agreement that are qualified as to materiality being true and complete and any such representations and warranties that are not so qualified being true and complete in all material respects as of the date of the agreement and as of the closing date as if made on and as of the closing date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty will be true and complete, or true and complete in all material respects, as the case may be, as of such specified date); (3) the transactions contemplated by the Stock Sale Agreement not having been abandoned; and (4) PLM having received a written opinion of counsel for Guaranty as to (a) the due authorization of the execution and delivery by Guaranty of the Stock Sale Agreement and the Transition Services Agreement and the consummation by Guaranty of the transactions contemplated by those agreements, (b) the valid and binding nature of the Stock Sale Agreement and the Transition Services Agreement, (c) the lack of conflict of the Stock Sale Agreement and the Transition Services Agreement with the Articles of Incorporation or by-laws of Guaranty, and (d) governmental approvals required for the authorization, execution, delivery or performance by Guaranty of the Stock Sale Agreement or the Transition Services Agreement.

      PLM currently has no intention of waiving any of the foregoing conditions. In the unlikely event that the PLM Board of Directors were to determine to waive one or more of the conditions in such a way that could materially and adversely affect PLM, PLM would mail additional information to its stockholders concerning the potential consequences to PLM arising from the waiver of such conditions and the consummation of the proposed sale and would resolicit proxies from its stockholders with respect to the approval of the proposed sale.

ABANDONMENT

      The transactions contemplated by the Stock Sale Agreement may be abandoned at any time prior to the closing date: (1) by mutual written consent of PLM and Guaranty; (2) by PLM or Guaranty, if any governmental entity has issued an order, decree or ruling or taken other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Stock Sale Agreement and such order, decree, ruling or other action has become final and nonappealable; (3) by PLM or Guaranty if the closing has not occurred on or prior to March 15, 2000 and such party is not in material breach of the agreement at the time such party abandons the transactions contemplated by the agreement; (4) by Guaranty if, in its opinion, a supplement or amendment made by PLM after signing to correct the disclosure schedule materially and adversely affects the benefits to Guaranty under the Stock Sale Agreement; (5) by PLM in the event of any breach by Guaranty in any material respect of any of its representations, warranties, covenants or other agreements in the Stock Sale Agreement that would cause the failure of a closing condition and that has not been or cannot be cured within a specified period of time; or (6) by Guaranty in the event of any breach by PLM of any representation, warranty, covenant or other agreement in the Stock Sale Agreement that would cause the failure of a closing condition and that has not been or cannot be cured within a specified period of time.

      In the event of abandonment of the transactions contemplated by the agreement, there is no liability or obligation on the part of PLM or Guaranty, except for fraud or willful breach of the Stock Sale Agreement prior to abandonment and, except that the provisions regarding fees and expenses will survive abandonment.

INDEMNIFICATION; SURVIVAL OF INDEMNIFICATION OBLIGATIONS

      PLM has agreed to indemnify, defend and hold Guaranty harmless from and against and in respect of all losses and liabilities incurred by any of AFG, AFG's continuing subsidiaries, Guaranty and their affiliates arising out of any breach by PLM, whether before of after the closing, of any of its representations and warranties or covenants and agreements contained in or made by or pursuant to the Stock Sale Agreement; provided that such losses or liabilities will not include the matters referred to in Section 8.1(b) of the Stock Sale Agreement or the amount of any loss or liability to the extent such amount reduces stockholders' equity as reflected on the final closing date balance sheet. PLM will also indemnify and hold Guaranty, AFG and AFG's continuing subsidiaries harmless from and against tax liabilities referred to in Section 8.1(b) of the agreement. Except with respect to losses relating to (1) PLM's authority to execute and deliver the Stock Sale Agreement, (2) PLM's ownership and possession of the Shares,
(3) various tax matters, (4) brokers and finders fees, (5) a previously contemplated initial public offering of AFG securities and a previously proposed acquisition of AFG, neither of which was completed, (6) tax claims under Section 8.1(b), and (7) PLM's solicitation of proxies in connection with obtaining authorization of the proposed sale or the special meeting of PLM stockholders, PLM will not have to reimburse Guaranty for losses unless the aggregate amount of such losses exceeds 1% of the Final Purchase Price and, in that event, only to the extent such losses exceed 1% of the Final Purchase Price. In no event will PLM's aggregate liability for breaches of representations or warranties, covenants or agreements exceed 75% of the Final Purchase Price.

      Guaranty will indemnify and hold PLM and its subsidiaries and affiliates harmless from and against (1) taxes imposed on AFG for taxable years or periods beginning after the closing date, (2) taxes specifically identified and reflected as a liability on the June 30, 1999 balance sheet,
(3) taxes resulting from transactions or actions taken by AFG on the closing date that are properly allocable to the portion of the closing date after the closing, and (4) transfer taxes for which Guaranty is liable.

      PLM's indemnification obligations will survive until the second anniversary of the closing date except that PLM's indemnification obligations relating to (1) losses arising under ERISA or various tax matters will survive until the sixth anniversary of the closing date, (2) tax claims under Section 8.1(b) will survive until expiration of applicable tax statute of limitations (including extensions of time for assessment granted to the applicable taxing authority) and (3) losses relating to the previously contemplated initial public offering of AFG securities and previously proposed acquisition of AFG, PLM's solicitation of proxies in connection with obtaining authorization of the proposed sale or the special meeting of PLM stockholders, PLM's authority to execute and deliver the Stock Sale Agreement, and brokers and finders fees will survive until the expiration of the applicable statute limitations. The parties agree that no claims or causes of action may be brought against PLM or Guaranty based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles III and IV of the Stock Sale Agreement after the applicable survival period or, except as otherwise provided in the agreement, any termination of the Stock Sale Agreement.

FEES AND EXPENSES

      Whether or not the proposed sale is completed, all costs and expenses incurred in connection with the Stock Sale Agreement and the consummation of the transactions contemplated by the agreement will be paid by the party incurring those expenses, except as specifically provided in the Stock Sale Agreement and except that PLM and Guaranty will each bear 50% of the fee payable in connection with the pre-merger notification filing required by the Hart-Scott-Rodino Act.

INTELLECTUAL PROPERTY

      Guaranty is not purchasing, acquiring or otherwise obtaining, and AFG will not be entitled to retain following the closing date, any right, title or interest in any trademarks employing PLM's name or any part or variation of PLM's name or anything confusingly similar to PLM's name. Following the closing, neither AFG nor Guaranty or its affiliates will make any use of PLM's trademarks from and after the sale. In addition, following the closing, neither PLM nor any of its affiliates will use, or have any right to, the name "American Finance Group" or the acronym "AFG" or any variants of either of the two or anything confusingly similar to either of the two.

AMENDMENT OF THE STOCK SALE AGREEMENT

      In an amendment dated as of January 24, 2000, PLM and Guaranty agreed to amend Section 7.1(c) of the Stock Sale Agreement to change the date referenced in that section from March 1, 2000 to March 15, 2000.

                        MARKET PRICE DATA; DIVIDENDS

      PLM's common stock is listed on the American Stock Exchange under the symbol "PLM". The table below sets forth, for the calendar periods indicated, the high and low intra-day sales price per share of PLM common stock as reported by the AMEX.

                                                HIGH             LOW
1997
First Quarter....................             $3.813          $3.000
Second Quarter...................              6.375           3.500
Third Quarter....................              6.000           5.500
Fourth Quarter...................              5.875           5.125
1998
First Quarter....................             $6.250          $5.063
Second Quarter...................              9.250           5.813
Third Quarter....................              7.750           5.438
Fourth Quarter...................              7.000           5.063
1999
First Quarter....................             $6.375          $5.313
Second Quarter...................              7.000           5.375
Third Quarter....................              5.938           4.375
Fourth Quarter...................              6.156           4.375

     On October 25, 1999, the last full trading day before the public announcement of the proposed sale, the high sales price per share of PLM common stock, as quoted by the AMEX, was $5.063 and the low sales price per share was $4.938.

     The closing sales price for the shares of PLM common stock as reported by the AMEX on February 1, 2000 (the latest practicable date prior to mailing this proxy statement) was $6.188. As of the close of business on the record date, there were approximately 3,068 holders of record of PLM common stock.

     On July 24, 1997, PLM redeemed all outstanding share purchase rights under its Shareholder Rights Plan at a cost of $.01 per right. Between January 1, 1997 and December 29, 1999 PLM repurchased a total of 1,232,076 shares of its common stock. Except as described in the preceding sentences, since November 1991 PLM has not paid cash dividends on or repurchased any of its common stock. PLM currently intends to retain its earnings and does not anticipate paying any cash dividends in the foreseeable future. See the consolidated financial statements of PLM and the accompanying notes contained in PLM's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999, which are included with the materials mailed with this proxy statement, concerning restrictions on dividends.


                          PLM INTERNATIONAL, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 presented in this proxy statement gives effect to PLM's sale of AFG and its continuing subsidiaries. For purposes of the unaudited pro forma condensed consolidated financial information, the term "AFG" means AFG and its continuing subsidiaries. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 1999 and 1998 and the unaudited pro forma condensed consolidated statements of income for the years ended December 31, 1998, 1997 and 1996 assume that the proposed sale occurred on January 1, 1996. Accordingly, the pro forma financial information for the 1999 and 1998 periods is based upon the historical financial statements of PLM and AFG for the nine months ended September 30, 1999 and 1998. The pro forma financial information for 1998, 1997 and 1996 is based upon the historical financial statements of PLM and AFG.

     The unaudited pro forma condensed consolidated financial statements give effect to events that are directly attributable to the proposed sale. Explanations for these adjustments are included in the notes accompanying the unaudited pro forma condensed consolidated balance sheet and income statements.

     PLM's unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of PLM and the information contained in PLM's "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in PLM's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999, which are included with the materials mailed with this proxy statement. The unaudited pro forma condensed consolidated financial data should not be construed to be indicative of our financial condition, results of operations or covenant compliance had the proposed sale and events described above been completed on the dates assumed and are not intended to project our financial condition on any future date or our results of operations for any future period.


                          PLM INTERNATIONAL, INC.
          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 1999




                                                                                    PROPOSED                   UNAUDITED
                                              HISTORICAL             AFG           TRANSACTION                 PRO FORMA
                                           ----------------     --------------   ---------------------       --------------
                                                                             (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA:
Cash and cash equivalents................  $          2,675     $         (360)         28,544  (3)          $     30,859
Receivables..............................             8,499             (1,337)             --                      7,162
Receivables from affiliates..............             3,213                 --              --                      3,213
Investment in direct finance
  leases, net............................           120,548           (118,841)             --                      1,707
Loan receivable..........................            23,445            (23,445)             --                         --
Assets held for sale.....................             8,004                 --              --                      8,004
Equity interest in affiliates............            19,743                 --              --                     19,743
Trailer equipment held for operating
  leases, net............................            78,040                 --              --                     78,040
Commercial and industrial equipment
  held for operating leases, net.........            19,638            (19,638)             --                         --
Restricted cash and cash equivalents.....            10,018             (8,473)             --                      1,545
Other, net...............................             5,773             (2,023)             --                      3,750
                                           ----------------    ----------------    -------------          ----------------
Total assets.............................  $        299,596    $      (174,117)    $    28,544             $      154,023
                                           ================    ================    =============          ================
Short-term secured debt..................  $         27,700    $       (20,100)    $        --             $        7,600
Long-term recourse debt..................            73,273                 --              --                     73,273
Nonrecourse securitized debt.............           110,679           (110,679)             --                         --
Payables and other liabilities...........            13,907             (3,450)             --                     10,457
Deferred income taxes....................            23,042            (14,550)          3,655 (2)                 12,147
Stockholders' equity.....................            50,995            (25,338)         24,889 (2)                 50,546
                                           ----------------     ----------------   -------------          -----------------
Total liabilities and stockholders' equity $        299,596     $     (174,117)    $    28,544            $       154,023
                                           ================     ================   =============          =================



The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.



                          PLM INTERNATIONAL, INC.
   NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


1.   AFG

     The pro forma condensed consolidated balance sheet gives effect to the proposed sale assuming the sale occurred on September 30, 1999.

2.   PROPOSED TRANSACTION

     The proposed transaction assumes the following for PLM (in millions of dollars):

Net sales proceeds.................................................................  $33.9
AFG net book value at September 30, 1999...........................................  (25.3)
AFG estimated after tax earnings through closing (retained by PLM).................    0.3
Additional transaction tax liability of PLM due to 338 (h)(10) election
    on sale of AFG ................................................................   (9.3)
                                                                                    ------
   Loss from transaction...........................................................  $(0.4)
                                                                                    ======

     The net loss amount has been included in stockholders' equity in the pro forma condensed consolidated balance sheets as of September 30, 1999.

3.   USE OF PROCEEDS

     The pro forma condensed consolidated balance sheet assumes for the purpose of this presentation that the net sales proceeds of $28.5 million on from the proposed sale of AFG, net of $5.4 million deemed payable on the transaction, will be deposited into the bank and are presumed to be non-interest bearing cash for the pro forma statements of income.

4.   CLOSING ADJUSTMENTS

     The actual sale proceeds at the closing date will be adjusted from the amounts presented herein on a dollar for dollar basis for increases or decreases in stockholders' equity of AFG between June 30, 1999 and the closing date.



                          PLM INTERNATIONAL, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                                                                                           UNAUDITED
                                                  HISTORICAL            AFG           ADJUSTMENTS          PRO FORMA
                                              ------------------   -------------     -------------         ---------

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues................................$           45,156         (19,676)  $             -      $     25,480
Operations support............................            14,018          (4,672)              597(2)          9,943
General and administrative....................             4,851               -                --             4,851
Depreciation and amortization.................            11,383          (5,732)               --             5,651
                                              -------------------------------------------------------------------------
Operating income..............................            14,904          (9,272)             (597)            5,035

Interest expense..............................           (11,249)          7,387              (45)(7)         (3,907)
Interest income...............................               680            (428)                -               252
Other income (expense)........................              (398)            975                 -               577
Provision for (benefit from) income tax.......             1,543            (515)             (244)(5)           784
                                              ------------------------------------------------------------------------
Income (loss) from continuing operations......$            2,394      $    (823)   $          (398)     $       1,173
                                              ========================================================================

Basic earnings weighted-average
   per share from continuing operations.......$             0.30                                        $        0.14
Diluted earnings weighted-average
   per share from continuing operations.......$             0.29                                        $        0.14
Net income to common stock from continuing    $            2,394                                        $       1,173
   operations.................................



   The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.



                          PLM INTERNATIONAL, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998



                                                                                                           UNAUDITED
                                                  HISTORICAL            AFG           ADJUSTMENTS          PRO FORMA
                                              ------------------   -------------     -------------       --------------

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues................................$           42,775    $    (20,342)      $        --        $  22,433
Operations support............................            12,917          (4,126)              714(2)         9,505
General and administrative....................             6,174              --                --            6,174
Depreciation and amortization.................             8,891          (5,430)               --            3,461
                                              -----------------------------------------------------------------------
Operating income..............................            14,793         (10,786)             (714)           3,293

Interest expense..............................           (10,663)          7,857              (183)(7)       (2,989)
Interest income...............................             1,212            (374)               --              838
Other income..................................               478               -                --              478
Provision for (benefit from) income tax.......             2,274          (1,228)             (341)(5)          705
                                              -------------------------------------------------------------------------
Income (loss) from continuing operations......$            3,546    $     (2,075)      $      (556)       $     915
                                              =========================================================================

Basic earnings weighted-
   average per share..........................$             0.42                                          $    0.11
Diluted earnings weighted-
   average per share..........................$             0.41                                          $    0.11
Net income to common stock....................$            3,546                                          $     915




                    The notes to the unaudited pro forma
                      condensed consolidated financial
                  statements are an integral part of this
                                 statement.




                          PLM INTERNATIONAL, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1998



                                                                                                           UNAUDITED
                                                  HISTORICAL            AFG           ADJUSTMENTS          PRO FORMA
                                              ------------------   -------------     -------------       --------------

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues................................$           57,078    $    (26,958)       $        -      $     30,120
Operations support............................            17,571          (5,629)              978(2)         12,920
General and administrative....................             7,086              --                --             7,086
Depreciation and amortization.................            11,833          (6,965)               --             4,868
                                              -------------------------------------------------------------------------
Operating income..............................            20,588         (14,364)             (978)            5,246

Interest expense..............................           (14,608)         10,783             (213)(7)         (4,038)
Interest income...............................             1,446            (505)                -               941
Other income..................................               473               -                 -               473
Provision for (benefit from) income tax.......             3,042          (1,526)             (453)(5)         1,063
                                              -------------------------------------------------------------------------
Income (loss) from continuing operations......$            4,857          (2,560)      $      (738)      $     1,559
                                              =========================================================================

Basic earnings weighted-
   average per share..........................$             0.58                                         $      0.19
Diluted earnings weighted-
   average per share..........................$             0.57                                         $      0.19
Net income to common stock....................$            4,857                                         $     1,559



The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.




                          PLM INTERNATIONAL, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                 UNAUDITED
                                             HISTORICAL           AFG        ADJUSTMENTS         PRO FORMA
                                          ----------------   -------------   ------------       ------------

                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
INCOME STATEMENT DATA:
Total revenues...........................  $       49,665   $     (18,496)     $     --       $     31,169
Operations support.......................          16,633          (5,729)        1,063 (2)         11,967
General and
     administrative......................           9,472              --            --              9,472
Depreciation and
     amortization .......................           8,447          (3,958)           --              4,489
                                           ---------------------------------------------------------------
Operating income ........................          15,113          (8,809)       (1,063)             5,241

Interest expense.........................          (9,891)          5,800          (481)(7)         (4,572)
Interest income..........................           1,635            (324)           --              1,311
Other (expense)..........................            (342)             --             --              (342)
Provision for (benefit from) income tax..           1,848          (1,266)         (587)(5)             (5)
                                           ----------------------------------------------------------------
Income (loss) from continuing operations.  $        4,667   $      (2,067)     $   (957)      $      1,643
                                           ================================================================

Basic earnings weighted-
     average per share...................  $         0.51                                     $        0.18
Diluted earnings weighted-
     average per share...................  $         0.50                                     $        0.18
Net income to common stock...............  $        4,667                                     $       1,643



The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.



                          PLM INTERNATIONAL, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                                  Unaudited
                                         HISTORICAL            AFG            Adjustments         Pro Forma
                                        -------------     -------------     -------------       --------------

                                                            (in thousands, except per share amount)
INCOME STATEMENT DATA:
Total revenues........................ $       51,545    $      (11,794)       $      --          $    39,751
Operations support....................         21,595            (5,062)             978(2)            17,511
General and
     administrative...................          7,956                --               --                7,956
Depreciation and
     amortization ....................         11,318            (4,613)              --                6,705
                                      ------------------------------------------------------------------------
Operating income .....................         10,676            (2,119)            (978)               7,579

Interest expense......................         (7,341)            2,689               --               (4,652)
Interest income.......................          1,228              (176)              --                1,052
Other income (expense)................           (670)               20               --                 (650)
(Benefit from) provision for
   income tax.........................           (202)              157             (372)(5)             (417)
                                      ------------------------------------------------------------------------
Income (loss) from
   continuing operations.............. $        4,095    $          257        $    (606)         $     3,746
                                      ========================================================================

Basic earnings weighted-
     average per share................ $         0.41                                             $      0.37
Diluted earnings weighted-
     average per share................ $         0.40                                             $      0.37
Net income to common stock............ $        4,095                                             $     3,746


The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.


                          PLM INTERNATIONAL, INC.
                 NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF INCOME


     1.       AFG

              The pro forma condensed consolidated statements of income give effect to the proposed sale assuming the sale occurred on January 1, 1996.

     2.       OPERATIONS SUPPORT

              The pro forma condensed consolidated statements of income exclude all direct expenses of AFG that will be eliminated on the completion of the sale of AFG but include allocated costs from PLM that will not be eliminated as a result of the sale.

     3.       PROPOSED TRANSACTION

              The estimated loss on the sale of AFG, net of taxes, is $0.4 million. The estimated loss has not been included in any of the pro forma income statements.

     4.       USE OF PROCEEDS

              PLM projects sales proceeds after transaction costs to be $33.9 million. On this transaction, the income tax associated with the proposed sale are estimated to be $9.3 million, of which $5.4 million will be paid at the time of sale. The tax liability will be partially offset by the deferred tax assets of PLM. Thus, the net sales proceeds from this transaction are $28.5 million. The net sales proceeds will be deposited into the bank and are presumed to be non-interest bearing cash for the pro forma statements of income.

     5.       INCOME TAXES

              The pro forma condensed consolidated statements of income give effect to the tax adjustments at a statutory rate of 38%, of which 34% is for federal tax and 4% for state tax.

     6.       CLOSING ADJUSTMENTS

              The actual sales proceeds will be adjusted at the closing date from the amounts presented herein on a dollar for dollar basis for increases or decreases in stockholders' equity of AFG between June 30, 1999 and the closing date, excluding the effect of changes resulting from income tax liabilities to be paid by PLM.

     7.       INTEREST EXPENSE

              The pro forma condensed consolidated statements of income exclude the interest expenses charged by PLM to AFG for cash borrowed from PLM.

     8. RECONCILIATION OF PRO FORMA STATEMENTS OF OPERATIONS TO HISTORICAL FINANCIAL STATEMENTS

              The following table reconciles income from continuing operations in AFG's pro forma statements of operations to income from continuing operations in AFG's historical financial statements.


                          PLM INTERNATIONAL, INC.
                 NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF INCOME


                                                                                                          FOR THE
                                                                FOR THE TWELVE MONTHS ENDED            NINE MONTHS ENDED
                                                                       DECEMBER 31,                       SEPTEMBER 30,
                                                              1998         1997          1996           1999         1998
                                                       ----------------------------------------    ------------------------
     Income (loss) from continuing operations - pro
              forma statements........................       $2,560        $2,067       ($257)           $823       $2,075
     Net effect of different accounting treatment for
              indirect costs incurred in 1996 and 1997,
              net of tax..............................         (168)          135         175             (99)        (130)
     Pro forma adjustments to reflect net income from
              subsidiary of PLM earned on behalf of AFG,
              net of tax..............................            0             0        (838)              0            0
     Other, net of tax................................          172           (96)         84               0          150
                                                          ------------------------------------       ----------------------
     Income (loss) from continuing operation - histori-
              cal financial statements................       $2,564        $2,106       ($836)           $724       $2,095
                                                          ====================================       ======================

              The results of AFG's operations included in the pro forma statements reflect PLM's accounting treatment of AFG's operations.

              As stated in PLM's annual report on Form 10-K for the year ended December 31, 1998, prior to 1998 PLM expensed indirect costs related to lease originations at AFG as incurred as they were not material to PLM's financial statements taken as a whole. As the AFG lease portfolio grew in 1998, these costs increased and became material. As such, beginning in 1998 PLM began capitalizing these costs and amortizing them over the related lease term.

              Indirect costs have always been material to AFG's stand-alone financial statements. Thus, it has always been AFG's policy to capitalize and amortize indirect costs related to lease origination.

              In the first quarter of 1998, PLM announced the proposed initial public offering of AFG. Prior to that time, AFG was not audited as a stand-alone entity. The audit of AFG for the years ended 1995, 1996 and 1997 was completed on April 24, 1998.

              The audit for PLM for 1995 was completed on March 25, 1996. The audit for PLM for 1996 was completed on February 24, 1997. The audit for PLM for 1997 was completed on February 23, 1998. With the additional passage of time between the audits of PLM and AFG, certain estimates and assumptions made in the audited financial statements of PLM were modified prior to the audit of AFG. The effect of the changes in the estimates and assumptions are reflected in the "other" line of the above reconciliation.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             The following table sets forth information known to PLM with respect to beneficial ownership of its common stock by (1) each stockholder known by PLM to be the beneficial owner of more than 5% of its common stock, (2) each of its directors, the chief executive officer and the four other most highly compensated executive officers, and (3) all directors and executive officers of PLM as a group.

                                                          NUMBER OF SHARES OF              PERCENT OF
     NAME OF BENEFICIAL OWNER                               COMMON STOCK (1)            COMMON STOCK (1)
     -------------------------                             ------------------           ----------------
     Steel Partners II, L.P...................                     1,337,300                       17.04
          750 Lexington Avenue, 27th Floor
          New York, New York 10022

     Dimensional Fund Advisors, Inc. (2)......                       469,800                        5.99
          1299 Ocean Avenue, 11th Floor
          Santa Monica, California 90401

     Oak Forest Investment Management, Inc. (3)..                    458,000                        5.84
          6701 Democracy Blvd., Ste. 402
          Bethesda, Maryland 20817

     J. Michael Allgood (4)......................                         --                         --

     Stephen M. Bess (5).........................                     46,688                          *

     Randall L-W. Caudill (6)....................                      5,333                          *

     Douglas P. Goodrich (7).....................                    183,810                        2.32

     Warren G. Lichtenstein (8)..................                  1,337,300                       17.04
          750 Lexington Avenue, 27th Floor
          New York, New York 10022

     Howard M. Lorber............................                         --                         --

     Susan C. Santo (9)..........................                     15,833                          *

     Harold R. Somerset (10).....................                     36,000                          *

     Robert N. Tidball (11)......................                    340,671                        4.27

     Robert L. Witt (12).........................                      8,333                          *

     All directors and executive officers as a group
        (11 people) (13).........................                  2,049,490                       25.06


     ---------------

     *    Represents less than 1% of the outstanding shares.

     (1) Computed on the basis of 7,847,680 shares of common stock outstanding (excluding treasury stock) as of November 30, 1999. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     (2) Includes 469,800 shares held by Dimensional Fund Advisors Inc. as investment advisor and investment manager on behalf of four investment companies registered under the Investment Company Act of 1940 and other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the shares. Dimensional disclaims beneficial ownership of all such shares.
     (3) Includes 458,000 shares held by Oak Forest Investment Management, Inc. as an investment advisor registered under the Investment Company Act of 1940. In its role as investment advisor, Oak Forest Investment Management, Inc., possesses both voting and investment power over such shares.
     (4) Mr. Allgood resigned from his position as Chief Financial Officer of PLM on May 31, 1999.
     (5) Includes 16,666 shares of common stock issuable to Mr. Bess pursuant to options exercisable within 60 days of November 30, 1999.
     (6) Includes 3,333 shares of common stock issuable to Mr. Caudill pursuant to options exercisable within 60 days of November 30, 1999.
     (7) Includes 83,333 shares of common stock issuable to Mr. Goodrich pursuant to options exercisable within 60 days of November 30, 1999.
     (8) Includes 1,337,300 shares held by Steel Partners II, L.P. The general partner of Steel Partners II, L.P. is Steel Partners L.L.C., of which Mr. Lichtenstein is the chief executive officer. Mr. Lichtenstein may be deemed to be the beneficial owner of all of such shares by virtue of his power to vote and dispose of such shares.
     (9) Includes 13,333 shares of common stock issuable to Ms. Santo pursuant to options exercisable within 60 days of November 30, 1999.
     (10) Includes 29,999 shares of common stock issuable to Mr. Somerset pursuant to options exercisable within 60 days of November 30, 1999.
     (11) Includes 121,666 shares of common stock issuable to Mr. Tidball pursuant to options exercisable within 60 days of November 30, 1999.
     (12) Includes 3,333 shares of common stock issuable to Mr. Witt pursuant to options exercisable within 60 days of November 30, 1999.
     (13) Includes 331,664 shares of common stock issuable to members of the Board of Directors and executive officers pursuant to options exercisable within 60 days of November 30, 1999.


                            INDEPENDENT AUDITORS

         We expect representatives of KPMG LLP, PLM's independent auditors, to be present at the special meeting. We will afford them the opportunity to make a statement if they desire to do so and expect them to be available to respond to questions.


                           STOCKHOLDER PROPOSALS

         The date for receipt of proposals from stockholders for PLM's 2000 annual meeting has passed, and no further proposals from stockholders will be considered for inclusion in PLM's proxy statement and proxy card relating to the 2000 annual meeting.

         Pursuant to PLM's by-laws, a stockholder who desires to present a proposal at a meeting of stockholders of PLM without inclusion of such proposal in PLM's proxy materials relating to the meeting must give timely notice of the proposal in writing to the Secretary of PLM. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of PLM not less than 50 days nor more than 75 days prior to the meeting; provided, however, that if less than 65 days' prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. PLM reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

         All notices of proposals of stockholders, whether or not to be included in PLM's proxy materials, should be sent to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105.


                    WHERE YOU CAN FIND MORE INFORMATION

         PLM files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information that PLM files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http:www.sec.gov. PLM's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999 are included with the materials mailed with this proxy statement.

         The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.


     PLM SEC FILINGS (FILE NO. 1-9670)                              PERIOD
     ---------------------------------                              ------
     Quarterly Reports on Form 10-Q.....      Quarters ended March 31, 1999
                                              and June 30, 1999
     Current Report on Form 8-K.........      Filed January 19, 1999
     Proxy Statement....................      Filed April 15, 1999 (as amended
                                              April 29, 1999)

         We are also incorporating by reference PLM's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q/A for the nine-month period ended September 30, 1999, each of which is included with the materials mailed with this proxy statement. On January 20, 2000, we filed an amendment to our annual report on Form 10-K for the year ended December 31, 1998 to amend Item 14 (Exhibits, Financial Statement Schedules, and Reports on Form 8-K) and to attach Exhibits 10.30 through 10.44 to the Form 10-K. You may obtain a copy of the amended Form 10-K from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement, by requesting our annual report on Form 10-K/A for the year ended December 31, 1998 in writing or by telephone from PLM at the address indicated below. In addition, if you are a PLM stockholder, you may have previously received some of the documents incorporated by reference. You may still obtain copies of any of these documents from PLM or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement, by requesting them in writing or by telephone from PLM at the following address:

         PLM International, Inc.
         One Market
         Steuart Street Tower, Suite 800
         San Francisco, California 94105
         Attention:  Investor Relations
         Telephone: (415) 974-1399

     Please request documents by February 11, 2000 to ensure receipt before the special meeting.


               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
         Consolidated Statements of Operations for the Three Months Ended
         September 30, 1998 and 1999 and for the Nine Months Ended
         September 30, 1998 and 1999
         (unaudited).......................................................................................   F-2
         Consolidated Balance Sheets as of December 31, 1998 and September 30, 1999
         (unaudited).......................................................................................   F-3
         Consolidated Statements of Changes in Stockholders' Equity for the Year Ended
         December 31, 1998 and the Nine Months Ended September 30, 1999 (unaudited)........................   F-4
         Consolidated Statements of Cash Flows for the Nine Months Ended September 30,
         1998 and 1999 (unaudited).........................................................................   F-5
         Notes to Unaudited Consolidated Financial Statements..............................................   F-6
         Independent Auditors' Report......................................................................   F-11
         Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997
         and 1998..........................................................................................   F-12
         Consolidated Balance Sheets as of December 31, 1997 and 1998......................................   F-13
         Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 1996, 1997 and 1998..................................................................   F-14
         Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997
         and 1998..........................................................................................   F-15
         Notes to Consolidated Financial Statements........................................................   F-16



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                         (IN THOUSANDS OF DOLLARS)
                                 UNAUDITED


                                                                FOR THE THREE MONTHS             FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                                1998             1999            1998           1999
                                                        ---------------------------------------------------------------
     REVENUES
     Finance lease income..............................           $3,474          $2,655        $  9,182       $  8,439
     Operating lease income............................            2,095           2,439           6,288          6,819
     Financing income .................................              325             430             661          1,254
     Management fees ..................................              206             171             613            578
     Revenue from sale of leases and related assets ...            1,688             521           3,464          2,452
                                                        ---------------------------------------------------------------
          Total revenues...............................            7,788           6,216          20,208         19,542
                                                        ---------------------------------------------------------------

     COSTS AND EXPENSES
     Operations support................................            1,241           1,244           3,262          3,925
     Depreciation and amortization.....................            1,631           2,157           5,264          5,757
     General and administrative .......................              268             259             864            747
                                                        ---------------------------------------------------------------
          Total costs and expenses.....................            3,140           3,660           9,390         10,429
                                                        ---------------------------------------------------------------

     Operating income..................................            4,648           2,556          10,818          9,113

     Interest expense..................................           (3,077)         (2,317)         (7,857)        (7,387)
     Interest income...................................              142             144             374            428
     Other expense.....................................               --              --              --           (975)
                                                        ---------------------------------------------------------------
     Income before income taxes and cumulative
        effect of accounting change....................            1,713             383           3,335          1,179
     Provision for income taxes .......................              635             161           1,240            455
                                                        ---------------------------------------------------------------
     Net income before cumulative effect of
        accounting change..............................            1,078             222           2,095            724

     Cumulative effect of accounting change,
        net of tax of $148.............................               --              --              --           (253)
                                                        ---------------------------------------------------------------
           Net income .................................           $1,078          $  222        $  2,095       $    471
                                                        ===============================================================



 See accompanying notes to these unaudited consolidated financial statements.



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF DOLLARS)
                                 UNAUDITED


                                   ASSETS

                                                                                     DECEMBER 31,           SEPTEMBER
                                                                                         1998                  30,
                                                                                                               1999
                                                                              --------------------- ---------------------
     Cash and cash equivalents...............................................       $            --           $       360
     Restricted cash.........................................................                 8,088                 8,473
     Receivables, net of allowance...........................................                 2,279                 1,337
     Investment in direct finance leases, net................................               143,304               118,841
     Loans receivable........................................................                23,493                23,445
     Commercial and industrial equipment held for operating leases...........                24,520                30,411
       Less accumulated depreciation.........................................                (7,831)              (10,773)
                                                                              --------------------- ---------------------
                                                                                             16,689                19,638
     Other assets, net.......................................................                 3,958                 2,023
                                                                              --------------------- ---------------------

          Total assets.......................................................              $197,811              $174,117
                                                                              ===================== =====================


                    LIABILITIES AND STOCKHOLDERS' EQUITY


     LIABILITIES:
     Warehouse credit facility...............................................             $  34,420            $   20,100
     Nonrecourse notes payable...............................................                 7,585                 5,227
     Nonrecourse securitization facility.....................................               103,637               105,452
     Advance from PLM International, Inc.....................................                 4,417                     7
     Payables and other liabilities..........................................                12,120                 3,450
     Deferred income taxes...................................................                12,349                14,550
                                                                              --------------------- ---------------------
          Total liabilities..................................................               174,528               148,786


     STOCKHOLDERS' EQUITY:
     Common stock ($0.01 par value, 30,000,000 shares authorized, 4,200,000 shares issued and outstanding as of September
        30, 1999 and December 31, 1998)......................................                    42                    42
     Paid-in capital, in excess of par.......................................                20,201                21,778
     Retained earnings.......................................................                 3,040                 3,511
                                                                              --------------------- ---------------------
        Total stockholders' equity...........................................                23,283                25,331
                                                                              --------------------- ---------------------

            Total liabilities and stockholders' equity.......................              $197,811              $174,117
                                                                              ===================== =====================


 See accompanying notes to these unaudited consolidated financial statements.



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED DECEMBER
                           31, 1998, AND THE NINE
                         MONTHS ENDED SEPTEMBER 30,
                           1999 (IN THOUSANDS OF
                                  DOLLARS)
                                 UNAUDITED


                                                                           PAID-IN
                                                                           CAPITAL                                TOTAL
                                                        COMMON            IN EXCESS          RETAINED         STOCKHOLDERS'
                                                        STOCK              OF PAR            EARNINGS             EQUITY
                                               ------------------- ------------------ ----------------- ---------------------
        Balances, December 31, 1997..........             $     42          $  19,461           $   476              $ 19,979

     Capital contributions from Parent.......                   --                740                --                   740

     Net income..............................                   --                 --             2,564                 2,564
                                               ------------------------------------------------------------------------------

        Balances, December 31, 1998..........                   42             20,201             3,040                23,283

     Capital contributions from Parent.......                   --              1,577                --                 1,577

     Net income..............................                   --                 --               471                   471
                                               ------------------------------------------------------------------------------

        Balances, September 30, 1999.........             $     42          $  21,778           $ 3,511             $  25,331
                                               ==============================================================================



 See accompanying notes to these unaudited consolidated financial statements.


               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF DOLLARS)
                                 UNAUDITED

                                                                                          FOR THE NINE MONTHS
                                                                                          ENDED SEPTEMBER 30,
                                                                                     1998                     1999
                                                                         -----------------------------------------------
     OPERATING ACTIVITIES
     Net income........................................................             $       2,095             $       471
     Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................                     5,264                   5,757
       Cumulative effect of accounting change, net of tax..............                        --                    (253)
       Write off IPO costs.............................................                        --                     975
       Deferred income tax expense.....................................                     2,684                   2,201
       Gain on the sale or disposition of assets, net..................                    (2,111)                 (2,099)
       Changes in assets and liabilities:
         (Increase) decrease in receivables............................                      (501)                    942
         (Increase) decrease in other assets, net......................                      (445)                    143
         Increase (decrease) in payables and other liabilities.........                       244                  (2,131)
                                                                                ------------------------------------------
           Net cash provided by operating activities...................                     7,230                   6,006
                                                                                ------------------------------------------


     INVESTING ACTIVITIES
     Principal payments received on loans..............................                     3,511                   6,185
     Investment in loans receivable....................................                   (19,659)                 (6,137)
     Principal payments received on finance leases.....................                    22,923                  25,735
     Investment in direct finance leases...............................                  (107,664)                (34,791)
     Purchase of property, plant, and equipment........................                       (17)                     --
     Purchase of commercial and industrial equipment
       held for operating lease........................................                   (23,052)                (20,283)
     Proceeds from the sale of commercial and industrial equipment.....                    56,616                  41,726
                                                                                ------------------------------------------
         Net cash (used in) provided by investing activities...........                   (67,342)                 12,435
                                                                                ------------------------------------------


     FINANCING ACTIVITIES
     Borrowings on warehouse credit facility..........................                    106,689                  38,120
     Repayment of warehouse credit facility...........................                    (85,485)                (52,440)
     Borrowings on nonrecourse notes payable..........................                     12,427                      --
     Repayment on nonrecourse notes payable...........................                     (3,362)                 (2,358)
     Borrowings on nonrecourse securitization facility................                     52,150                  41,705
     Repayment on nonrecourse securitization facility.................                    (18,421)                (39,890)
     Increase in restricted cash......................................                     (2,446)                   (385)
     Repayment of advances from PLM International, Inc., net..........                     (4,595)                 (4,410)
     Capital contributions from PLM International, Inc................                      3,155                   1,577
                                                                                ------------------------------------------
         Net cash provided by (used in) financing activities..........                     60,112                 (18,081)
                                                                                ------------------------------------------


     Net change in cash and cash equivalents..........................                         --                     360
     Cash and cash equivalents at beginning of period.................                         --                      --
     Cash and cash equivalents at end of period.......................              $          --             $       360
                                                                                =========================================

     SUPPLEMENTAL DISCLOSURE
     Net cash paid for interest.......................................              $       7,280             $     7,937
                                                                                =========================================
     Net cash paid for income taxes...................................              $         213             $       194
                                                                                =========================================

 See accompanying notes to these unaudited consolidated financial statements.



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1999

     1.   GENERAL

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary, consisting primarily of normal recurring accruals, to present fairly the financial position as of December 31, 1998 and September 30, 1999, statements of income for the three and nine months ended September 30, 1998 and 1999, statements of changes in stockholders' equity for the year ended December 31, 1998 and the nine months ended September 30, 1999 and statements of cash flows for the nine months ended September 30, 1998 and 1999 of American Finance Group, Inc. and its wholly owned subsidiaries (the "Company") . Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying consolidated financial statements. For further information, reference should be made to the financial statements and notes thereto for the year ended December 31, 1998, which are included with the materials mailed with this proxy statement.

     2.   PROPOSED SALE OF AMERICAN FINANCE GROUP

     On October 26, 1999, PLM International, Inc. ("PLMI" or the "Parent") agreed to sell the Company, its wholly owned subsidiary, for approximately $33.9 million, net of transaction costs, in cash to Guaranty Federal Bank, subject to closing adjustments which are not expected to be material. Consummation of the transaction is subject to various conditions, including the approval of PLMI's stockholders, and closing of the transaction is expected to occur only after such approval has been secured and all other conditions have been satisfied.

     3.   DIRECT FINANCE LEASES

     During the nine months ended September 30, 1999, the Company funded $34.8 million in commercial and industrial equipment that was placed on finance lease. Also during the nine months ended September 30, 1999, the Company sold equipment on finance lease with an original equipment cost of $40.5 million, resulting in a net gain of $0.4 million.

     4.   LOANS RECEIVABLE

     As of September 30, 1999, the Company had loans receivable outstanding with 14 customers, totaling $23.4 million with interest rates ranging from 6.39% to 10.24 %, secured by commercial and industrial equipment.

     During the nine months ended September 30, 1999, the Company funded $6.1 million in loans to customers.

     5.   COMMERCIAL AND INDUSTRIAL EQUIPMENT HELD FOR OPERATING LEASES

     During the nine months ended September 30, 1999, the Company funded $20.3 million in commercial and industrial equipment that was placed on operating lease. During the nine months ended September 30, 1999, the Company sold commercial and industrial equipment that was on operating lease for a net gain of $1.7 million.

     6.   WAREHOUSE CREDIT FACILITY

     On December 10, 1999, the Company amended its warehouse credit facility to extend the facility to April 21, 2000, and lower the amount available to be borrowed from $60.0 million to $50.0 million. The Company is the sole borrower of this facility. This facility provides borrowings for 100% of the present value of the lease stream from the assets collateralized in this facility, up to 90% of original equipment cost of the assets held in this facility. In the event that the sale of the Company is not completed by April 21, 2000, the Company believes it will be able to renew this facility on similar terms.

     Borrowings secured by investment-grade lessees can be held under this facility until the facility's expiration. Borrowings secured by noninvestment-grade lessees may by outstanding for 120 days. Interest accrues at prime or LIBOR plus 137.5 basis points, at the option of the Company. Repayment of the borrowings for commercial and industrial equipment matches the terms of the underlying leases

     As of September 30, 1999, the Company had $20.1 million outstanding under this facility.

     7.   NONRECOURSE DEBT

     The Company has available a nonrecourse debt facility, secured by direct finance leases, operating leases, and loans on commercial and industrial equipment at the Company that generally have terms of one to seven years. The facility was amended in October 1999 to extend the facility to October 10, 2000. This amendment also reduced the amount available to be borrowed under the facility from $150.0 million to $125.0 million. Repayment of the facility matches the terms of the underlying leases. The securitized debt bears interest equivalent to the lender's cost of funds based on commercial paper market rates for the determined period of borrowing plus an interest rate spread and fees. As of September 30, 1999, there was $105.5 million in borrowings under this facility. The Company is required to hedge the interest rate exposure to the Company on at least 90% of the aggregate discounted lease balance (ADLB) of those leases and loans used as collateral in its nonrecourse securitization facility. As of September 30, 1999, 90% of the ADLB had been hedged.

     In addition to the $125.0 million nonrecourse debt facility discussed above, as of September 30, 1999, the Company also had $5.2 million in nonrecourse notes payable secured by direct finance leases on commercial and industrial equipment at the Company that have terms corresponding to the note repayment schedule that began April 1998 and ends March 2001. The notes bear interest from 8.32% to 9.5% per annum.

     8.   TRANSACTIONS WITH AFFILIATES

     PLMI and its various subsidiaries, including the Company, incur costs associated with management, accounting, legal, data processing, and other general and administrative activities. Direct expenses are charged directly to the Company as incurred. Indirect expenses are allocated among the Company, PLMI, and other subsidiaries of PLMI using an allocation method that management believes is reasonable when compared to business activities.

     General and administrative expenses allocated from the Parent to the Company during the nine months ended September 30, 1998 and 1999 were $0.9 million, and $0.7 million, respectively.

     The Parent may make capital contributions to the Company for the equity required for the purchase of equipment and for loan fundings. The Company periodically borrowed cash from the parent in lieu of borrowing on the warehouse credit facility. The Parent charged interest expense to the Company at market rates for these loans. The total interest charged for the nine months ended September 30, 1999 and 1998 was $0.1 million.

     9.   COMMITMENTS AND CONTINGENCIES

     LEASE AGREEMENTS

     The Company has entered into operating leases for office space. The Company's total net rent expense was $0.1 million in the nine months ended September 30, 1998 and 1999.

     PURCHASE COMMITMENTS

     As of September 30, 1999, the Company had committed to purchase $16.3 million of equipment for its commercial and industrial lease and finance receivable portfolio.

     From October 1, 1999 to December 29, 1999, the Company funded $19.8 million in purchases for its commercial and industrial equipment and finance receivable portfolio.

     As of December 29, 1999, the Company had committed to purchase $63.5 million of commercial and industrial equipment. This includes equipment that will be held for lease by the Company and equipment that will be sold to third parties.

     LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings and is not aware of any pending or threatening legal proceedings that would have a material adverse affect upon its financial condition or results of operations.

     OTHER

     The Company has entered into agreements with almost all of its employees that require the Company to pay, under certain circumstances, an amount equal to up to two years salary if the Company terminates the employment of those employees. In addition, the Company would be required to continue insurance coverage during this period.

     10.   STOCKHOLDERS' EQUITY

     COMMON STOCK

     The Company had 30.0 million shares of common stock at $0.01 par value authorized, 4,200,000 of which were issued and outstanding as of December 31, 1998 and September 30, 1999. All of the shares were owned by the Parent.

     PREFERRED STOCK

     The Company has authorized 5.0 million shares of preferred stock at $0.01 par value, none of which were outstanding as of December 31, 1998 and September 30, 1999.

     PAID-IN CAPITAL

     During the nine months ended September 30, 1999, the Company received capital contributions from the Parent of $1.6 million.

     11.   ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair market value.

     FASB Statement No. 137, "Accounting for Derivatives, Instruments, and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," issued in June 1999, defers the effective date of Statement No. 133. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. As of September 30, 1999, the Company is reviewing the effect SFAS No. 133 will have on the Company's consolidated financial statements.

     12. CUMULATIVE EFFECT OF ACCOUNTING CHANGE FROM DISCONTINUED OPERATIONS, NET OF TAX

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs related to start-up activities to be expensed as incurred. The statement requires that initial application be reported as a cumulative effect of a change in accounting principle. The Company adopted this statement during the first quarter of 1999, at which time it took a $0.2 million charge, net of tax of $0.1 million, related to start-up costs of its commercial and industrial equipment operations.

     13.   EFFECTS OF YEAR 2000

     It is possible that the Company's currently installed computer systems, software products and other business systems, or those of PLMI or the Company's vendors, service providers and customers, working either alone or in conjunction with other software or systems, may not accept input of, store, manipulate and output dates on or after January 1, 2000 without error or interruption (a problem commonly known as the "Year 2000" problem). Although the Company's asset management software has been modified so that it correctly recognizes dates on or after January 1, 2000 and is therefore "Year 2000 compliant," the Company depends, and will continue to depend, on PLMI for certain essential administrative and other operational services to be provided under the terms of the Intercompany Agreement. As the Company relies substantially on PLMI's software systems, applications and control devices in operating and monitoring significant aspects of its business, any Year 2000 problem suffered by PLMI could have a material adverse effect on the Company's business, financial condition and results of operations.

     PLMI has indicated to the Company that it has established a special Year 2000 oversight committee to review the impact of Year 2000 issues on its business systems in order to determine whether such systems will retain functionality after December 31, 1999. As of September 30, 1999, PLMI has informed the Company that it has completed inventory, assessment, remediation, and testing stages of its Year 2000 review of its core business information systems. Specifically, PLMI has informed the Company that (a) it has integrated Year 2000-compliant programming code into its existing internally customized and internally developed transaction processing software systems and (b) PLMI's accounting and asset management software systems have been made Year 2000 compliant. In addition, numerous other software systems provided by vendors and service providers have been replaced with systems represented by the vendor or service provider to be Year 2000 functional. These systems have been fully tested by PLMI as of September 30, 1999 and are compliant.

     As of September 30, 1999, PLMI has informed the Company that it has spent $0.1 million to become Year 2000 compliant and does not anticipate any additional Year 2000-compliant expenditures.

     Some risks associated with the Year 2000 problem are beyond the ability of the Company to control, including the extent to which third parties can address the Year 2000 problem. PLMI is communicating with vendors, service providers, and customers in order to assess the Year 2000 compliance readiness of such parties and the extent to which the Company is vulnerable to any third-party Year 2000 issues. As part of this process, vendors and service providers were ranked in terms of the relative importance of the service or product provided. All service providers and vendors who were identified as of medium to high relative importance were surveyed to determine Year 2000 status. PLMI has received satisfactory responses to Year 2000 readiness inquiries from surveyed service providers and vendors.

     It is possible that certain of the Company's equipment lease portfolio may not be Year 2000 compliant. The Company has contacted equipment manufacturers of the portion of the Company's leased equipment portfolio identified as date sensitive to assure Year 2000 compliance or to develop remediation strategies. The Company does not expect that non-Year 2000 compliance of its leased equipment portfolio will have an adverse material impact on the Company's financial statements. The Company has surveyed the majority of its lessees and the majority of those surveyed have responded satisfactorily to Year 2000 readiness inquiries.

     There can be no assurance that the software systems of such parties will be converted or made Year 2000 compliant in a timely manner. Any failure by PLMI or such other parties to make their respective systems Year 2000 compliant could have a material adverse effect on the business, financial position, and results of operations of the Company. PLMI has informed the Company that it has made and will continue an ongoing effort to recognize and evaluate potential exposure relating to third-party Year 2000 noncompliance. PLMI has informed the Company that it will implement a contingency plan if PLMI determines that third-party noncompliance would have a material adverse effect on the Company's business, financial position, or results of operation.

     PLMI has informed the Company that it has developed a contingency plan to address the possible failure of any systems, vendors or service providers due to Year 2000 problems. For the purpose of such contingency planning, a reasonably likely worst case scenario primarily anticipates an inability to access systems and data on a temporary basis resulting in possible delay in reconciliation of funds received or payment of monies owed. Contingency planning encompass strategies up to and including manual processes.


                        INDEPENDENT AUDITORS' REPORT

     The Board of Directors
     American Finance Group, Inc.

     We have audited the accompanying consolidated balance sheets of American Finance Group, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Finance Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                            /s/ KPMG LLP


     San Francisco, California
     February 15, 1999





               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEARS ENDED DECEMBER 31,
                         (IN THOUSANDS OF DOLLARS)



                                                                      1996             1997            1998
                                                              ------------------------------------------------
     REVENUES
     Finance lease income (Note 2)..........................       $    1,763      $     7,027    $     12,424
     Operating lease income (Note 4)........................            5,020            8,634           7,830
     Financing income (Note 3)..............................               92              546           1,151
     Management fees (Note 1)...............................              485              729             818
     Revenue from sale of leases and related assets (Note 1)            2,188            3,737           4,585
          Total revenues....................................            9,548           20,673          26,808
                                                              ------------------------------------------------

     COSTS AND EXPENSES
     Operations support.....................................            3,509            3,947           4,451
     Depreciation and amortization (Note 1).................            4,292            6,622           6,808
     General and administrative (Note 9)....................            1,178            1,263           1,178
          Total costs and expenses..........................            8,979           11,832          12,437
                                                              ------------------------------------------------

     Operating income.......................................              569            8,841          14,371

     Interest expense (Note 6 and 7)........................           (2,019)          (5,800)        (10,783)
     Interest income........................................              176              324             505
     Other expenses.........................................              (19)              --              --
        Income (loss) before income taxes...................           (1,293)           3,365           4,093

     Provision for (benefit from) income taxes (Note 8).....             (457)           1,259           1,529
                                                              ------------------------------------------------

        Net income (loss)...................................       $     (836)     $     2,106     $     2,564
                                                              ================================================

     PRO FORMA DATA (UNAUDITED-SEE NOTE 13)
     Historical net loss....................................       $     (836)
         Pro forma adjustments to reflect net income from
            subsidiary of Parent earned on behalf of the
            Company                                                       838
                                                              ---------------

         Pro forma net income...............................       $        2
                                                              ===============




     See accompanying notes to these consolidated financial statements.



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS
                             AS OF DECEMBER 31,
                         (IN THOUSANDS OF DOLLARS)



                                   ASSETS

                                                                                            1997               1998
                                                                                    ----------------------------------
     Restricted cash (Note 1)....................................................        $    3,775     $        8,088
     Receivables (net of allowances of $23 and $0 in 1997, and 1998, respectively)            1,762              2,279
     Investment in direct finance leases, net (Note 2)...........................           112,465            143,304
     Loans receivable (Note 3)...................................................             5,861             23,493
     Commercial and industrial equipment held for operating leases (Note 4)......            28,806             24,520
       Less accumulated depreciation.............................................            (5,061)            (7,831)
                                                                                    ----------------------------------
                                                                                             23,745             16,689

     Other assets, net (Note 5)..................................................             3,858              3,958
           Total assets..........................................................        $  151,466     $      197,811
                                                                                    ==================================


                    LIABILITIES AND STOCKHOLDERS' EQUITY

     LIABILITIES
     Warehouse credit facility (Note 6)..........................................        $   23,040      $      34,420
     Nonrecourse securitization facility (Note 7)................................            71,302            103,637
     Nonrecourse notes payable (Note 7)..........................................            10,000              7,585
     Advance from PLM International, Inc. (Note 9)...............................             6,478              4,417
     Payables and other liabilities..............................................            13,477             12,120
     Deferred income taxes (Note 8)..............................................             7,190             12,349
                                                                                    ----------------------------------
       Total liabilities.........................................................           131,487            174,528

     Commitments and contingencies (Note 10)

     STOCKHOLDERS' EQUITY (Note 11)
     Common stock ($0.01 par value, 30,000,000 shares authorized, 4,200,000 shares issued and outstanding as of December 31,
         1997 and 1998)..........................................................                42                 42
     Paid-in capital, in excess of par...........................................            19,461             20,201
     Retained earnings...........................................................               476              3,040
                                                                                    ----------------------------------
        Total stockholders' equity...............................................            19,979             23,283
                                                                                    ----------------------------------
           Total liabilities and stockholders' equity............................        $  151,466         $  197,811
                                                                                    ==================================




     See accompanying notes to these consolidated financial statements.



               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                         (IN THOUSANDS OF DOLLARS)


                                                                           PAID-IN        RETAINED
                                                                           CAPITAL        EARNINGS/          TOTAL
                                                             COMMON       IN EXCESS     (ACCUMULATED      STOCKHOLDERS'
                                                              STOCK        OF PAR         DEFICIT)           EQUITY
                                                          ------------------------------------------------------------
  Balances, December 31, 1995.............................  $       4    $      2,58    $        (79)   $        1,834

  Capital contributions from Parent.......................         --         16,875              --            16,875

  Net loss................................................         --             --            (836)             (836)
                                                          ------------------------------------------------------------

    Balances, December 31, 1996...........................         42         19,461          (1,630)           17,873

  Net income..............................................         --             --            2,106            2,106
                                                          ------------------------------------------------------------

    Balances, December 31, 1997...........................         42         19,461              476           19,979

  Capital contributions from Parent.......................         --            740               --              740

  Net income..............................................         --             --            2,564            2,564
                                                          ------------------------------------------------------------

  Balances, December 31, 1998.............................  $       4     $   20,201    $       3,040    $      23,283
                                                          ============================================================




     See accompanying notes to these consolidated financial statements.


               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31,
                         (IN THOUSANDS OF DOLLARS)

                                                                             1996           1997             1998
                                                                         --------------------------------------------------
  OPERATING ACTIVITIES
  Net income (loss)..............................................       $      (836)     $       2,106      $       2,564
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
       Depreciation and amortization.............................             4,292              6,622              6,808
       Deferred income tax expense...............................             1,504              4,880              5,159
       Gain on the sale or disposition of assets, net............            (1,039)            (2,388)            (3,204)
       Changes in assets and liabilities:
            (Increase) decrease in receivables...................            (1,611)               209               (517)
            (Increase) decrease in other assets, net.............              (182)               115               (647)
           Increase in payables and other liabilities............             1,561              1,520                150
       Net cash provided by operating activities.................             3,689             13,064             10,313
                                                                        ---------------------------------------------------

  INVESTING ACTIVITIES
  Principal payments received on loans...........................               227              2,020              5,272
  Investment in loans receivable.................................            (5,945)            (2,163)           (22,904)
  Principal payments received on finance leases..................             4,832             15,569             32,013
  Investment in direct finance leases............................           (53,281)           (72,704)          (127,469)
  Purchase of commercial and industrial equipment held
    for operating lease..........................................           (73,027)           (50,204)           (25,316)
  Proceeds from the sale of commercial and industrial
    equipment....................................................            39,888             56,638             92,499
  Proceeds from the sale of fixed assets.........................               528                 --                 --
  Purchase of fixed assets.......................................              (605)              (539)               (74)
  Purchase of certain lease origination and management assets....            (1,907)                --                 --
                                                                         ---------------------------------------------------
     Net cash used in investing activities.......................           (89,290)           (51,383)           (45,979)
                                                                         ---------------------------------------------------

  FINANCING ACTIVITIES
  Borrowings on warehouse credit facility........................            76,392             90,908            151,726
  Repayment of warehouse credit facility.........................           (49,506)           (94,754)          (140,346)
  Borrowings on nonrecourse notes payable........................                --             10,000             12,427
  Repayment of nonrecourse notes payable.........................                --                 --            (14,842)
  Borrowings on nonrecourse securitization facility..............            56,024            111,716             62,059
  Repayment of nonrecourse securitization facility...............           (10,632)           (85,806)           (29,724)
  Increase in restricted cash....................................            (3,552)              (223)            (4,313)
  Advance from (repayment to) PLM International, Inc. net........                --              6,478             (2,061)
  Capital contributions from Parent..............................            16,875                 --                740
     Net cash provided by financing activities...................            85,601             38,319             35,666
                                                                        ----------------------------------------------------

  Net change in cash and cash equivalents........................                --                 --                 --
  Cash and cash equivalents at beginning of year.................                --                 --                 --
                                                                        ----------------------------------------------------

  Cash and cash equivalents at end of year.......................       $        --     $           --      $          --
                                                                        ====================================================

  SUPPLEMENTAL DISCLOSURE NET CASH PAID (RECEIVED) FOR:
  Interest.......................................................       $     1,893      $       5,538             10,381
                                                                        ====================================================
  Income taxes...................................................       $    (1,961)     $      (3,621)            (3,630)
                                                                        ====================================================


     See accompanying notes to these consolidated financial statements.




               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1998


  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

  The accompanying consolidated financial statements contain all necessary adjustments, consisting primarily of normal recurring accruals, to present fairly the results of operations, financial position, changes in stockholders' equity, and cash flows of American Finance Group, Inc. and its wholly owned subsidiaries (the "Company"). The principal subsidiary is AFG Credit Corporation, whose primary purpose is to own equipment pledged in the nonrecourse securitization facility. All intercompany transactions among the consolidated group have been eliminated.

  These consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The Company was incorporated in Delaware and commenced operations in February 1995. The Company is a wholly owned subsidiary of PLM International, Inc., a Delaware corporation ("PLMI" or the "Parent"). The Company is an equipment leasing and management company that originates and services lease and loan transactions for commercial and industrial equipment, such as data processing, communications, materials-handling, and construction equipment. Equipment may be financed by nonrecourse debt or sold to institutional leasing investment programs ("institutional programs") or other unaffiliated third-party investors. The Company uses its warehouse credit facility to finance the acquisition of assets prior to permanent financing by nonrecourse debt or sale. The leases are accounted for as operating or direct finance leases. The Company also originates loans in which it takes a security interest in the assets financed.

  In March 1998, the Parent announced that its Board of Directors had authorized management to engage investment bankers for the purpose of undertaking an initial public offering of common stock for the Company. On May 7, 1998, the Company filed a registration statement with the United States Securities and Exchange Commission (SEC) for the initial public offering (IPO). On October 15, 1998, the Company filed an amended registration statement with the SEC for the initial public offering.

  On January 11, 1999, the Parent announced that its Board of Directors had engaged an investment banking firm to explore strategic alternatives for the Company. The Company does not intend to withdraw the current registration statement on file with the SEC at the present time, pending the results of the review.

  LEASING OPERATIONS

  The Company's leasing operations generally consist of operating and direct finance leases on commercial and industrial equipment. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned.

  Under the direct finance lease method of accounting, the leased asset is recorded as an investment in direct finance leases and represents the minimum net lease payments receivable, including third-party guaranteed residuals, plus the unguaranteed residual value of the equipment, less unearned income. Rental payments, including principal and interest on the lease, reduce the investment in the finance lease, and the interest is recorded as revenue over the lease term.

  The Company capitalizes initial direct costs of lease originations. Amounts capitalized related to direct finance leases are included in the net investment in direct finance leases and are amortized using the effective interest method. Amounts capitalized related to operating leases are included in other assets and are amortized straight-line over the lease term, which usually ranges from one to seven years.

  EQUIPMENT AND RESIDUAL INTERESTS

  Commercial and industrial equipment held for operating leases is stated at the lower of depreciated cost or estimated fair value less cost to sell. Depreciation of commercial and industrial equipment on operating lease is computed on the straight-line method down to the equipment's estimated residual value, utilizing the estimated useful life of the equipment, which usually ranges from one to seven years. Residual values for commercial and industrial equipment vary according to the type of equipment. The residual value of equipment under direct finance lease is the estimated amount to be received by the Company at lease termination. Maintenance costs are generally the obligation of the lessee.

  In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounts Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews the carrying value of its equipment at least annually in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. In addition, the Company utilizes third-party appraisals to estimate fair value of its equipment, comparing the aggregate carrying value for each equipment type to the aggregate appraisal value in order to assess potential impairment. If projected undiscounted future lease revenues plus residual values are lower than the carrying value of the equipment, a loss on revaluation or reduction in finance lease income is recorded depending on if the equipment was under an operating or finance lease. Finance lease income was reduced by $0.2 million due to a reduction in the estimated residual of certain equipment in 1998. There were no similar reductions in 1996 or 1997.

  INTEREST-RATE SWAP AGREEMENTS

  The Company has entered into interest-rate swap agreements to hedge its interest-rate exposure on its nonrecourse securitization facility. The terms of the swap agreements correspond to the hedged debt. The differential to be paid or received under the swap agreement is charged or credited to interest expense.

  INSTITUTIONAL PROGRAMS

  The Company earns revenues in connection with lease originations and servicing equipment leases for institutional programs. Acquisition fees, which are included in revenue for sale of leases and related assets, are generally earned through the purchase and initial lease of equipment, and are generally recognized as revenue when the Company completes substantially all of the services required to earn the fees, generally when binding commitment agreements are signed. Management fees are earned for servicing the equipment portfolios and leases as provided for in various agreements, and are recognized as revenue over time as they are earned.

  TRANSFER OF DIRECT FINANCE LEASES, LOANS AND OPERATING LEASES

  On January 1, 1997, the Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ( "SFAS No. 125 "). SFAS No. 125 provides guidelines for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company's transfers of direct finance leases and loans to the securitization facility are accounted for as financings under SFAS No. 125.

  The transfer to the securitization facility of equipment subject to operating leases in which the Company retains substantial risk of ownership, are not treated as sales in accordance with the provisions of SFAS No. 13 and are also accounted for as financings. The transfer of equipment subject to operating leases to institutional programs and third parties, where the Company retains no risk of ownership, are treated as sales with gain or loss on sale recognized in the period title passes.

  RESTRICTED CASH

  Restricted cash consists of collateral accounts subject to withdrawal restrictions in the nonrecourse debt facility. This agreement requires all payments on pledged lease receivables to be deposited into a restricted cash account. Principal, interest, and related fees are paid monthly in arrears from this account. Cash remaining after these payments may be released to the Company subject to certain debt covenant limitations.

  INTANGIBLES

  Intangibles are included in other assets, net on the balance sheet, and are shown at the lower of net amortized cost or fair value. Intangibles primarily relate to goodwill related to acquisitions, loan fees, software, and lease origination costs. Goodwill is being amortized over eight years from the acquisition date. Loan fees are amortized over the life of the related loan. Software is amortized over three years from the acquisition date. Lease origination costs are amortized over the life of the related lease. The Company annually reviews the valuation of all intangibles based on the related projected future cash flows.

  INCOME TAXES

  The Company recognizes income tax expense using the liability method. Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

  The Company is included in the consolidated federal and certain combined state income tax returns of the Parent. The Company provides for income tax expense using a combined federal and state tax rate applied to pretax earnings. The tax provision is calculated on a separate return basis.

  Deferred income taxes arise primarily because of differences in the timing of reporting equipment depreciation for financial statement and income tax reporting purposes.

  ACCOUNTING PRONOUNCEMENTS

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. As of December 31, 1998, the Company is reviewing the effect this standard will have on the Company's consolidated financial statements.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" which requires costs related to start-up activities to be expensed as incurred. The statement requires that initial application be reported as a cumulative effect of a change in accounting principle. This statement must be adopted in fiscal year 1999. Upon adoption of this statement, the Company will take a pre-tax charge related to start-up costs of approximately $0.4 million.

  2.   DIRECT FINANCE LEASES

  During 1997, the Company purchased $75.3 million in commercial and industrial equipment that was placed on finance lease. During 1998, the Company purchased $127.3 million in commercial and industrial equipment that was placed on finance lease. Also during 1998, the Company sold equipment on finance lease resulting in net gains of $1.3 million. No equipment under finance lease was sold in 1997.

  As of December 31, commercial and industrial equipment, at original equipment cost, subject to finance leases is represented by the following types (in thousands of dollars):

                                                        1997                      1998
                                              -----------------------    ---------------------
      Computers and peripherals...............      $60,274        45%        $62,307       33%
      Materials handling......................       28,693        21          45,446       24
      Manufacturing...........................        7,200         5          31,385       17
      Point of sale...........................       21,991        17          22,302       12
      General purpose plant and warehouse.....        3,239         2           9,203        5
      Construction and mining.................        3,348         3           4,514        2
      Communications..........................        3,481         3           4,511        2
      Other...................................        4,842         4          10,028        5
                                              ------------------------    ---------------------
        Total.................................     $133,068       100%       $189,696      100%
                                              ========================    =====================

  The following lists the components of the investment in direct finance leases, net, as of December 31, (in thousands of dollars):

                                                                  1997            1998
                                                          ---------------    -----------
      Minimum lease payments receivable...................  $     115,521     $  145,119
      Estimated unguaranteed residual values
        of leased properties..............................         18,998         24,782
      Initial direct lease origination costs, net.........            535            733
                                                          ---------------    -----------
                                                                  135,054        170,634
      Less unearned income................................        (22,589)       (27,330)
                                                          ---------------    -----------
      Investment in direct finance leases, net............  $     112,465     $  143,304
                                                          ===============    ===========

               Schedule of Minimum Lease Payments Receivable
                   As of December 31, 1998
                     (in thousands of dollars)


                                     1999                  $  46,214
                                     2000                     38,960
                                     2001                     26,552
                                     2002                     16,293
                                     2003                     12,697
                               Thereafter                      4,403
                                                          -----------
             Total minimum lease payments receivable        $145,119
                                                          ===========

  3.   LOANS RECEIVABLE

  As of December 31, 1997, the Company had loans receivable outstanding with three customers, totaling $5.9 million with interest rates ranging from 8.7% to 10.81%, secured by commercial and industrial equipment. As of December 31, 1998, the Company had loans receivable outstanding with 12 customers, totaling $23.5 million with interest rates ranging from 6.23% to 10.81%, secured by commercial and industrial equipment. Future payments receivable on the notes as of December 31, 1998 are as follows (in thousands of dollars):


                           1999                  $  7,179
                           2000                     4,786
                           2001                     4,123
                           2002                     6,490
                           2003                       848
                     Thereafter                        67
                                             ------------
           Total loans receivable                 $23,493
                                             ============

  4.   COMMERCIAL AND INDUSTRIAL EQUIPMENT HELD FOR OPERATING LEASES

  Commercial and industrial equipment, at cost, held for operating leases as of December 31, is represented by the following types (in thousands of dollars):

                                                               1997                            1998
                                                   ---------------------------     ---------------------------
  Materials handling...............................   $      7,356     26%            $      9,246     38%
  Point of sale....................................          4,259     15                    5,166     21
  Communications...................................          5,419     19                    2,721     11
  Construction and mining..........................            701      2                    2,365     10
  Computers and peripherals........................          2,219      8                    1,665      7
  Medical..........................................          1,010      3                    1,033      4
  Manufacturing....................................          6,735     23                      254      1
  Other............................................          1,107      4                    2,070      8
                                                   ---------------------------     ---------------------------
                                                            28,806    100%                  24,520    100%
                                                   ===========================     ===========================
  Less accumulated depreciation....................         (5,061)                         (7,831)
                                                   ---------------                 ---------------
         Net equipment held for operating leases...   $     23,745                    $     16,689
                                                   ===============                 ===============



  During 1997, the Company purchased $52.9 million in commercial and industrial equipment, which was placed on operating lease. During 1997, the Company sold to third parties commercial and industrial equipment that was on operating lease with an original cost of $58.3 million, for net gain of $2.4 million. During 1998, the Company purchased $24.0 million in commercial and industrial equipment, which was placed on operating lease. During 1998, the Company sold to the institutional programs commercial and industrial equipment that was on operating lease for a net gain of $1.9 million. The Company does not expect to sell assets and their related leases to the institutional programs in the future.

  Future minimum rentals receivable under noncancellable operating leases as of December 31, 1998 are approximately $5.1 million in 1999, $3.7 million in 2000, $2.0 million in 2001, $0.8 million in 2002, $0.3 million in 2003, and $2,000 in 2004.

  5.   OTHER ASSETS, NET

  Other assets net, consisted of the following at December 31, (in thousands of dollars):

                                                                                           1997             1998
                                                                                   ----------------------------------
  Intangibles, net of accumulated amortization of $685 and $1,028
    as of 1997 and 1998, respectively.......................................              $2,055            $1,713
  Prepaid expenses, deposits, and other.....................................                 138               896
  Loan fees, net of accumulated amortization of $207 and $436
    as of 1997 and 1998, respectively.......................................                 725               615
  Software, net of accumulated depreciation of $214 and $404 as of
    1997 and 1998, respectively.............................................                 646               530
  Furniture, fixtures, and equipment, net of accumulated depreciation of $83 and
    $137  as of 1997 and 1998, respectively.................................                 201               144
  Lease origination costs, net of accumulated amortization
    of $33 and $67 as of 1997 and 1998, respectively........................                  93                60
                                                                                       ----------------------------

         Total other assets, net............................................              $3,858            $3,958
                                                                                       ============================

  Prepaid expenses, deposits, and other as of December 31, 1998 included $0.7 million of costs related to the proposed IPO of the Company. If the Company does not proceed with the IPO, it will have to expense all costs related to the IPO in 1999.

  6.   WAREHOUSE CREDIT FACILITIES

  The Company had a warehouse credit facility which allowed the Company to borrow up to $50.0 million to be used to acquire assets on an interim basis prior to placement in the Company's nonrecourse securitization facility, sale to institutional programs or syndication to unaffiliated third parties. This facility was shared with another subsidiary of the Parent and various investment programs managed by an affiliate of the Parent. Interest accrued at prime or LIBOR plus 162.5 basis points, at the option of the Company. This facility expired on December 14, 1998.

  On December 14, 1998, the Company entered into a new warehouse credit facility which allows the Company to borrow up to $60.0 million until December 14, 1999. The Company is the sole borrower of this facility. This facility provides for 100% of the present value of the lease stream of commercial and industrial equipment, up to 90% of original equipment cost of the assets held on this facility.

  Borrowings secured by investment-grade lessees can be held under this facility until the facility's expiration. Borrowings secured by noninvestment-grade lessees may by outstanding for 120 days. Interest accrues at prime or LIBOR plus 137.5 basis points, at the option of the Company. The Company retains the difference between the net lease revenue earned and the interest expense during the interim holding period, since its capital is at risk. Repayment of the borrowings for commercial and industrial equipment matches the terms of the underlying leases. The Company believes it will be able to renew this facility on substantially the same terms upon its expiration.

  The weighted-average interest rates on the Company's warehouse credit facilities were 7.6% and 7.22% for 1997 and 1998, respectively. As of December 31, 1998, the Company had $34.4 million outstanding under this facility. As of February 15, 1999, the Company had $34.4 million in borrowings outstanding under this facility.

  7.   NONRECOURSE DEBT

  The Company has available a nonrecourse securitization facility to be used to acquire assets secured by direct finance leases, operating leases, and loans on commercial and industrial equipment that generally have terms from one to seven years. The facility allows the Company to borrow up to $125.0 million through October 12, 1999. Repayment of the facility matches the terms of the underlying leases. The securitized debt bears interest equivalent to the lender's cost of funds based on commercial paper market rates for the determined period of borrowing plus an interest rate spread and fees (7.16% and 6.46% as of December 31, 1997 and 1998, respectively). As of December 31, 1997 and 1998, there were $71.3 million and $103.6 million in borrowings under this facility, respectively.

  During 1998, the Company assumed $12.4 million in additional nonrecourse notes payable, and received principal payments of $4.6 million. Also during 1998, the Company prepaid $10.2 million of the nonrecourse notes due to the sale of the related assets, resulting in total nonrecourse notes payable of $7.6 million as of December 31, 1998. Principal and interest on the notes are due monthly beginning November 1997 through March 2001. The notes bear interest ranging from 8.32% to 9.5% per annum and are secured by direct finance leases for commercial and industrial equipment that have terms corresponding to the repayment of the notes.

  Scheduled principal payments on long-term nonrecourse debt are (in thousands of dollars):


                                                     1999      $  42,901
                                                     2000         32,887
                                                     2001         19,411
                                                     2002          8,836
                                                     2003          3,950
                                               Thereafter          3,237
                                                           -------------
                                                    Total      $ 111,222
                                                           =============

  8.   INCOME TAXES

  The provision for (benefit from) income taxes attributable to income from operations for the years ended December 1996, 1997, and 1998 consists of the following (in thousands of dollars):

                                 1996                                         1997
             ---------------------------------------------------------------------------------------
                 Federal         State         Total          Federal          State        Total
             ------------------------------------------   ------------------------------------------
  Current      $     (1,754)   $     (207)   $   (1,961)   $       (3,240)  $  (381)    $ (3,621)
  Deferred            1,347           157         1,504             4,361       519        4,880
             ------------------------------------------   ------------------------------------------
               $       (407)   $      (50)   $     (457)   $        1,121   $   138     $  1,259
             ==========================================   ==========================================


                                      1998
                 ------------------------------------------------
                     Federal          State            Total
                ------------------------------------------------
  Current         $   (3,255)      $   (375)       $  (3,630)
  Deferred             4,617            542            5,159
                ------------------------------------------------
                  $    1,362       $    167        $   1,529
                ================================================

  Amounts for the current year are based on estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns ultimately filed.

  The difference between the effective rate and the expected federal statutory rate is reconciled below:

                                                      1996              1997          1998
                                                   --------------- -------------- -----------
  Federal statutory tax (benefit) expense rate....      (34)%            34%         34%
  State income tax (benefit) expense rate.........       (2)              2           2
  Nondeductible expenses..........................        1               1           1
                                                   ------------------------------------------
      Effective tax (benefit) expense rate........      (35)%            37%         37%
                                                   ==========================================


  The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities as of December 31, are presented below (in thousands of dollars):


                                                            1997           1998
                                                         ----------    ---------
  Deferred tax assets:
  Lease classification................................... $   2,282       22,273
  Federal benefit of state taxes.........................        13            2
  Bad debt reserve.......................................         9          - -
  Other..................................................        --           15
                                                         ----------    ---------
      Total deferred tax assets..........................     2,304       22,290
                                                         ----------    ---------

  Deferred tax liabilities:
  Equipment, principally differences in depreciation.....     9,469       34,572
  Other..................................................        25           67
                                                         ----------    ---------
      Total deferred tax liabilities.....................     9,494       34.639
                                                         ----------    ---------

          Net deferred tax liabilities................... $   7,190       12,349
                                                         ==========    =========


  Management has reviewed all established tax interpretations of items reflected in its consolidated tax returns and believes that these interpretations do not require valuation allowances as described in SFAS No. 109.

  Current taxes receivable for 1996, 1997, and 1998, were paid to the Company by the Parent in the respective years. Amounts reported by the Company and its subsidiaries are included in the consolidated and combined tax returns filed by PLMI. The above amounts have been computed on a separate company basis.

  The Company believes that future operations will generate sufficient taxable income to realize the deferred tax assets.


               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1998



  9.   TRANSACTIONS WITH AFFILIATES

  PLMI and its various subsidiaries, including the Company, incur costs associated with management, accounting, legal, data processing, and other general and administrative activities. Direct expenses are charged directly to the Company as incurred. Indirect expenses are allocated among the Company, PLMI, and other subsidiaries of PLMI using an allocation method that management believes is reasonable when compared to business activities.

  General and administrative expenses allocated from the Parent to the Company during 1996, 1997 and 1998 were $1.2 million, $1.3 million, and $1.2 million, respectively.

  The Parent may make capital contributions to the Company for the equity required for the purchase of equipment and for loan fundings. In 1997 and 1998, the Company periodically borrowed cash from the Parent in lieu of borrowing on the warehouse credit facility. The Parent charged interest expense to the Company at market rates for these loans. Total interest charged by the Parent for these loans was $0.5 million and $0.2 million in 1997 and 1998, respectively. The Parent did not make any loans to the Company in 1996. As of December 31, 1997 and 1998, the Company had outstanding borrowings from the Parent of $6.5 million and $4.4 million, respectively.

  10.   COMMITMENTS AND CONTINGENCIES

  LEASE AGREEMENTS

  The Company has entered into operating leases for office space. The Company's total net rent expense was $0.1 million in 1996, $0.2 million in 1997, and $0.2 million in 1998. Annual lease commitments for the Company's locations are $0.1 million in 1999, $0.1 million in 2000, $33,000 in 2001, and $0 thereafter.

  PURCHASE COMMITMENTS

  As of December 31, 1998, the Company had committed to purchase $40.5 million of equipment for its lease and finance receivable portfolio of which $8.7 million had been received by lessees and accrued for as of December 31, 1998. This includes equipment that will be held by the Company and equipment that will be sold to third parties.

  From January 1, 1999 through February 15, 1999, the Company funded $5.4 million of commitments outstanding for its commercial and industrial lease and finance receivable portfolio as of December 31, 1998.

  As of February 15, 1999, the Company had committed to purchase $37.6 million of commercial and industrial equipment. This includes equipment that will be held for lease by the Company and equipment that will be sold to third parties.

  LEGAL PROCEEDINGS

  The Company is not involved in any material legal proceedings and is not aware of any pending or threatening legal proceedings that would have a material adverse affect upon its financial condition or results of operations.

  OTHER

  The Company has an agreement with an employee that requires the Company to pay, under certain circumstances, an amount equal to two years salary if the Company terminates this employee's employment. In addition, the Company would be required to continue insurance coverage for a two year period. In consideration for these payments, this employee would release all claims against the Company and agree not to compete with the Company or solicit its customers for a two year period.

  The Company may enter into similar agreements with other employees in the future.

  11.   STOCKHOLDERS' EQUITY

  COMMON STOCK

  The Company had 30.0 million shares of common stock at $0.01 par value, authorized, 4,200,000 of which were issued and outstanding as of December 31, 1997 and 1998. All of the shares were owned by the Parent.

  PREFERRED STOCK

  The Company has authorized 5.0 million shares of preferred stock at $0.01 par value, none of which were outstanding as of December 31, 1998. This preferred stock was authorized in 1998.

  PAID-IN CAPITAL

  During 1996 and 1998, the Company received capital contributions from the Parent of $16.9 million and $0.7 million, respectively. The Company did not receive capital contributions from the Parent during 1997.

  12.   OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

  CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables from loans and leases. Concentrations of credit risk with respect to lease and finance receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different business and geographic areas. Currently, none of the Company's equipment is leased internationally.

  As of December 31, 1997, the Company's five largest lessees accounted for approximately 40% of its lease and finance receivables. As of December 31, 1998, the Company's five largest lessees accounted for approximately 37% of the Company's lease and finance receivables.

  As of December 31, 1997 and 1998, management believes the Company had no other significant concentrations of credit risk that could have a material adverse effect on the Company's business, financial condition or results of operations.

  INTEREST-RATE RISK MANAGEMENT

  The Company has entered into interest-rate swap agreements in order to manage the interest-rate exposure associated with its nonrecourse securitization facility. As of December 31, 1998, the swap agreements had a weighted-average duration of 1.28 years, corresponding to the terms of the remaining debt. As of December 31, 1998, a notional amount of $99.0 million of interest-rate swap agreements effectively fixed interest rates at an average of 6.59% on such obligations. Interest expense was increased by $0.1 million, $0.3 million, and $0.4 million due to these arrangements in 1996, 1997, and 1998, respectively.

  13.   PRO FORMA DISCLOSURE (UNAUDITED)

  PRO FORMA NET INCOME (LOSS)

  Since May 31, 1996, the Company has had available a warehouse credit facility used to acquire assets on an interim basis prior to placement in the Company's nonrecourse securitization facility, sale to institutional programs or syndication to unaffiliated third parties (as discussed in Note 6). Prior to the Company's becoming a borrower under this facility, the Company arranged for the purchase of commercial and industrial equipment by TEC AcquiSub, Inc., another subsidiary of the Parent ("TEC AcquiSub"). All costs related to arranging these transactions are included in the Company's results; however, the revenue earned from these transactions are not included in the Company's results. As of September 1, 1996, all equipment owned by TEC AcquiSub was sold to the Company at its net book value, which approximated its fair market value. A pro forma adjustment to reflect the income and expenses to TEC AcquiSub related to these transactions has been reflected in the accompanying 1996 statement of operations. Income taxes have been provided at an effective rate of 35%.

  The following pro forma unaudited statement of operations is presented to reflect the transactions discussed above for the year ended December 31, 1996 (in thousands of dollars):


                                                                                    PRO FORMA              1996
                                                               1996                ADJUSTMENTS           PRO FORMA
                                                      ---------------------    ---------------------   --------------
  Revenues
  Finance lease income...............................        $      1,763          $       996           $     2,759
  Operating lease income.............................               5,020                2,449                 7,469
  Financing income...................................                  92                   --                    92
  Management fees....................................                 485                   --                   485
  Revenue from sale of leases and related assets.....               2,188                  353                 2,541
                                                      -------------------    -----------------    ------------------
       Total revenues................................               9,548                3,798                13,346
                                                      -------------------    -----------------    ------------------


  COSTS AND EXPENSES
  Operations support.................................               3,509                    6                 3,515
  Depreciation and amortization......................               4,292                1,891                 6,183
  General and administrative.........................               1,178                   --                 1,178
                                                      -------------------    -----------------    ------------------
       Total costs and expenses......................               8,979                1,897                10,876
                                                      -------------------    -----------------    ------------------
  Operating income...................................                 569                1,901                 2,470


  Interest expenses..................................              (2,019)                (605)               (2,624)
  Interest income....................................                 176                   --                   176
  Other expense......................................                 (19)                  --                   (19)
                                                      --------------------   ------------------    ------------------
  Income (loss) before income taxes..................              (1,293)               1,296                     3
  Provision for (benefit from) income taxes..........                (457)                 458                     1
                                                      --------------------   -----------------    ------------------
       Net income (loss).............................       $        (836)        $        838       $             2
                                                      ====================   =================    ==================

               AMERICAN FINANCE GROUP, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1998


  14.   PROFIT SHARING AND 401(K) PLAN

  Since February 1996, the Company has participated in the PLM International, Inc. Profit Sharing and 401(k) Plan (the "Plan"). The Plan provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code. The Plan is a contributory plan available to essentially all full-time employees of the Company. In 1998, employees who participated in the Plan could elect to defer and contribute to the trust established under the Plan up to 9% of pretax salary or wages up to $10,000. The Company matched up to a maximum of $4,000 of employees' 401(k) contributions in 1996, 1997 and 1998 to vest in four equal installments over a four-year period. The Company's total 401(k) contributions were $42,000, $58,000, and $58,000 for 1996, 1997, and
  1998, respectively.

  During 1996, 1997 and 1998, the Parent accrued discretionary profit-sharing contributions. Profit-sharing contributions are allocated equally among the eligible Plan participants. The Company's portion of the total profit-sharing contributions was $21,000, $37,000, and $27,000 in 1996, 1997, and 1998, respectively.

  15.   CONCENTRATION

  Revenues related to one of the institutional programs accounted for 19% and 10% of the Company's revenues in 1996 and 1997, respectively. No customer accounted for more than 10% of the Company's revenue in 1998.

  16.   ESTIMATED FAIR VALUE OF THE COMPANY'S FINANCIAL INSTRUMENTS

  The estimated fair values of the Company's financial instruments as of December 31, are as follows (in thousands of dollars):

                                                                      1997                                   1998
                                                        ---------------------------------     -------------------------------
                                                            Carrying             Fair             Carrying             Fair
                                                             Amount             Value              Amount             Value
                                                        ---------------    --------------     ---------------     -----------
  Financial assets:
    Restricted cash (Note 1)..........................       $    3,775          3,775          $    8,088              8,088
    Loans receivable (Note 3).........................            5,861          5,921              23,493             23,548
  Financial liabilities:
    Warehouse credit facility (Note 6)................           23,040         23,040              34,420             34,420
    Nonrecourse notes payable (Note 7)................           10,000         10,407               7,585              7,673
    Nonrecourse securitization facility (Note 7)......           71,302         71,302             103,637            103,637
  Unrecognized financial instruments..................               --            113                  --                683


  17.   EFFECTS OF YEAR 2000 (UNAUDITED)

  It is possible that the Company's currently installed computer systems, software products and other business systems, or those of PLMI or the Company's vendors, service providers and customers, working either alone or in conjunction with other software or systems, may not accept input of, store, manipulate and output dates on or after January 1, 2000 without error or interruption (a problem commonly known as the "Year 2000" problem). Although the Company's asset management software has been modified so that it correctly recognizes dates on or after January 1, 2000 and is therefore "Year 2000 compliant," the Company depends, and will continue to depend, on PLMI for certain essential administrative and other operational services to be provided under the terms of the Intercompany Agreement. As the Company relies substantially on PLMI's software systems, applications and control devices in operating and monitoring significant aspects of its business, any Year 2000 problem suffered by PLMI could have a material adverse effect on the Company's business, financial condition and results of operations.

  PLMI has indicated to the Company that it has established a special Year 2000 oversight committee to review the impact of Year 2000 issues on its software products and other business systems in order to determine whether such systems will retain functionality after December 31, 1999. PLMI has also informed the Company that (i) it is currently integrating Year 2000 compliant programming code into its existing internally customized and internally developed transaction processing software systems and (ii) PLMI's accounting and asset management software systems have either already been made Year 2000 compliant or Year 2000 compliant upgrades of such systems are planned to be implemented by PLMI before the end of fiscal 1999. Although PLMI has indicated to the Company that it believes that its Year 2000 compliance program can be completed by the beginning of 1999, there can be no assurance that the compliance program will be completed by that date. As of December 31, 1998, allocations to the Company to become Year 2000 compliant amounted to approximately $0.1 million. The Company expects to spend or be allocated an additional $100,000 in order to become Year 2000 compliant. Because the Company relies significantly on PLMI's software systems and the cost allocable to the Company of making such systems Year 2000 compliant is not expected to be material, the incremental cost to the Company of becoming Year 2000 compliant is not expected to have a material adverse effect on the business, financial position or results of operations of the Company.

  Some risks associated with the Year 2000 problem are beyond the ability of the Company to control, including the extent to which third parties can address the Year 2000 problem. The Company has begun to communicate with vendors, service providers and customers in order to assess the Year 2000 compliance readiness of such parties and the extent to which the Company is vulnerable to any third-party Year 2000 issues. There can be no assurance that the software systems of such parties will be converted or made Year 2000 compliant in a timely manner. Any failure by PLMI or such other parties to make their respective systems Year 2000 compliant could have a material adverse effect on the business, financial position and results of operations of the Company. The Company will make an ongoing effort to recognize and evaluate potential exposure relating to third-party Year 2000 non-compliance and will develop a contingency plan if the Company determines, or is unable to determine, that third-party non-compliance would have a material adverse effect on the Company's business, financial position or results of operation.



                                                                    ANNEX A











                            STOCK SALE AGREEMENT


                               by and between


                          PLM INTERNATIONAL, INC.


                                    and


                       GUARANTY FEDERAL BANK, F.S.B.


                                dated as of


                              October 26, 1999




                             TABLE OF CONTENTS


                                  ARTICLE I
                         PURCHASE AND SALE OF SHARES


      Section 1.1    Sale and Transfer of Shares . . . . . . . . . . . . . 1
      Section 1.2    Base Purchase Price . . . . . . . . . . . . . . . . . 1
      Section 1.3    Base Purchase Price Adjustment  . . . . . . . . . . . 2

                                 ARTICLE II
                                 THE CLOSING

      Section 2.1    The Closing . . . . . . . . . . . . . . . . . . . . . 3
      Section 2.2    Deliveries by Seller  . . . . . . . . . . . . . . . . 4
      Section 2.3    Deliveries by Purchaser . . . . . . . . . . . . . . . 5

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLER

      Section 3.1    Organization  . . . . . . . . . . . . . . . . . . . . 5
      Section 3.2    Authorization; Validity of Agreement  . . . . . . . . 6
      Section 3.3    Execution; Validity of Agreement  . . . . . . . . . . 6
      Section 3.4    Consents and Approvals; No Violations . . . . . . . . 6
      Section 3.5    Ownership and Possession of Shares  . . . . . . . . . 7
      Section 3.6    Good Title Conveyed . . . . . . . . . . . . . . . . . 7
      Section 3.7    Company Action  . . . . . . . . . . . . . . . . . . . 7
      Section 3.8    Capitalization  . . . . . . . . . . . . . . . . . . . 7
      Section 3.9    Organization; Qualification . . . . . . . . . . . . . 8
      Section 3.10   Financial Statements  . . . . . . . . . . . . . . . . 8
      Section 3.11   No Undisclosed Liabilities  . . . . . . . . . . . . . 9
      Section 3.12   Outstanding Indebtedness  . . . . . . . . . . . . . . 9
      Section 3.13   Absence of Certain Changes  . . . . . . . . . . . . . 9
      Section 3.14   Title to Properties; Encumbrances . . . . . . . . . . 9
      Section 3.15   Leased Real Property  . . . . . . . . . . . . . . .  10
      Section 3.16   Leases  . . . . . . . . . . . . . . . . . . . . . .  10
      Section 3.17   Contracts and Commitments . . . . . . . . . . . . .  11
      Section 3.18   Customers and Lenders . . . . . . . . . . . . . . .  13
      Section 3.19   Bank Accounts . . . . . . . . . . . . . . . . . . .  13
      Section 3.20   Casualties  . . . . . . . . . . . . . . . . . . . .  13
      Section 3.21   Litigation  . . . . . . . . . . . . . . . . . . . .  13
      Section 3.22   Environmental Matters . . . . . . . . . . . . . . .  14
      Section 3.23   Compliance with Laws  . . . . . . . . . . . . . . .  15
      Section 3.24   Employee Benefit Plans  . . . . . . . . . . . . . .  15
      Section 3.25   Tax Matters . . . . . . . . . . . . . . . . . . . .  16
      Section 3.26   Intellectual Property . . . . . . . . . . . . . . .  21
      Section 3.27   Labor Matters . . . . . . . . . . . . . . . . . . .  22
      Section 3.28   Brokers or Finders  . . . . . . . . . . . . . . . .  23
      Section 3.29   Year 2000 Readiness . . . . . . . . . . . . . . . .  23
      Section 3.30   Insurance . . . . . . . . . . . . . . . . . . . . .  23
      Section 3.31   Employees . . . . . . . . . . . . . . . . . . . . .  24
      Section 3.32   Non-Continuing Subsidiaries . . . . . . . . . . . .  24
      Section 3.33   Disclosure; No Other Representations  . . . . . . .  24

                                 ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Section 4.1    Organization  . . . . . . . . . . . . . . . . . . .  24
      Section 4.2    Authorization and Execution; Validity of
                     Agreement . . . . . . . . . . . . . . . . . . . . .  25
      Section 4.3    Consents and Approvals; No Violations . . . . . . .  25
      Section 4.4    Acquisition of Shares for Investment;
                     Ability to Evaluate and Bear Risk   . . . . . . . .  26
      Section 4.5    Availability of Funds . . . . . . . . . . . . . . .  26
      Section 4.6    Litigation  . . . . . . . . . . . . . . . . . . . .  26
      Section 4.7    Brokers or Finders  . . . . . . . . . . . . . . . .  26

                                  ARTICLE V
                                  COVENANTS

      Section 5.1    Interim Operations of the Company . . . . . . . . .  26
      Section 5.2    Access; Confidentiality . . . . . . . . . . . . . .  29
      Section 5.3    Efforts and Actions to Cause Closing to Occur . . .  30
      Section 5.4    Tax Matters . . . . . . . . . . . . . . . . . . . .  32
      Section 5.5    Publicity . . . . . . . . . . . . . . . . . . . . .  40
      Section 5.6    Employees; Employee Benefits  . . . . . . . . . . .  41
      Section 5.7    Indemnification . . . . . . . . . . . . . . . . . .  42
      Section 5.8    Transition Services . . . . . . . . . . . . . . . .  43
      Section 5.9    Intercompany Arrangements . . . . . . . . . . . . .  43
      Section 5.10   Payment of Outstanding Indebtedness . . . . . . . .  43
      Section 5.11   Knowledge of Breach; Prior Knowledge  . . . . . . .  44
      Section 5.12   Disclosure Schedule: Supplement,
                     Amendments and Updates  . . . . . . . . . . . . . .  44
      Section 5.13   Maintenance of Books and Records  . . . . . . . . .  45
      Section 5.14   Seller's Trademarks and Logos . . . . . . . . . . .  45
      Section 5.15   Use of Name . . . . . . . . . . . . . . . . . . . .  46
      Section 5.16   Inland Leases . . . . . . . . . . . . . . . . . . .  46
      Section 5.17   Eireann Programs  . . . . . . . . . . . . . . . . .  46
      Section 5.18   No Solicitation . . . . . . . . . . . . . . . . . .  46
      Section 5.19   Investment Committee Meetings . . . . . . . . . . .  47
      Section 5.20   Stockholders' Meeting.  . . . . . . . . . . . . . .  47

                                 ARTICLE VI
                                 CONDITIONS

      Section 6.1    Conditions to Each Party's Obligation to Effect
                     the Closing   . . . . . . . . . . . . . . . . . . .  48
      Section 6.2    Conditions to Obligations of Purchaser to
                     Effect the Closing    . . . . . . . . . . . . . . .  49
      Section 6.3    Conditions to Obligations of Seller to Effect
                the Closing  . . . . . . . . . . . . . . . . . . . . . .  52

                                 ARTICLE VII

                                 TERMINATION
      Section 7.1    Termination . . . . . . . . . . . . . . . . . . . .  53
      Section 7.2    Effect of Termination . . . . . . . . . . . . . . .  54

                                ARTICLE VIII
                               INDEMNIFICATION

      Section 8.1    Indemnification; Remedies . . . . . . . . . . . . .  54
      Section 8.2    Notice of Claim; Defense  . . . . . . . . . . . . .  57
      Section 8.3    Resolution of All Tax-Related Disputes  . . . . . .  59
      Section 8.4    Tax Effect of Indemnification Payments  . . . . . .  59
      Section 8.5    No Duplication; Sole Remedy Procedures  . . . . . .  59
      Section 8.6    No Right of Off-Set/Set-off . . . . . . . . . . . .  59

                                 ARTICLE IX
                       DEFINITIONS AND INTERPRETATION

      Section 9.1    Definitions . . . . . . . . . . . . . . . . . . . .  60
      Section 9.2    Interpretation  . . . . . . . . . . . . . . . . . .  71

                                  ARTICLE X
                                MISCELLANEOUS

      Section 10.1   Fees and Expenses . . . . . . . . . . . . . . . . .  72
      Section 10.2   Amendment and Modification  . . . . . . . . . . . .  72
      Section 10.3   Notices . . . . . . . . . . . . . . . . . . . . . .  72
      Section 10.4   Counterparts  . . . . . . . . . . . . . . . . . . .  74
      Section 10.5   Entire Agreement; No Third-Party Beneficiaries  . .  74
      Section 10.6   Severability  . . . . . . . . . . . . . . . . . . .  74
      Section 10.7   Governing Law . . . . . . . . . . . . . . . . . . .  74
      Section 10.8   Venue . . . . . . . . . . . . . . . . . . . . . . .  74
      Section 10.9   Time of Essence . . . . . . . . . . . . . . . . . .  74
      Section 10.10  Extension; Waiver . . . . . . . . . . . . . . . . .  74
      Section 10.11  Election of Remedies  . . . . . . . . . . . . . . .  75
      Section 10.12  Assignment  . . . . . . . . . . . . . . . . . . . .  75


                                  EXHIBITS

 Exhibit A Form of Opinion of Counsel to Seller
 Exhibit B Form of Opinion of Counsel to Purchaser
 Exhibit C Inland Leases
 Exhibit D Form of Transition Services Agreement



                            STOCK SALE AGREEMENT


           Stock Sale Agreement, dated as of October 26, 1999, by and between Guaranty Federal Bank, F.S.B., a federally chartered savings bank, and PLM International, Inc., a Delaware corporation and the holder of all the outstanding capital stock of American Finance Group, Inc., a Delaware corporation. Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

           WHEREAS, Seller owns, of record and beneficially, all of the Shares; and

           WHEREAS, each of the boards of directors of Purchaser and Seller has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Purchaser, which acquisition is to be effected by the purchase of the Shares by Purchaser upon the terms and subject to the conditions set forth herein;

           NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I
                         PURCHASE AND SALE OF SHARES

           Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, Seller shall, at the Closing, sell, convey, assign, transfer and deliver to Purchaser all of the Shares, free and clear of all Encumbrances, except for any restrictions on transfer arising under the Securities Act or any applicable state securities laws.

           Section 1.2 Base Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares, Purchaser shall pay to Seller at the Closing the Base Purchase Price, which amount shall be payable in immediately available funds by wire transfer to such bank account or accounts as may be specified by Seller to Purchaser at least five (5) Business Days prior to the Closing.

           Section 1.3    Base Purchase Price Adjustment.

                (a)  As promptly as practicable, but not later than sixty
 (60) calendar days after the Closing Date, Seller, with the cooperation of Purchaser, shall cause to be prepared and delivered to Purchaser the Closing Date Balance Sheet. Except as set forth in and in accordance with Section1.3(b) or Section 1.3(c), as the case may be, the Closing Date Balance Sheet shall not be binding on Purchaser if Purchaser timely exercises its right to dispute the same pursuant to the procedures set forth in this Section 1.3. If Purchaser does not exercise such right with respect to the Closing Date Balance Sheet on a timely basis under this
 Section 1.3, then Purchaser shall be deemed to have accepted the Closing Date Balance Sheet.

                (b) Purchaser must cooperate in good faith in the preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall be prepared on a basis consistent with the preparation of the Balance Sheet. During the thirty (30) days immediately following Purchaser's receipt of the Closing Date Balance Sheet, Purchaser shall be permitted to review the working papers of Seller relating to the Closing Date Balance Sheet. The Closing Date Balance Sheet shall become final and binding upon Seller and Purchaser on the thirtieth (30th) day following receipt thereof by Purchaser unless Purchaser gives a Notice of Disagreement to Seller on or before such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted and (ii) include disagreements relating only to the Closing Date Balance Sheet.

                (c) During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve by written agreement any differences that they may have with respect to any matter included in the Notice of Disagreement. During such 30-day period, Seller shall have full access to the working papers of Purchaser prepared in connection with Purchaser's preparation of the Notice of Disagreement. Should the parties resolve by written agreement all differences included in the Notice of Disagreement during such 30-day period, Seller shall prepare a revised Closing Date Balance Sheet reflecting the terms of such written agreement and deliver such revised Closing Date Balance Sheet to Purchaser within two (2) Business Days after the execution of such written agreement by both parties. Should any such differences remain unresolved at the end of such 30-day period, Seller and Purchaser shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination in writing in respect of such matters, which determination shall be binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Purchaser and Seller (and not by independent review), only those matters that remain in dispute and were properly included in the Notice of Disagreement). Each of Seller and Purchaser shall instruct the Accounting Firm to deliver, as soon as practicable following the selection of the Accounting Firm, its final determination to the parties in writing. Within two (2) Business Days following delivery by the Accounting Firm of its final determination in writing to the parties, Seller shall deliver to Purchaser a revised version of the Closing Date Balance Sheet reflecting
 (i) any written agreement by the parties with respect to any matter included in the Notice of Disagreement and/or (ii) the final determination of the Accounting Firm. Purchaser and Seller shall bear equally the fees and expenses incurred by the Accounting Firm in carrying out its duties under this Section 1.3. If a timely Notice of Disagreement is given by Purchaser in accordance with Section 1.3(b), then the Closing Date Balance Sheet, as revised in accordance with this Section 1.3(c), shall become final and binding upon Seller and Purchaser on the date Seller delivers such revised version of the Closing Date Balance Sheet to Purchaser.

                (d) If the Base Purchase Price is more than the Final Purchase Price, Seller shall, within five (5) Business Days after the Closing Date Balance Sheet has become final and binding on Seller and Purchaser pursuant to this Section 1.3, make payment to Purchaser by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the Applicable Rate calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. If the Base Purchase Price is less than the Final Purchase Price, Purchaser shall, within five (5) Business Days after the Closing Date Balance Sheet has become final and binding on Seller and Purchaser pursuant to this Section 1.3, make payment to Seller by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the Applicable Rate calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.

                                 ARTICLE II
                                 THE CLOSING

           Section 2.1 The Closing. The sale and transfer of the Shares by Seller to Purchaser shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, Suite 3800, San Francisco, California, at 10:00 a.m., Pacific Standard Time, on the later of (a) January 14, 2000 and (b) five (5) Business Days following the satisfaction and/or waiver of all conditions to closing set forth in
 Article VI, unless another date or place is agreed in writing by each of the parties hereto.

           Section 2.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

                (a) one or more certificates representing all of the Shares, each such certificate to be duly and validly endorsed in the name of Purchaser or in blank or accompanied by separate stock powers duly and validly executed by Seller in blank, in proper form for transfer, together with evidence of payment by Seller of any applicable transfer taxes;

                (b) resignations of each director of the Company and each Company Subsidiary;

                (c)  executed copies of the consents referred to in Section
 6.1(c);

                (d) all minute books and stock ledgers for the Company and the Company Subsidiaries;

                (e) a certification of non-foreign status for Seller in the form and manner which complies with the requirements of Section 1445 of the Code;
                (f) the opinions, certificates and other documents to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions; and

                (g) a certificate of an officer of Seller that the resolution of its stockholders contemplated by Section 271 of the DGCL authorizing the sale of the Shares has been obtained.

           Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall:

                (a)  transfer the Base Purchase Price in accordance with
 Section 1.2; and

                (b) deliver, or cause to be delivered, to Seller such opinions, certificates and other documents to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Seller contained herein and except with respect to Schedules 3.8, 3.12, 3.16 and 3.21, disclosure in any section of the Disclosure Schedule (excluding the Financial Statements attached thereto as Schedule 3.10) of specific facts or circumstances sufficient to clearly and actually notify Purchaser of the nature and extent of the matter required to be disclosed shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

           Seller, for itself, and on behalf of the Company and each Company Subsidiary (as applicable), represents and warrants to Purchaser that:

           Section 3.1 Organization. Except as set forth on Schedule 3.1, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect.

           Section 3.2 Authorization; Validity of Agreement. Except as set forth on Schedule 3.2 and subject to receiving the authorization of its stockholders contemplated by Section 271 of the DGCL, Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Seller and, except for the authorization of the stockholders of Seller contemplated by Section 271 of the DGCL, no other corporate or other action on the part of Seller or its stockholders is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the Transactions.

           Section 3.3 Execution; Validity of Agreement. Except as set forth on Schedule 3.3, this Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except: (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses.

           Section 3.4 Consents and Approvals; No Violations. Except as set forth on Schedule 3.4, and for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state securities or blue sky laws and the OTS, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof will: (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of the status of Purchaser as a federally chartered savings bank.

           Section 3.5 Ownership and Possession of Shares. Except as set forth on Schedule 3.5, Seller is the record and beneficial owner of all of the Shares. The certificates representing the Shares are now and at all times during the term hereof shall be held by Seller or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and restrictions on transfer arising under the Securities Act or any applicable state securities laws.

           Section 3.6    Good Title Conveyed. Except as set forth on
 Schedule 3.6, the stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will vest in Purchaser good title to all the Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and any applicable state securities laws.

           Section 3.7 Company Action. Except as set forth on Schedule 3.7, no vote of, or consent by, the holders of any class or series of capital stock issued by the Company or any Company Subsidiary is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions.

           Section 3.8 Capitalization. The total number of shares of capital stock, and the classes and par values thereof, which the Company and each Company Subsidiary is authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned by Seller or the Company (with respect to each Company Subsidiary) are set forth on Schedule 3.8. All the Shares and all outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.8, as of the date hereof, (a) there are no shares of capital stock or other equity securities of the Company or any Company Subsidiary authorized, issued or outstanding; and (b) there are no existing options, warrants, calls, pre-emptive rights, exchange rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock or other equity securities of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity securities of the Company or any Company Subsidiary.

           Section 3.9 Organization; Qualification. Each of the Company and the Company Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification or license is required or, if the Company or any Company Subsidiary is not so qualified in any such jurisdiction, (A) it can become so qualified or licensed in such jurisdiction without a Company Material Adverse Effect and (B) prior to the date of this Agreement, any such failure to be so qualified or licensed has not had, and is not reasonably expected to have a Company Material Adverse Effect. Seller has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws of each of the Company and the Company Subsidiaries as presently in effect. Schedule 3.9 sets forth the name and jurisdiction of incorporation of the Company and each Company Subsidiary and the jurisdictions in which the Company and each Company Subsidiary is qualified to do business. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all Encumbrances and all material claims or charges of any kind and is validly issued, fully paid and nonassessable.

           Section 3.10 Financial Statements. True and complete copies of the Financial Statements are attached hereto as Schedule 3.10. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments which are not material).

           Section 3.11 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements or in Schedule 3.11 and (b) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, the Company has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a Company Material Adverse Effect.

           Section 3.12 Outstanding Indebtedness. Schedule 3.12 lists all Indebtedness outstanding as of June 30, 1999, except for items of outstanding Indebtedness the principal amount of which did not exceed as of such date $25,000 in any individual case or $100,000 in the aggregate.
 Schedule 3.12 sets forth the amount of principal and unpaid (accrued and unaccrued) interest outstanding as of June 30, 1999 (except as otherwise noted) under each instrument evidencing outstanding Indebtedness, including such amounts of principal or interest, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of any of the Transactions.

           Section 3.13   Absence of Certain Changes. Except as set forth on
 Schedule 3.13, since the Balance Sheet Date, each of the Company and the Company Subsidiaries has conducted its respective business only in the ordinary course consistent with past practice, and neither the Company nor any Company Subsidiary has taken any action, or permitted any fact or circumstance to occur or exist, that would constitute a breach of any provision of Section 5.1 had such action been taken or such fact or circumstance occurred or existed at any time since the Balance Sheet Date. Except as set forth on Schedule 3.13, since the Balance Sheet Date, none of the Company or any Company Subsidiary has suffered any change in its working capital, business, financial condition, results of operations, assets or liabilities which has resulted in, or may reasonably be expected to result in, a Company Material Adverse Effect, nor, to the Knowledge of Seller, has any such change been threatened.

           Section 3.14 Title to Properties; Encumbrances. Except for properties and assets (including Leases) sold since the Balance Sheet Date in the ordinary course of business and except as set forth on Schedule 3.14, either the Company or a Company Subsidiary has good title to each of the properties and assets reflected on the Balance Sheet, free and clear of any Encumbrance that would reasonably be expected to have a Company Material Adverse Effect and which is not disclosed on the Balance Sheet. As of the date hereof, all tangible assets and properties of the Company and each Company Subsidiary, excluding Leased Properties, are in good operating condition and repair and are usable in the ordinary course of business consistent with past practice. Each Lease requires the lessee to maintain the Leased Property in good operating condition and repair, and to the Knowledge of Seller, there have been no failures to maintain Leased Properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

           Section 3.15 Leased Real Property. None of the Company or any of the Company Subsidiaries owns any real property. Schedule 3.15 sets forth a complete list, and the location and a brief description, of all real property leased by the Company and the Company Subsidiaries. True and complete copies of leases relating to such real property have heretofore been furnished to Purchaser.

           Section 3.16 Leases. Schedule 3.16 sets forth a complete list of all Leases (including certain material terms of such Leases) as of the date hereof, complete and correct copies of which, together with all amendments thereto, have been made available to Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms except: (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses. The Company and each Company Subsidiary (as the case may be) have fulfilled, or taken all action necessary to enable it to fulfill when due, all of their respective obligations under each Lease. Except as set forth on Schedule 3.16, to the Knowledge of Seller, no party is in default under any Lease such that that default would reasonably be expected to result in a loss to the Company or a Company Subsidiary in excess of $10,000 individually or $100,000 in the aggregate, and no notice of any claim of default has been given by a lessee under a Lease to the Company or any Company Subsidiary. To the Knowledge of Seller, there does not exist under any Lease any other event or condition that, after notice or lapse of time or both, would constitute on the part of any lessee thereto a violation, breach or event of default thereunder which would reasonably be expected to result in a loss to the Company or any Company Subsidiary in excess of $10,000 individually or $100,000 in the aggregate. Except as set forth in Schedule 3.16, no consent of any lessee or guarantor under any Lease is required as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions.

           Section 3.17   Contracts and Commitments.

                (a) Schedule 3.17(a) contains a complete and correct list and description of all agreements, contracts, commitments and other instruments and arrangements (whether or not written), other than Leases, of the types described below to which the Company or any Company Subsidiary is a party or by which any of them is bound as of the date hereof and with respect to which payments by or to the Company or any Company Subsidiary exceeded $10,000 during the 12-month period ended September 30, 1999 or, if continued, would be expected to exceed $10,000 during the 12-month period ending September 30, 2000 (the "Contracts"):

                          (i)  employment, consulting, agency,
      collective bargaining, profit sharing, stock option, severance or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, agents, independent contractors or consultants;

                          (ii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                          (iii) licenses, licensing arrangements
      and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                          (iv) brokerage or finder's agreements;

                          (v)  joint venture, partnership and similar
      contracts;

                          (vi) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than Leased Property), or involving continuing indemnity or other obligations;

                          (vii) agent, representative, sales,
      marketing or similar agreements;

                          (viii) contracts, agreements or
      arrangements with respect to the representation of the Company business in foreign countries;

                          (ix) lease agreements where the Company or any Company Subsidiary is the lessee, providing for the leasing of personal property, whether or not primarily used in, or held for use primarily in connection with, the business of the Company or any Company Subsidiary; and

                          (x)  any other contracts, agreements or
      commitments that are material to the business of the Company or any Company Subsidiary.

                (b) Except as set forth on Schedule 3.17(b), Seller has made available to Purchaser complete and correct copies of all Contracts, together with all amendments and supplements thereto.

                (c) Except as set forth on Schedule 3.17(c)(i), all Contracts are in full force and effect. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or any Company Subsidiary, or, to the Knowledge of Seller, any other party thereto, except for such events or conditions that, individually or in the aggregate, have not had or resulted in, and will not have or result in, a Company Material Adverse Effect. Except as set forth in Schedule 3.17(c)(ii), no consent of any third party is required under any Contract as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions.

                (d) Other than as set forth on Schedule 3.17(d), neither the Company nor any Company Subsidiary has outstanding any power of attorney that is material to the business of the Company and the Company Subsidiaries.

                (e) Except as set forth on Schedule 3.17(e), no purchase contracts or commitments of the Company or any Company Subsidiary are in excess of the normal, ordinary and usual requirements of business or are at an excessive price.

                (f) Except as set forth on Schedule 3.17(f), neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere in the world, except such restrictions as would not have a Company Material Adverse Effect.

                (g) Except as set forth on Schedule 3.17(g), neither the Company nor any Company Subsidiary has outstanding any agreement to acquire or guarantee any debt obligations of others.

           Section 3.18   Customers and Lenders. Except as set forth on
 Schedule 3.18, since the Balance Sheet Date there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than 5% of the Company's revenues from Leases (on a consolidated basis) during the period from January 1, 1999 to June 30, 1999, or any lender from whom the Company or the Company Subsidiaries borrowed funds constituting more than 5% of its total assets as of June 30, 1999.

           Section 3.19 Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature as of the date hereof.

           Section 3.20 Casualties. Except as set forth on Schedule 3.20, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has been affected as a result of flood, fire or explosion which constitutes a Company Material Adverse Effect.

           Section 3.21   Litigation.

                (a) Except as set forth on Schedule 3.21, there are no actions, suits, claims or administrative or arbitral proceedings or investigations pending or, to the Knowledge of Seller, threatened naming the Company or any Company Subsidiary as a defendant and seeking damages of $10,000 or more or an injunction against the Company or any Company Subsidiary. Except as set forth on Schedule 3.21, there are no outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity against the Company or any Company Subsidiary. Except for pending or unresolved claims existing as of the date hereof and except as otherwise set forth in Schedule 3.21, no lessee under a Lease listed on Schedule 3.16 or Governmental Entity has informed the Company that it believes there are any bases or grounds for any action, suit, claim, investigation or proceeding by it that would be required to be listed in Schedule 3.21 if such action, suit, claim, investigation or proceeding were now pending or threatened. Neither the Company nor any Company Subsidiary is currently engaged in any action as plaintiff except as otherwise set forth in
 Schedule 3.21.

                (b) There are no actions, suits or claims, or legal, administrative or arbitral proceedings, pending or, to Knowledge of Seller, threatened, that would give rise to any right of indemnification against the Company or any Company Subsidiary or any successor to the business of the Company or any Company Subsidiary under any contract or other agreement to which the Company or such Company Subsidiary is a party, or by which it or its respective properties or assets is bound or subject.

                (c) There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened against or involving the Company or any Company Subsidiary which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions.

           Section 3.22   Environmental Matters. Except as set forth on
 Schedule 3.22, to the Knowledge of Seller, (a) the Company and each Company Subsidiary are in compliance with all applicable Environmental Laws, (b) neither the Company nor any Company Subsidiary has received any written notice with respect to the business of, or any property or assets owned or leased by, the Company or any Company Subsidiary from any Governmental Entity or other Person alleging that the Company or any Company Subsidiary is not in compliance with any Environmental Law, (c) there has been no "release" of a "hazardous substance", as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., in excess of a reportable quantity on any real property owned by the Company or any Company Subsidiary that is used for the business of the Company or any Company Subsidiary, (d) there is no proceeding threatened before any Governmental Entity in which the Company or any Company Subsidiary reasonably would be expected to be named as a defendant or potentially responsible party for alleged noncompliance with any applicable Environmental Law, and (e) there is no proceeding pending before any Governmental Entity in which the Company or any Company Subsidiary has been named as a defendant or potentially responsible party for alleged noncompliance with any applicable Environmental Law.

           Section 3.23   Compliance with Laws. Except as set forth on
 Schedule 3.23, to the Knowledge of Seller, the Company and the Company Subsidiaries have complied in a timely manner and in all respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities that are material to the business, properties or assets of the Company or any Company Subsidiary.

           Section 3.24   Employee Benefit Plans.

                (a) Schedule 3.24(a) contains a true and complete list of all Plans and indicates, where applicable, each Plan sponsored by the Company or a Company Subsidiary. The Company has heretofore made available to Purchaser a true and complete copy of each written Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle, and a written summary of any unwritten Plan; the summary plan description for each Plan; the most recent Form 5500 and summary annual report for each Plan; and the most recent Internal Revenue Service determination letter for each Plan to the extent applicable.

                (b) Except as set forth on Schedule 3.24(b), to the Knowledge of Seller, no liability under Title IV or Section 302 of ERISA or
 Section 4980 B of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

                (c) Except as set forth on Schedule 3.24(c), to the Knowledge of Seller, the PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                (d) Except as set forth on Schedule 3.24(d), no Title IV Plan is a "multi-employer pension plan," as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

                (e) Except as set forth on Schedule 3.24(e), each Plan has been operated and administered in accordance with its terms and applicable law, including ERISA and the Code, except as would not have a Company Material Adverse Effect; no breaches of fiduciary duty or "prohibited transactions" within the meaning of Section 406 of ERISA have occurred with respect to any Plan; and all contributions and premiums due (taking into account any extensions for such contributions and premiums) at or prior to the Closing Date have been paid in full or accrued with respect to each Plan.

                (f) Except as set forth on Schedule 3.24(f), each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

                (g) Except as set forth on Schedule 3.24(g), no Plan provides health or death benefits after termination of employment except as required by Part 6 of Title I of ERISA.

                (h) Except as set forth on Schedule 3.24(h), the consummation of the transactions contemplated by this Agreement will not
 (i) entitle any individual to any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Plan, or
 (ii) constitute or result in a "prohibited transaction" under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Plan.

           Section 3.25   Tax Matters.

                (a) Except as set forth on Schedule 3.25(a), all Tax Returns required to be filed by the Company, any Company Subsidiary or any member of the Seller's Group or any corporation that was included in the filing of a return with the Company or any Company Subsidiary on a consolidated, combined or unitary basis have been filed and all Taxes required to be shown on Tax Returns or otherwise due or payable have been paid and any penalties and interest relating to such Taxes have been paid. None of the Tax Returns contain, or are required to contain, a disclosure statement under Section 6662 of the Code, or any similar provision of state, local or foreign law, in order to avoid a penalty for any taxable year. Except as set forth on Schedule 3.25(a), no extension of time within which to file any Tax Return with respect to the Company, any Company Subsidiary, or any member of the Seller's Group has been requested, which Tax Return has not since been filed. All Tax Returns are true, correct and complete in all respects

                (b) Except as set forth on Schedule 3.25(b), no adjustment relating to any Tax Returns has been proposed in writing by any Governmental Entity, and no basis exists for any such adjustment. There are no outstanding subpoenas or requests for information with respect to any Tax Returns or portions thereof. There are no pending investigations, actions or proceedings in respect of which the Seller's Group has received written notice for the assessment or collection of Taxes for which the Company or any Company Subsidiary may become liable in its own right or as a member of the Seller's Group, or as a transferee of the assets of, or successor to, any entity against the Company, any Company Subsidiary, or any member of the Seller's Group. There are no deficiencies in Taxes that have been assessed in writing against any member of the Seller's Group.

                (c) Except as set forth on Schedule 3.25(c), no consent under Section 341(f) of the Code has been filed with respect to the Company, any Company Subsidiary or any member of the Seller's Group.

                (d) Except as set forth on Schedule 3.25(d), there are no Tax liens on any assets of the Company or any Company Subsidiary, except with respect to Taxes which are not yet due and payable.

                (e) Except as set forth on Schedule 3.25(e), neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

                (f) Except as set forth on Schedule 3.25(f), neither the Company nor any Company Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any person for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

                (g) Except as set forth on Schedule 3.25(g), the Company and each Company Subsidiary is a member of an affiliated group (within the meaning of Section 1504 of the Code) that is eligible to file a consolidated return with Seller for United States federal income tax purposes. No other entity is or has since January 1, 1995 been eligible to file a consolidated or combined return with the Company or any Company Subsidiary and the Company has not filed or consented to the filing of any United States federal or state consolidated or combined return with any entity not a member of the Seller's Group.

                (h) Except as set forth on Schedule 3.25(h), neither the Company nor any Company Subsidiary owes any amounts pursuant to any tax sharing agreement or arrangement, nor will they have any liability after the date hereof in respect of any tax sharing agreement or arrangement executed or agreed to prior to the date hereof, whether any such agreement or arrangement is written or unwritten.

                (i) Except as set forth on Schedule 3.25(i), all Taxes required to be withheld, collected or deposited in connection with the operations and activities of the Company, any Company Subsidiary or any member of the Seller's Group have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant taxing authority.

                (j) Except as set forth on Schedule 3.25(j), the Company and each Company Subsidiary has properly accrued all current or contested Taxes on their books and records, and their books and records reflect reserves that are adequate in accordance with GAAP for the payment of all Taxes not yet due and payable that are properly accruable thereon through the close of business on the Closing Date (including Taxes being contested).

                (k) Except as set forth on Schedule 3.25(k), as of the Balance Sheet Date, neither the Company nor any Company Subsidiary had liability for any Taxes in excess of amounts accrued or the reserves established on the Balance Sheet, including any liability for Taxes resulting from being a member of or leaving the Seller's Group.

                (l) Except as set forth on Schedule 3.25(l), there are no outstanding requests, waivers, consents or agreements to extend the statute of limitations for any period with respect to any Tax or deficiency to which the Company or any Company Subsidiary may be liable either directly or as a member of the Seller's Group.

                (m) Except as set forth on Schedule 3.25(m), neither the Company nor any Company Subsidiary has (i) income that may be reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending at or prior to the Closing Date that will not be reflected on the Closing Date Balance Sheet which may result in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (ii) deferred gain or loss arising out of any deferred intercompany transaction.

                (n) Except as set forth on Schedule 3.25(n), neither the Company nor any Company Subsidiary is liable for the Taxes of any individual, corporation, unincorporated organization or Government Entity
 (i) under Treasury Department Regulation Section 1.1502-6 or any similar provision of state, local, or foreign law, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                (o) Except as set forth on Schedule 3.25(o), there are no requests for rulings or determination letters made by or on behalf of the Company, any Company Subsidiary or any member of the Seller's Group currently outstanding that could affect the Taxes of the Company or any Company Subsidiary.

                (p) Except as set forth on Schedule 3.25(p), no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

                (q) Except as set forth on Schedule 3.25(q), Seller and the Company have made available to Purchaser true and complete copies of all Tax Returns of the Company and each Company Subsidiary, for all periods which are not closed by the statute of limitations.

                (r) Except as set forth on Schedule 3.25(r), Seller and the Company made available to Purchaser a true and complete copy of any: (i) elections, letter rulings and determination letters relating to Taxes with respect to the Company or any Company Subsidiary; and (ii) examination reports, closing agreements and statements of deficiencies for Taxes assessed against or agreed to by the Company or any Company Subsidiary, or any member of the Seller's Group, in each case, within the last six (6) years.

                (s) Except as set forth on Schedule 3.25(s), Seller and the Company have delivered to Purchaser a true and complete copy of any tax sharing or allocation agreement or arrangement involving the Company or any Company Subsidiary and have informed the Purchaser in writing of any such agreement or arrangement that is unwritten or informal.

                (t) Schedule 3.25(t) sets forth a complete list of all current tax elections in effect with respect to the Company or any Company Subsidiary, and Seller agrees not to cause or permit the Company or any Company Subsidiary to change any current elections or make any new elections prior to Closing which would affect the Company or any Company Subsidiary without obtaining the consent of Purchaser.

                (u) Schedule 3.25(u) lists or indicates, as the case may be, as of the date hereof (i) all income Tax Returns and all State sales tax returns filed with respect to the Company or any Company Subsidiary for taxable periods ended on or after December 31, 1994; (ii) the jurisdictions in which such returns have been filed on the basis of a consolidated, combined or unitary group; (iii) the most recent of such returns for each relevant jurisdiction for which an audit has been completed; (iv) all of such returns that currently are the subject of an audit; and (v) the period for the assessment of any taxes relating to such returns that is not closed by reason of the applicable statute of limitations or by reason of a closing agreement with the appropriate authority.

                (v) Except as set forth on Schedule 3.25(v), as of the date hereof the Tax Returns of the Company, each Company Subsidiary, and the Seller's Group have been audited by the Internal Revenue Service or other governmental agency (or closed by applicable statutes of limitations) and all tax liabilities in respect thereof have been finally determined for all taxable years ending on or before December 31, 1995.

                (w) Except as set forth on Schedule 3.25(w), none of the assets of the Company or any Company Subsidiary is property which the Company or any Company Subsidiary is required to treat as being owned by any other person pursuant to the so called "Safe Harbor" lease provisions of former Section 168(f)(8) of the Code.

                (x) Except as set forth on Schedule 3.25(x), none of the assets of the Company or any Company Subsidiary, directly or indirectly, secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

                (y) Except as set forth on Schedule 3.25(y), none of the assets of the Company or any Company Subsidiary is tax exempt use property within the meaning of Section 168(h) of the Code.

                (z) Except as set forth on Schedule 3.25(z), the Seller is a United States person within the meaning of the Code.

                (aa) Except as set forth on Schedule 3.25(aa), the transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code or of Subchapter A of Chapter 3 of the Code.

                (bb) Except as set forth on Schedule 3.25(bb), the Company is, and at all times from and after the date hereof until the Closing Date, shall be a member of the "selling consolidated group" within the meaning of
 Section 338(h)(10) of the Code.

           Section 3.26 Intellectual Property. Schedule 3.26 sets forth a list of all Company Intellectual Property owned, licensed to or used by the Company and the Company Subsidiaries that is material to the business or operation of the Company and the Company Subsidiaries, and with respect to which the Company and each of the Company Subsidiaries possesses legally enforceable rights. To the Knowledge of Seller, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property that are reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 3.26, to the Knowledge of Seller, the conduct of the business of the Company and the Company Subsidiaries and the Company Intellectual Property does not infringe any Intellectual Property rights of any Person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property.

           Section 3.27   Labor Matters.

           Except as set forth on Schedule 3.27:

                (a) There is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the Knowledge of Seller, threatened against the Company or any Company Subsidiary.

                (b) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of the Company or any Company Subsidiary.

                (c) No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company or any Company Subsidiary.

                (d) Neither the Company nor any Company Subsidiary has experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

                (e) There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board.

                (f) At no time have the Company and its Subsidiaries, taken as a whole, had, nor as of the date hereof do the Company and its Subsidiaries, taken as a whole, have more than 49 employees.

                (g) As of the date hereof, (i) there are no pending or, to the Knowledge of Seller, threatened employment discrimination claims or charges against the Company or any Company Subsidiary, (ii) there are no pending or, to the Knowledge of Seller, threatened employment discrimination or wrongful termination lawsuits against the Company or any Company Subsidiary and (iii) there are no other pending or, to the Knowledge of Seller, threatened claims or lawsuits by an current or former employee of the Company or any Company Subsidiary.

                (h) All wages that have been paid or payable by the Company or any Company Subsidiary have been paid in material compliance with the Fair Labor Standards Act and any contractual agreements between the Company or any Company Subsidiary and any of its current or former employees.

                (i) All unemployment insurance premiums relating to any current or former employee of the Company or any Company Subsidiary have been paid.

           Section 3.28 Brokers or Finders. Except for Legg Mason Wood Walker, Incorporated and Katherine Delano, each of whose fees and expenses will be paid by Seller in accordance with Seller's agreement or arrangement with such firm, neither Seller nor any of or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

           Section 3.29   Year 2000 Readiness. Except as set forth on
 Schedule 3.29, the Company has reviewed its internal information and business systems, including its computer software, hardware and related systems, that the Company reasonably believes may be affected by the Year 2000 Problem. The Company reasonably believes that its internal information and business systems will be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 and that such systems currently are not, and will not be, materially adversely affected by the Year 2000 Problem. In addition, the Company has surveyed the Outside Parties. Based upon the aforementioned internal review and surveys (and associated responses) of the Outside Parties, Seller reasonably believes that the Year 2000 Problem has not resulted in and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.30 Insurance. Schedule 3.30 contains a true and complete list as of the date hereof of all insurance policies or related binders, in the event that the relevant insurance policy is not in the possession of Seller, that have provided, are currently providing or will provide coverage to the Company or any of the Company Subsidiaries at any time during the period commencing October 1, 1997 and ending on the Closing Date. Seller has made available to Purchaser copies of each of the insurance policies or related binders listed on Schedule 3.30 in its possession, and, except as set forth in Schedule 3.30, all of such policies are in full force and effect as of the date hereof.

           Section 3.31 Employees. Schedule 3.31 sets forth the names and current annual salary rates or current hourly wages of all employees of the Company and each Company Subsidiary as of the date hereof, the date of the last salary increase, the date of commencement of employment of each employee with the Company each Company Subsidiary or their respective predecessors, and a summary of any accrued salary, bonuses, vacation, leave and other compensation payable to each employee.

           Section 3.32 Non-Continuing Subsidiaries. Except as set forth on Schedule 3.32, the Company has prior to the date hereof (a) transferred to Seller all of the outstanding capital stock of the Non-Continuing Subsidiaries and (b) assigned to Seller its entire limited partnership interest in Eireann II and its entire limited partnership interest in Eireann III, together with all of its rights and obligations as a limited partner under the limited partnership agreements for each of such limited partnerships, in each case with no further liability to the Company, the Company Subsidiaries, Purchaser or any of their respective Affiliates.

           Section 3.33 Disclosure; No Other Representations. The representations and warranties contained in this Article III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article III not misleading. Except for the representations and warranties contained in this
 Article III, neither Seller nor any other Person acting on behalf of Seller makes any representation or warranty, express or implied.

                                 ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller that:

           Section 4.1 Organization. Purchaser is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, a material adverse effect on Purchaser's ability to consummate the Transactions.

           Section 4.2 Authorization and Execution; Validity of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of capital stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses.

           Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the OTS, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transactions.

           Section 4.4 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

                (a) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares (other than, if applicable, to any Affiliate of Purchaser). Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws.

                (b) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

           Section 4.5 Availability of Funds. Purchaser will have at the Closing sufficient immediately available funds, in cash, to pay the Base Purchase Price and to effect the Transactions as contemplated under this Agreement.

           Section 4.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Purchaser, governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries by or before any Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to complete the Closing in all respects.

           Section 4.7 Brokers or Finders. Neither Purchaser nor any of or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                                  ARTICLE V
                                  COVENANTS

           Section 5.1 Interim Operations of the Company. Except as expressly permitted by this Agreement and except as may be consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), from the date hereof to the Closing Date Seller shall cause the Company and each Company Subsidiary not to:

                (a) conduct the business of the Company and the Company Subsidiaries other than in the same manner as heretofore conducted and only in the ordinary course, using all reasonable efforts to (i) preserve intact the present business of the Company and the Company Subsidiaries, (ii) maintain their respective properties and assets in good operating condition, (iii) keep available the services of their respective officers and significant employees, and (iv) preserve their relationships with their respective customers, suppliers, licensors, lessors, lessees and other Persons having business dealings with them, to the end that their goodwill and ongoing business shall be unimpaired in all material respects following the Closing Date;

                (b) (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock (including the Shares), or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or
 (iii) split, combine or reclassify any shares of any class or series of its capital stock;

                (c) except with respect to the Leases, (i) incur or assume any Indebtedness in excess of an aggregate amount of $50,000, (ii) modify the terms of any Indebtedness or other liability other than Indebtedness set forth on Schedule 5.1(c) which the Company shall be entitled to renew provided that such renewal permits repayment on or prior to the Closing Date without penalty or continuing obligation, (iii) assume, guarantee or indemnify the obligations of any other Person in excess of an aggregate amount of $50,000, or (iv) mortgage, pledge or subject to lien, any property, business or assets (tangible or intangible) not subject to a Lease and held in connection with the business of the Company and the Company Subsidiaries;

                (d) outside the ordinary course of business, make any loan to, or enter into any non-arm's length transaction with, any stockholder, director or officer, or make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any stockholder, director, officer, employee or agent of the Company or any Company Subsidiary (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof and described in the Disclosure Schedule);

                (e) permit any insurance policies naming any of them as a beneficiary or a loss payable payee to lapse or expire, except to the extent such policies are replaced with equivalent policies, without diminution of or gaps in coverage and sufficient to insure the assets, property and business of the Company and each Company Subsidiary to the same extent as currently insured;

                (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

                (g) change, in any material respect, any of the accounting methods used by it unless required by GAAP;

                (h) in respect of its capital stock, make, declare or pay any dividends or distribution, other than cash dividends or distributions, to its stockholders or redeem, purchase or otherwise acquire any shares of any class or series of its capital stock or other securities of the Company or any Company Subsidiary;

                (i) make any capital expenditures in an aggregate amount exceeding $50,000 (other than directly with respect to Leases);

                (j) except with respect to Leases, enter into any contract, agreement or understanding (written or otherwise) (i) the performance of which will extend over a period of more than six (6) months, (ii) which will result in a loss to the Company or any Company Subsidiary, or (iii) involve aggregate consideration payable by the Company or any Company Subsidiary in excess of $25,000 over the next twelve (12) months;

                (k) institute, settle or agree to settle any litigation, action or proceeding before any Governmental Entity, or waive any rights of value or rights that would otherwise accrue to the Company or any Company Subsidiary after the Closing Date;

                (l) collect its accounts receivable other than in the ordinary course of business consistent with past practice;

                (m) pay its accounts payable other than in the ordinary course of business consistent with past practice, nor fail to pay or discharge when due any liabilities;

                (n) sell, transfer, encumber, lease, pledge, mortgage or otherwise dispose of all or any material portion of its assets or properties; provided, however, that nothing in this Section 5.1 shall prohibit the Company or any Company Subsidiary from selling or transferring in the ordinary course and consistent with past practice any Lease, Leased Property or personal property formerly subject to a Lease;

                (o) take, or agree to commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI (other than the condition described in Section 6.2(o)) not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would impair the ability of Purchaser or Seller to consummate the Closing in accordance with the terms hereof or materially delay such consummation; or

                (p) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

           Section 5.2    Access; Confidentiality.

                (a) Seller shall cause the Company, prior to the Closing, to (i) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) cause the officers of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at Purchaser's expense, at a reasonable time, under the supervision of Seller's or the Company's personnel and in such a manner as not to interfere with the normal operation of the business of Seller or the Company. Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed prior to the date hereof, nothing in this Section 5.2(a) shall require either Seller or the Company to disclose any information to Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Seller, the Company or any Affiliate of either is a party); provided, however, that any such failure to disclose shall not excuse Seller from any resulting breach of any representation, warranty or covenant of Seller (excluding any covenant set forth in this Section 5.2) contained in this Agreement.

                (b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing or until it terminates in accordance with its terms. The information contained in the Disclosure Schedule shall be subject to the Confidentiality Agreement as Evaluation Material (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. Except as otherwise provided in Section 5.5, Purchaser shall cause its consultants, advisors and representatives to treat the information delivered to Purchaser or its authorized representatives pursuant hereto as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel of Purchaser, by other requirements of law).

           Section 5.3    Efforts and Actions to Cause Closing to Occur.

                (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Except as set forth in Section 10.1, nothing contained in this Agreement shall require Seller or the Company to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested.

                (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

                (c) In addition to and without limiting the agreements of the parties contained above, Purchaser and Seller shall (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act, or with the OTS (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company, Purchaser, Seller or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state attorney general or other Governmental Entity in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, OTS, any state attorney general or any other Governmental Entity, (iv) use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law and (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, OTS, any state attorney general or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general or any other Governmental Entity in connection with the Transactions. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Seller and Purchaser shall each request early termination of the HSR Act waiting period.

           Section 5.4    Tax Matters.

                (a)  Section 338 Election.

                          (i)  Seller and Purchaser shall jointly make
      and file a Section 338(h)(10) Election with respect to the acquisition of Company and each Company Subsidiary. Seller shall execute and deliver to Purchaser such documents or forms as Purchaser shall request or as are required by applicable law to effect and preserve timely Section 338(h)(10) Elections for the acquisition of the stock of Company and Company Subsidiaries. With respect to the Section 338(h)(10) Election, Purchaser and Seller shall agree on the MADSP and the Election Allocations. The Election Allocations shall be determined in accordance with
      Section 338 of the Code and the applicable Treasury Regulations thereunder and any comparable provisions of state, local or other law, as appropriate.

                          (ii) At least one hundred twenty (120) days prior to the latest date for the filing of each Section 338 Form, Purchaser shall prepare and submit to Seller a draft of such
      Section 338 Form setting forth the Election Allocations. Neither Purchaser nor Seller shall file, or permit to be filed, any
      Section 338 Form unless it shall have obtained the consent of the other, which consent shall not be unreasonably withheld or delayed. On or prior to the thirtieth (30th) day after Seller's receipt of a draft Section 338 Form, Seller shall either (A) consent to the filing of the Section 338 Form or (B) notify Purchaser that it disagrees with the Election Allocations as set forth on the draft Section 338 Form or other matters contained in the draft Section 338 Form. Seller shall be deemed to have consented to the Election Allocations prepared by Purchaser unless Seller has notified Purchaser of its disagreement within thirty (30) days of its receipt of the draft Section 338 Forms. If Purchaser and Seller have been unable to resolve their differences within thirty (30) days after Purchaser has been notified of Seller's disagreement with the Election Allocations or other matters as set forth on the draft Section 338 Form, then any remaining disputed issues shall be submitted to the Accounting Firm to resolve in a final binding manner after hearing the views of both parties. The fees and expenses of the mutually agreed upon independent national accounting firm shall be shared equally by Purchaser and Seller. Except as may be required by law, Seller and Purchaser will (A) file, or cause to be filed, all Tax Returns in a manner consistent with the Election Allocations and (B) not take any action inconsistent therewith. In the event that any of the Election Allocations is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto of the dispute.

                          (iii)  Seller shall be responsible for and
      shall pay any income, gross receipts, franchise or similar taxes (but not Excluded Taxes) arising as a result of the Section 338(h)(10) Elections made by Purchaser and Seller pursuant to this Agreement (including any election under state, local or other law comparable to election available under Section 338(g) of the Code).

                (b)  Tax Returns.  Except as provided in Section 5.4(d),

                          (i)  Seller shall file or cause to be filed
      when due all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for taxable years or periods ending on or before the Closing Date, and Seller shall remit (or cause to be remitted), subject to Section 8.1(b), any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in accordance with the prior practices of the Company and Company Subsidiaries, and Seller shall not file any Tax Returns relating to the Company or any Company Subsidiary without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Seller shall provide Purchaser with a copy of such Tax Returns (and supporting schedules) in the form proposed to be filed by Seller at least thirty (30) days in advance of the due date for filing the Tax Returns. Purchaser shall be deemed to have consented to the items and positions reflected in such Tax Returns unless Purchaser shall object to Seller in writing not later than fifteen (15) days after receipt thereof.

                          (ii) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date, and Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                          (iii) Any Tax Return required to be filed by Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Seller for Seller's approval not less than thirty (30) days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld or delayed. Such return shall be prepared in a manner consistent with past practices of Seller, including elections accounting methodologies and asset write-off periods. Seller shall be deemed to have consented to the items and positions reflected in such Tax Returns unless Seller shall object in writing not later than fifteen (15) days after receipt thereof.

                          (iv) Upon the written request of Purchaser setting forth in detail the computation of the amount owed, Seller shall pay to Purchaser, no later than five (5) days prior to the due date for the applicable Tax Return, the Taxes for which Seller is liable pursuant to Section 8.1(b)(ii) but which are payable with any Tax Return to be filed by Purchaser with respect to any Straddle Period.

                          (v)  Within one hundred twenty (120) days
      after the Closing Date, Purchaser shall cause the Company to prepare and provide to Seller a package of Tax information materials (to the extent such information is not within the possession of Seller following the Closing), including schedules and work papers required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5.4(b)(i). Purchaser shall prepare such package in good faith in a manner consistent with Seller's past practice.

                          (vi) Seller shall not (i) exercise its
      authority as agent of the Company under Treasury Regulations
      Section 1.1502-77 (or any comparable provision of state, local or other tax law), or (ii) file any election or take any other similar action, including without limitation, amending any Tax Return or agreeing to any determination or audit, without having first received the consent of Purchaser, which consent shall not be unreasonably withheld.

                (c)  Computation of Tax Liabilities.

                          (i)  To the extent permitted or required by
      law or administrative practice, (A) the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing shall be reported on Purchaser's consolidated United States federal income Tax Return to the extent required by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its Affiliates to the extent required by law. Where it is necessary to apportion between Seller and Purchaser the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, subject to Sections 8.1 (b)(i) and 8.1(e)(1)(B), and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books (e.g., no income, losses or deductions attributable to a post-Closing period shall be taken into account), except that Taxes (such as real property Taxes) that are calculated on a periodic or annual basis shall be allocated on a daily basis.

                          (ii) In determining Seller's liability for taxes pursuant to Section 8.1(b) (ii) of this Agreement, Seller shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing. To the extent that Seller's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of the Company with respect to all or a portion of such taxable year or periods, such difference shall be for the account of Seller.

                (d) Transfer Taxes. All Transfer Taxes resulting directly from the sale and transfer of the Shares shall be borne by Purchaser. Seller shall cooperate with Purchaser and, subject to the other terms of this Agreement, take any action reasonably requested by Purchaser which does not cause Seller to incur any cost or material inconvenience in order
 to minimize Transfer Taxes.   At the direction of Seller, Purchaser shall
 deliver to Seller, the Company or AFG Credit Corporation any resale, exemption or similar certificates (including any certificates to avoid or reduce the incidence of state or local sales and use taxes resulting from the sale and transfer of the Shares pursuant to this Agreement) reasonably requested by Seller. Notwithstanding the provisions of Section 5.4(b), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the Due Date for such Tax Returns.

                (e)  Refunds.

                          (i)  Except as otherwise provided in Section
      5.4(l)(ii), any Tax refund (including any interest in respect thereof) received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period of the Company or any Company Subsidiary, or portion thereof, ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within five (5) days after receipt or entitlement thereto unless any such refunds are carried as an asset on the Closing Balance Sheet in which such event any such refund shall be property of the Company. Any Tax refund (including any interest in respect thereof) received by Seller, and any amounts credited against tax to which Seller becomes entitled (including by way of any amended Tax Returns or any carryback filing for state or local taxes on a separate unconsolidated return but not for Federal or consolidated state or local returns), that relate to any taxable period of the Company or any Company Subsidiary or portion thereof ending after the Closing Date shall be for the account of the Purchaser, and Seller shall pay over to Purchaser any such refund or the amount of any such credit within five (5) days after receipt or
      entitlement thereto.   Purchaser shall pay Seller or Seller shall
      pay Purchaser, as the case may be, interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.4(e). For purposes of this Section 5.4(e), where it is necessary to apportion a refund or credit between Purchaser and Seller for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the Company's books, except that refunds or credits of Taxes (e.g., real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                          (ii) The Parties shall cooperate with each other in obtaining any Tax refund Purchaser or Seller reasonably believes should be available, including through filing appropriate forms with the applicable Taxing Authorities.

                (f)  Certain Post-Closing Settlement Payments.

                          (i)  If the examination of any United States
      federal, state, local or other Tax Return of Seller for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Purchaser or the Company to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Purchaser or the Company for one or more periods ending after the Closing Date, Seller shall notify Purchaser and provide it with adequate information so that Purchaser can reflect on its or the Company's Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits.

                          (ii) If the examination of any United States federal, state, local or other Tax Return of Purchaser or the Company for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Seller to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Seller for one or more periods ending on or before the Closing Date, Purchaser shall notify Seller and provide it with adequate information so that Seller can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits.

                (g) Post-Closing Actions which Affect Seller's Liability for Taxes.

                          (i)  Purchaser shall not permit the Company
      to take any action which would increase Seller's liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes pursuant to this Agreement).

                          (ii) Except as otherwise provided in Section
      5.4(l), none of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

                (h) Terminating Tax Sharing Agreements. Any and all existing tax sharing agreements or arrangements, written or oral, between Seller and the Company, shall terminate as of the Closing and any payments that are owed to the Company or Company Subsidiary pursuant thereto shall be paid, and all other rights and obligations resulting from such agreements or arrangements with respect to the Company shall cease at such time.

                (i) Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to):

                          (i)  timely sign and deliver such
      certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

                          (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.4(b); and

                          (iii) cooperate with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any tax return or report, amended return or report, claim for refund and any tax claim or litigation in respect of the Company or Company Subsidiary or their activities, which cooperation shall include, but not be limited to making available to the other for inspection and copying during normal business hours all reasonably requested information, records and documents in their possession relating to the liabilities for Taxes associated with the Company or Company Subsidiary, except as limited by this Agreement. Seller and Purchaser shall also make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as related litigation.

           Any information provided or obtained under this Section 5.4(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation.

                (j) Tax Records. Within sixty (60) days after the Closing Date, Seller shall deliver to Purchaser copies of all tax records of the Company and each Company Subsidiary that are in Seller's possession, including but not limited to: property tax records, records for Taxes not measured by income and records relating to taxable periods that begin before and end after the Closing Date. Seller may retain its original United States federal tax records and retain all other tax records currently in its possession.

                (k) Payment. All Taxes, including Taxes owed after a compromise or settlement of an audit or dispute with a taxing authority, shall be paid to the taxing authority by the party which is legally responsible therefor by law. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice, with evidence of payment, to the indemnifying party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of such invoice, evidence of payment and particulars.

                (l)  Loss Carryovers or Carrybacks.

                          (i)  Notwithstanding the provisions of any
      other Agreement between the parties, Seller shall waive any right it may have under the Internal Revenue Code (including, but not limited to, the right to make an election under Treasury Regulation Section 1.1502-20(g)) to reattribute to itself or any other entity any loss carryovers or current year losses attributable to the Company in connection with this transaction.

                          (ii) Subject to Section 5.4(g)(i) above, if subsequent to the Closing, the Company or any Company Subsidiary incurs a net operating loss or capital loss that is available to be carried back to an unconsolidated state or local Tax Return of Seller's Group (but not to Federal or consolidated state or local Tax Returns), Seller shall cooperate with the Purchaser and the Company, at the Purchaser's expense, in effecting such carryback and shall pay to the Company all tax refunds (including interest) within five (5) days of the receipt thereof.

                (m) Non-Continuing Subsidiaries. Seller shall be responsible for any Taxes (including Excluded Taxes) resulting from the transfer of the ownership of the Non-Continuing Subsidiaries and limited partnership interests in Eireann II and Eireann III referred to in Section 3.32.

                (n) Inland Leases. Seller shall be responsible for any Taxes (including Excluded Taxes) resulting from the transfer of the Inland Leases as contemplated in Section 5.16.

                (o) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary (including, without limitation, Section 8.1(e)), the obligations of the parties set forth in this Section
 5.4 shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.

           Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a press release acceptable to Purchaser and Seller. Thereafter, until the Closing, or the date the Transactions are abandoned pursuant to Article VII, neither Seller, the Company, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

           Section 5.6    Employees; Employee Benefits.

                (a) Purchaser shall cause the Company to provide the Retained Employees with the benefits of the "Retention Bonus Program" described on Schedule 5.6.

                (b) None of the Company, any Company Subsidiary or Purchaser shall assume any Plan that is not sponsored by the Company or a Company Subsidiary.

                (c) If any Retained Employee is discharged by the Company as of or after the Closing, then Purchaser shall be responsible for any and all severance costs for such Retained Employee, under those agreements, plans or arrangements listed on Schedule 5.6. Purchaser shall be responsible and assume all liability for all notices or payments due to any Retained Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company after the Closing, including the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

                (d) From and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions or other compensation or Plan benefits accrued by the Company but unpaid as of the Closing and post-Closing bonuses (including payments due pursuant to the retention bonus program referred to above) due to any Retained Employee,
 (ii) the liabilities assumed by Purchaser under this Section 5.6 or any failure by Purchaser to comply with the provisions of this Section 5.6, and
 (iii) any claims of, or damages or penalties sought by, any Retained Employee, or any Governmental Entity on behalf of or concerning any Retained Employee, with respect to any act or failure to act by Purchaser to the extent arising from the employment, discharge, layoff or termination of any Retained Employee on or after the Closing Date; provided, however, that Purchaser shall have no liability under this subsection (d) to the extent it relates to facts or circumstances which should have been, but were not, disclosed to Purchaser under Article III.

                (e) Notwithstanding any other provision of this Agreement (including, without limitation, Article VIII), Seller shall indemnify and hold harmless Purchaser and its Affiliates, the Company, the Company Subsidiaries and their respective officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans and of benefit plans maintained by Purchaser and its Affiliates, from and against any and all claims, losses, damages, costs and expenses (including attorney's fees and expenses) and other liabilities and obligations relating to or arising out of any claims of, or damages or penalties sought by, any Retained Employee or former employee of Seller and its Affiliates, or any Governmental Entity on behalf of or concerning any such person, with respect to any act or failure to act by Seller, the Company or the Company Subsidiaries to the extent arising from the employment, discharge, layoff or termination of any such person prior to the Closing (including, without limitation, arising under the WARN Act).

                (f) Nothing in this Section 5.6 shall be construed to alter the "at-will" nature of the employment relationship between the Retained Employees and the Company and the Company Subsidiaries.

                (g) If permitted under the terms of Seller's group insurance Plans, at the request of Purchaser, Seller shall cause such Plans to continue to cover the Retained Employees for a period of ninety (90) days after the Closing, so long as the Company reimburses Seller for the premiums thereunder allocable to the Retained Employees promptly upon request by Seller.

           Section 5.7 Indemnification. Following the Closing and until the date which is the third anniversary thereof, Purchaser shall cause the Company and the Company Subsidiaries not to make any changes to their respective certificates of incorporation or by-laws that would adversely affect the rights of persons who are currently or were officers or directors of the Company or any Company Subsidiary to claim indemnification from the Company or any Company Subsidiary for indemnifiable actions under the terms of such certificate of incorporation or by-laws as in effect on the date hereof. Purchaser shall make any payments required under such indemnification provisions relating to indemnifiable actions, unless such payments were due and payable by the Company prior to the Closing Date, in which case liability to make such payment remains with Seller.

           Section 5.8 Transition Services. Except as agreed to in writing by Seller and Purchaser, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Company by Seller or any Affiliate of Seller, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by Seller to the Company from and after the Closing shall be for the convenience, and at the expense, of Purchaser only and shall be furnished without any liability on the part of Seller with respect thereto. Notwithstanding the foregoing, at the Closing, Seller will, at Purchaser's request, enter into the Transition Services Agreement with Purchaser.

           Section 5.9 Intercompany Arrangements. Except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company, on the one hand, and Seller and its Affiliates (excluding the Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

           Section 5.10   Payment of Outstanding Indebtedness.

                (a) Seller agrees to take, and shall cause the Company to take, all action necessary to enable Purchaser to repay, simultaneously with the Closing, all of the Indebtedness to any Company Lender then outstanding. Without limiting the generality of the foregoing, Seller shall:

                          (i) obtain from each Company Lender a Payoff Letter acceptable to Purchaser; and

                          (ii) arrange for each Company Lender to
      deliver to the Company at the Closing upon payment in full to such lender of the amounts set forth in such Company Lender's Payoff Letter a document executed by such Company Lender acknowledging that the Indebtedness owed by the Company to such Company Lender has been fully repaid, including all principal, interest, premium (if any), penalty (if any) and fees and expenses (if any), together with all documentation necessary to release any and all security interests pertaining to such outstanding Indebtedness (including, without limitation, UCC-3 Termination Statements).

                (b) If Section 5.10(a) is satisfied, Purchaser agrees that at the Closing, it shall pay, or cause to be paid, to each Company Lender the amount stated in such Company Lender's Payoff Letter as necessary to fully repay the Indebtedness owed to such Company Lender.

           Section 5.11 Knowledge of Breach; Prior Knowledge. If prior to the Closing Purchaser shall have actual knowledge of any breach of a representation or warranty of Seller, Purchaser shall promptly notify Seller of its knowledge, in reasonable detail, including the amount that it believes, based on the facts actually known to it, would be payable by Seller pursuant to the indemnification provisions hereof without reference to any indemnification limitations set forth in Section 8.1(e).

           Section 5.12   Disclosure Schedule: Supplement, Amendments and
 Updates.

                (a) Seller shall, by notice in accordance with this Agreement, supplement or amend the Disclosure Schedule promptly after becoming aware of any matter that would constitute a breach of any representation, warranty or covenant contained herein, including any information received by Seller pursuant to Section 5.11.

                (b) On the second Business Day immediately preceding the Closing Date, Seller shall update the Disclosure Schedule to correctly reflect any changes occurring during the period from the date hereof to the second Business Day immediately preceding the Closing Date.

                (c) If, in Purchaser's sole discretion, a supplement or amendment of any section of the Disclosure Schedule by Seller pursuant to
 Section 5.12(a) materially and adversely affects the benefits to be obtained by Purchaser under this Agreement, then Purchaser shall have the right to abandon the Transactions pursuant to Section 7.1(d), but such abandonment shall be Purchaser's sole remedy relating to matters set forth in amendments or supplements to any section of the Disclosure Schedule. Purchaser hereby agrees that it shall have no right of abandonment pursuant to this Section 5.12(c) based solely on any update of the Disclosure Schedules made by Seller pursuant to Section 5.12(b); provided, however, that Seller hereby acknowledges that Purchaser may abandon the Transactions if such an update describes an event, fact or circumstance that prevents one or more of the conditions set forth in Article VI from being satisfied.

           Section 5.13 Maintenance of Books and Records. Each of the parties hereto shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the thirtieth (30th) day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

           Section 5.14 Seller's Trademarks and Logos. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (a) Purchaser is not purchasing, acquiring or otherwise obtaining, and the Company will not be entitled to retain following the Closing Date, any right, title or interest in any Trademarks employing Seller's name or any part or variation of such name or anything confusingly similar thereto and (b) neither the Company nor Purchaser or its Affiliates shall make any use of Seller's Trademarks from and after the Closing.

           Section 5.15 Use of Name. From and after the Closing Date, neither Seller nor any of its Affiliates shall have any right to the name "American Finance Group" or the acronym "AFG" or any variants thereon or anything confusingly similar thereto, and Seller shall not use, or permit any of its Affiliates, to use such names.

           Section 5.16 Inland Leases. Prior to the Closing Date, Seller shall take, or cause the Company to take, all action necessary to transfer, to a Person other than the Company, any Company Subsidiary or any of their respective Affiliates, the Inland Leases, in each case, on commercially reasonable terms reasonably satisfactory to Purchaser and in compliance with all applicable laws. The proceeds of such transfers (less any associated Indebtedness) shall be identified to Purchaser prior to the Closing Date and shall remain with the Company on the Closing Date.

           Section 5.17 Eireann Programs. On or before the Closing Date, Seller shall take, or cause the Company to take, all action necessary to assign to Seller all agreements, contracts, understandings or arrangements (whether or not written) relating to the Eireann Program to which or by which the Company or any Company Subsidiary is a party or bound. Seller hereby agrees to cause such assignment or assignments to occur in such a manner that there is no continuing obligation of the Company or any Company Subsidiary or further liability to the Company, any Company Subsidiary, Purchaser or any of their respective Affiliates arising out of or in connection with the Eireann Programs. Notwithstanding the foregoing, the Company shall be permitted to enter into (a) a Subcontract Agreement (Eireann II) pursuant to which the Company will provide certain of the services of the Manager under the Management Agreement, dated as of January 30, 1996, between Seller (as successor by assignment to the Company) and Eireann II and (b) a Subcontract Agreement (Eireann III) pursuant to which the Company will provide certain of the services of the Manager under the Management Agreement, dated as of November 25, 1997, between Seller (as successor by assignment to the Company) and Eireann III.

           Section 5.18   No Solicitation. Seller agrees that, for ninety
 (90) days from the date hereof, it shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company to solicit, initiate or enter into any agreement (written or oral) with respect to, any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, a Proposal. Seller shall, as soon as reasonably practicable, advise Purchaser of any Proposal or any inquiries or discussions with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 5.18 shall prevent the Board of Directors of Seller from furnishing information to or entering into discussions or negotiations with any unsolicited Person if and only to the extent that the Board of Directors of Seller shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of Skadden, Arps, Meagher, Slate & Flom LLP or in order to comply with Rule 14e-2 promulgated under the Exchange Act. Seller will, as soon as reasonably practicable, notify Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller.

           Section 5.19 Investment Committee Meetings. From the date hereof to the Closing Date, Seller shall, or shall cause the Company to,
 (a) give Purchaser at least forty-eight (48) hours' prior notice (which may be oral) of each meeting of the Company's investment committee, (b) deliver to Purchaser in advance of each such meeting copies of all materials being delivered to members of such committee and (c) permit Purchaser's representatives to attend and participate in each such meeting as observers without the power to vote, either in person or by conference telephone; provided, however, that attendance by any representative of Purchaser at any such meeting shall be deemed a full, complete and irrevocable waiver of the notice requirement set forth in clause (a) of this Section 5.19.

           Section 5.20 Stockholders' Meeting. Seller, acting through its board of directors, shall, in accordance with applicable law:

                (a) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the date hereof for the purpose of considering and taking action to authorize the sale of the Shares;

                (b) prepare and file with the SEC a preliminary proxy statement relating to this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the definitive form of such proxy statement and to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement, including any amendment or supplement thereto, to be mailed to its stockholders;

                (c) include in the definitive proxy statement the recommendation of its board of directors that stockholders of Seller vote in favor of the authorization of the sale of the Shares; and

                (d) use its best efforts to solicit from holders of its outstanding shares proxies in favor of the authorization of the sale of the Shares and take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by the DGCL to consummate the Transactions.

                                 ARTICLE VI
                                 CONDITIONS

           Section 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived):

                (a) Statutes; Court Orders. There shall be (i) no statute, rule or regulation enacted or promulgated by any Governmental Entity and
 (ii) no action, suit or proceeding pending or threatened before any Governmental Entity wherein an unfavorable and non-appealable injunction, judgment, order, decree or ruling would reasonably be expected to (a) prevent consummation of the sale of the Shares by Seller to Purchaser, (b) cause the sale of the Shares by Seller to Purchaser to be rescinded following the Closing Date, or (c) materially and adversely affect the right of Purchaser or its assigns to own the Shares or to operate the business of the Company or the Company Subsidiaries (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted.

                (b) HSR/OTS Approval. The applicable waiting period under the HSR Act shall have expired or been terminated and the requisite approval from the OTS shall have been obtained.

                (c) Consents Obtained. All material consents of any Person necessary to the consummation of the Closing and the other Transactions, including consents from parties to loans, contracts, Leases or other agreements and consents from Governmental Entities and other Persons, shall have been obtained.

                (d) Stockholder Authorization. The stockholders of Seller shall have authorized the sale of the Shares as contemplated by Section 271 of the DGCL.

           Section 6.2 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, the imposition of which is solely for the benefit of Purchaser and any one or more of which may waived by Purchaser:

                (a) Government Action. On the Closing Date, there shall not be threatened or pending any injunction, order, suit, action or proceeding by any Governmental Entity or any other Person:

                          (i)  seeking to restrain or prohibit the
      consummation of the Closing or the performance of any of the other Transactions, seeking to obtain from Seller, the Company, the Company Subsidiaries or Purchaser any damages that are material in relation to the Company or the Company Subsidiaries, or which would reasonably be expected to reduce or impair the benefit to Purchaser of the Closing and the other Transactions;

                          (ii) seeking to impose material limitations on the ability of Purchaser effectively to exercise its rights of ownership of the Shares, including the right to vote the Shares.

                (b) Receipt of Payoff Letters. Prior to the Closing, Seller shall have delivered to Purchaser a copy of a Payoff Letter from each Company Lender that (i) is acceptable to Purchaser and (ii) has been duly executed by such Company Lender.

                (c) Representations and Warranties. All of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete in all material respects, as the case may be, as of such specified date), and no such representation or warranty shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not false or misleading. Notwithstanding the foregoing, Purchaser agrees that this condition shall be satisfied for all purposes hereunder so long as the aggregate amount of any claims Purchaser may have with respect to any breaches of the representations and warranties of Seller set forth in this Agreement does not exceed one percent (1%) of the Final Purchase Price.

                (d) Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

                (e) Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Seller to the effect that (i) the conditions set forth in Section 6.1(d) and Sections 6.2(c) and (d) have been satisfied and (ii) there has not been any material adverse change in the assets, properties, business or financial condition of the Company since the Balance Sheet Date.

                (f) Opinion of Counsel for Seller. Purchaser shall have received a written opinion, dated the Closing Date, in the form attached as Exhibit A hereto.

                (g) Transition Services Agreement. If Purchaser shall have so requested, the Transition Services Agreement shall have been executed and delivered by Seller.

                (h) Inland Leases. The Inland Leases shall have been transferred in accordance with Section 5.16 in a manner consistent with applicable law or Purchaser shall have received written evidence from the OTS, to Purchaser's sole satisfaction, that such transfer is not required in order to permit Purchaser to be in compliance with applicable law.

                (i) Receipt of Documents related to Payoff Letters. At the Closing, the Company shall have received from each Company Lender written evidence satisfactory to Purchaser that, upon payment of the amounts set forth in the Payoff Letters, the outstanding Indebtedness to each Company Lender shall have been fully repaid and that all Encumbrances on the assets and properties of the Company and the Company Subsidiaries resulting from such Indebtedness shall be discharged and released, including the receipt of UCC-3 Termination Statements and similar documents and instruments relating to such discharge and release.

                (j) Transfer of Non-Continuing Subsidiaries. Purchaser shall have received reasonably satisfactory evidence that (i) all of the outstanding capital stock of each of the Non-Continuing Subsidiaries and
 (ii) the entire limited partnership interest of the Company in Eireann II and Eireann III have been transferred prior to or on the Closing Date, with no further liability to the Company, the Company Subsidiaries, Purchaser or any of their respective Affiliates.

                (k) Eireann Programs. Purchaser shall have received reasonably satisfactory evidence that all agreements, contracts, understandings or arrangements (whether or not written) relating to the Eireann Programs to which or by which the Company or any Company Subsidiary is a party or bound have been assigned by the Company on or before the Closing Date such that, except as otherwise contemplated by Section 5.17, none of the Company, any of the Company Subsidiaries, Purchaser or any of their respective Affiliates has any further liability arising out of or in connection with the Eireann Programs.

                (l) Termination. The Transactions shall not have been abandoned in accordance with Article VII.

                (m) No Material Adverse Change. Since the Balance Sheet Date, there shall not have been any material adverse change in the assets, properties, business or financial condition of the Company and the Company Subsidiaries, taken as a whole.

                (n) Additional Documents. Purchaser shall have received all such certificates, documents, agreements and instruments with respect to the Company, the Company Subsidiaries, the Shares and the Transactions as Purchaser may reasonably require to carry out the intent and purpose of this Agreement.

                (o) Certain Transactions. From the date hereof to the Closing, neither the Company nor any Company Subsidiary will have entered into (i) a Lease, or a series of related Leases with a single lessee negotiated simultaneously, relating to equipment with an acquisition cost to the Company or any Company Subsidiary in excess of $1,000,000 or (ii) a binding commitment or agreement, or a series of related binding commitments or agreements with a single purchaser negotiated simultaneously, for the sale of Leases or Leased Property resulting in net proceeds to the Company or any Company Subsidiary in excess of $1,000,000.

           Section 6.3 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, the imposition of which is solely for the benefit of Seller and any one or more of which may be waived by Seller:

                (a) Government Action. There shall not be threatened or pending any suit, action or proceeding seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Seller any damages that are material in relation to the Company or the Company Subsidiaries.

                (b) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete in all material respects, as the case may be, as of such specified date), and no such representation or warranty shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not false or misleading.

                (c) Termination. The Transactions shall not have been abandoned in accordance with Article VII.

                (d) Opinion of Counsel for Purchaser. Seller shall have received a written opinion, dated the Closing Date, in the form attached as Exhibit B hereto.

                                 ARTICLE VII
                                 TERMINATION

           Section 7.1 Termination. The Transactions may be abandoned at any time prior to the Closing Date:

                (a)  By the mutual written consent of Purchaser and Seller;

                (b) By Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Shares or the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

                (c) By either party if the Closing shall not have occurred on or prior to March 1, 2000, and such party is not in material breach of this Agreement at the time such party abandons the Transactions;

                (d) By Purchaser if (i) in Purchaser's sole discretion, a supplement or amendment of any section of the Disclosure Schedule made by Seller pursuant to Section 5.12(a) materially and adversely affects the benefits to be obtained by Purchaser under this Agreement and (ii) any breach of a representation, warranty, covenant or other agreement referred to in such supplement or amendment cannot be or has not been cured within thirty (30) days after such supplement or amendment is made by Seller;

                (e) By Seller if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller to Purchaser specifying such breach; or

                (f) By Purchaser if Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
 Article VI, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Purchaser to Seller specifying such breach.

           Section 7.2 Effect of Termination. In the event of the abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except (a) for fraud or for willful breach of this Agreement prior to such abandonment of the Transactions and (b) as set forth in Section 10.1.

                                ARTICLE VIII
                               INDEMNIFICATION

           Section 8.1    Indemnification; Remedies.

                (a) Seller shall indemnify, defend and hold harmless Purchaser from and against and in respect of all Purchaser Losses.

                (b) Seller shall indemnify and hold Purchaser, Company and any Company Subsidiary harmless from and against the following:

                          (i)  any liability for Taxes imposed on the
      Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Seller (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law or as a result of the Company or any Company Subsidiary no longer being a member of Seller's Group;

                          (ii) any liability for Taxes imposed on the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date; and

                          (iii) all liability for Taxes as a result of any Section 338(h)(10) Election (and any election under state, local or law similar to the election available under Section 338(g) of the Code with respect to the Company and any Company Subsidiary) as contemplated by Section 5.4(a).

 provided, however, that Seller shall not be liable for and shall not indemnify Purchaser (or its Subsidiaries and Affiliates) for Excluded Taxes.

                (c) Purchaser shall indemnify and hold Seller and Seller's Subsidiaries and Affiliates harmless from and against:

                          (i)  Taxes imposed on the Company for any
      taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

                          (ii) Excluded Taxes.

                (d) For purposes of Section 8.1(b)(ii), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Company, as the case may be, had a taxable year or period which ended at the close of the Closing Date as described in Section 5.4(c)(i).

                (e) Seller's indemnification obligations under Sections 8.1(a) and 8.1(b) shall be subject to each of the following limitations:

                          (i)  Seller's indemnification obligations
      relating to (A) Purchaser Losses (other than Prior Transaction Purchaser Losses, Stockholder Action Losses and Purchaser Losses arising from any breach of the representations and warranties set forth in Sections 3.2, 3.25 and 3.28) shall survive only until the second (2nd) anniversary of the Closing Date (but, with respect to Purchaser Losses arising under ERISA or Section 3.25, until the sixth (6th) anniversary of the Closing Date), (B) Tax Claims shall survive until the expiration of the applicable tax statute of limitations (including extensions of time for assessment granted to the applicable Taxing Authority) and (C) Prior Transaction Purchaser Losses, Stockholder Action Losses and Purchaser Losses arising from any breach of the representations and warranties set forth in Sections 3.2 and 3.29 hereof shall survive until the expiration of the applicable statute of limitations. No claim for the recovery of any Purchaser Losses or Tax Claims may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period set forth above; provided, however, that claims first asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Purchaser based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles III and IV after the applicable survival period or, except as provided in Section 7.2, any termination of this Agreement. This
      Section 8.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

                          (ii) Except for (A) Purchaser Losses
      resulting from any breach of the representations and warranties set forth in Sections 3.2, 3.5, 3.25 and 3.28, (B) Prior Transaction Purchaser Losses, (C) Tax Claims, and (D) Stockholder Action Losses (with respect to each of which the following limitations shall not apply), no reimbursement for Purchaser Losses Claims asserted under Section 8.1 (a) shall be required unless the aggregate amount of Purchaser Losses exceeds an amount equal to one percent (1%) of the Final Purchase Price and, in such event, indemnification shall be made by Seller only to the extent Purchaser Losses exceed an amount equal to one percent (1%) of the Final Purchase Price.

                          (iii) In no event shall Seller's
      aggregate liability to Purchaser under this Agreement for breaches of representations or warranties, covenants or agreements whether pursuant to this Article VII or otherwise, exceed seventy-five percent (75%) of the Final Purchase Price.

                          (iv) Each Purchaser Loss shall be reduced by
      (1) the amount of any insurance proceeds payable to Purchaser or any Purchaser Indemnified Party with respect to such loss and (2) any indemnity, contribution or other similar payment payable to Purchaser or any Purchaser Indemnified Party by any third party with respect to such loss.

           Section 8.2    Notice of Claim; Defense.

                (a) Purchaser shall give Seller prompt notice of any third-party claim (other than claims arising out of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding suit, dispute or other claim which could affect the liability for a Tax claim) that may give rise to any indemnification obligation under this Article VIII, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller's expense) of any such claim through counsel of Seller's own choosing by so notifying Purchaser within thirty (30) days of the receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof (at Seller's expense), which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a commercially reasonable basis (from the Company's business standpoint) to provide additional information and explanation of any materials provided hereunder. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any monetary settlement, compromise or discharge of such third party claim that Seller may recommend and that, by its terms, discharges Purchaser from the full amount of liability in connection with such third-party claim. None of Purchaser, any of its Affiliates or the Company may settle or otherwise dispose of any Claim for which Seller may have a liability under this Agreement without the prior written consent of Seller, which consent may be withheld in the reasonable discretion of Seller, unless Purchaser fully indemnifies Seller in writing with respect to such liability in a manner satisfactory to Seller. Seller shall not be liable under this Section 8.2(a) for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

                     (b) (i) Each party hereto shall notify the chief financial officer of the other party in writing within fifteen (15) days following receipt by such party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party. If the party required to give such notice fails to give such notice to the other party promptly, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in or defend the Tax Claim.

                          (ii) Seller shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense subject to Purchaser's right to review and approve ultimate decisions affecting the interests of Purchaser, Company or any Company Subsidiary, with such approval not to be unreasonably withheld or delayed by Purchaser.

                          (iii) In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date which may be the subject of indemnification by Seller pursuant to this Agreement and, with the written consent of Purchaser, at Seller's sole expense, may assume the control of such Tax Claim. None of Purchaser, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Claim for which Seller may have a liability under this Agreement without the prior written consent of seller, which consent may be withheld in the sole discretion of Seller, unless Purchaser fully indemnifies Seller in writing with respect to such liability in a manner satisfactory to Seller.

           Section 8.3 Resolution of All Tax-Related Disputes. If Seller and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by the Accounting Firm, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Seller and Purchaser.

           Section 8.4 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnified Persons, or by Purchaser Indemnified Persons to Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

           Section 8.5    No Duplication; Sole Remedy Procedures.

                (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

                (b) Except with respect to intentional misrepresentations or breaches, Purchaser's rights to indemnification as provided for in
 Section 8.1 for a breach of Seller's representations or warranties contained in this Agreement shall constitute Purchaser's sole remedy for such a breach, and Seller shall have no other liability or damages to Purchaser resulting from the breach.

                (c)  The indemnification and other provisions of this
 Article VIII shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided herein.

           Section 8.6 No Right of Off-Set/Set-off. Neither Purchaser nor Seller shall have any right to off-set or set-off any payment due pursuant to Section 1.2 of this Agreement against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments).

                                 ARTICLE IX
                       DEFINITIONS AND INTERPRETATION

           Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

           "Accounting Firm" shall mean a nationally recognized accounting firm in the United States selected by Seller and Purchaser or, if the parties are unable to agree, selected jointly by Seller's and Purchaser's independent accountants.

           "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

           "Agreement" or "this Agreement" shall mean this Stock Sale Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

           "Applicable Rate" shall mean the prime rate as then in effect at Citibank N.A.

           "Balance Sheet" shall mean the consolidated balance sheet as of June 30, 1999 of the Company and its consolidated Subsidiaries included in the Financial Statements.

           "Balance Sheet Date" shall mean the date of the Balance Sheet.

           "Base Purchase Price" shall mean Twenty-Nine Million United States Dollars (US$29,000,000).

           "Business Day" shall mean each day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated by law to close.

           "Closing" shall mean the closing referred to in Section 2.1.

           "Closing Date" shall mean the date on which the Closing occurs.

           "Closing Date Balance Sheet" shall mean a balance sheet audited by Seller's Accountants which reflects the assets and liabilities of the Company and the Company Subsidiaries as of the Closing Date (but immediately prior to Closing and before the effect of the Section 338(h)(10) Election), and which has been prepared on a basis consistent with the Balance Sheet and in accordance with GAAP.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and the United States Treasury Department regulations thereunder.

           "Company" shall mean American Finance Group, Inc., a Delaware corporation.

           "Company Intellectual Property" shall mean all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company or the Company Subsidiaries as presently conducted or as currently proposed to be conducted.

           "Company Lenders" shall mean First Union National Bank, as agent for all lenders under the Company's securitization facility and the Company's warehousing credit facility, Heller Financial, Inc., Interpool, Inc., General Electric Capital Corporation and Transamerica Business Credit Corporation.

           "Company Material Adverse Effect" shall mean any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and all the Company Subsidiaries, taken as a whole.

           "Company Subsidiary" shall mean each of AFG Credit Corporation, a Delaware corporation, and AFG Acquisition Corporation, a Delaware corporation.

           "Computer Software" shall mean computer software programs, databases and all documentation related thereto.

           "Contract" shall have the meaning set forth in Section 3.17(a).

           "Confidentiality Agreement" shall mean a letter agreement dated July 27, 1999 between the Legg Mason Wood Walker, Incorporated, on behalf of Seller and the Company, and Temple-Inland Financial Services, Inc.

           "Copyrights" shall mean United States and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

           "Disclosure Schedule" shall mean collectively, the disclosure schedules attached hereto and referred to in Article III and Article V, dated of even date herewith, prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, as amended or supplemented by Seller pursuant to the terms hereof.

           "DGCL" shall mean the General Corporation Law of the State of Delaware.

           "DOJ" shall mean the Antitrust Division of the United States Department of Justice.

           "Due Date" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

           "Eireann II" shall mean AFG/Eireann Limited Partnership II, a Massachusetts limited partnership.

           "Eireann III" shall mean AFG/Eireann Limited Partnership III, a Massachusetts limited partnership.

           "Eireann Programs" shall mean those transactions contemplated by
 (a) the Eireann Program Contracts and (b) any other agreements, contracts, understandings or arrangements (whether or not written) between any of the Non-Continuing Subsidiaries, Eireann II or Eireann III and any other Person.

           "Eireann Program Contracts" shall mean the following agreements:
 (a) Master Purchase Agreement, dated as of January 30, 1996, between the Company and Eireann II; (b) Management Agreement, dated as of January 30, 1996, between the Company and Eireann II; (c) Cross Collateral Agreement, dated as of January 30, 1996, among the Company, Eireann II, Old AFG and Cantrip Investments Limited, a corporation organized under the laws of Ireland; (d) Indemnification Agreement, dated January 30, 1996, among the Company, Eireann II, and IIBU Fund II Public Limited Company; (e) letter agreement, dated January 30, 1996, among the Company, Eireann II, Old AFG, and AFG/Eireann Limited Partnership, a Massachusetts limited partnership;
 (f) Master Purchase Agreement, dated as of November 25, 1997, between the Company and Eireann III; (g) Management Agreement, dated as of November 25, 1997, between the Company and Eireann III; and (h) Indemnification Agreement, dated November 25, 1997, among the Company, Eireann III, and RBE Ijara Fund Plc.

           "Election Allocations" shall mean collectively (a) the determination of MADSP to by made by Seller and Purchaser and (b) the allocation of MADSP by Seller and Purchaser among the Company assets and the assets of each Company Subsidiary, in each case pursuant to Section 5.4.

           "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, restrictions, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

           "Environmental Law" shall mean all federal, state, local or foreign laws, codes, licenses, permits, orders, judgments, decree or injunction of any Governmental Entity to (a) the protection of the environment (including air, water, soil or other natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances, in each case, in effect on the date of this Agreement.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 (b) of ERISA.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "Excluded Taxes" shall mean any Transfer Taxes for which Purchaser is liable pursuant to Section 5.4(d).

           "Final Purchase Price" shall mean (i) if stockholders' equity as reflected on the Closing Date Balance Sheet (in the form that it becomes final and binding upon Seller and Purchaser pursuant to Section 1.3) exceeds stockholders' equity as reflected on the Balance Sheet, an amount equal to $29,000,000 plus the amount of such excess plus $150,000 or (ii) if stockholders' equity as reflected on the Closing Date Balance Sheet (in the form that it becomes final and binding upon Seller and Purchaser pursuant to Section 1.3) is less than stockholders' equity as reflected on the Balance Sheet, an amount equal to $29,000,000 minus the amount of such shortfall plus $150,000.

           "Financial Statements" shall mean (i) the consolidated balance sheets of the Company and the Company's consolidated Subsidiaries as at December 31 in each of the years 1997 and 1998, together with consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996, all audited by Seller's Accountants, whose reports thereon are included therein and (ii) the unaudited consolidated balance sheet of the Company and the Company's consolidated Subsidiaries as of June 30, 1999, together with a consolidated statement of income, stockholders' equity and cash flows for such period, in the form set forth in the Disclosure Schedule.

           "FTC" shall mean the United States Federal Trade Commission.

           "GAAP" shall mean United States generally accepted accounting principles.

           "Governmental Entity" shall mean any United States federal, state or local, or foreign, government or political subdivision thereof, any legislative or judicial body, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

           "Hazardous Substance" shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Laws, including petroleum or any derivatives or by product thereof.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
 Improvements Act of 1976, as amended.

           "Indebtedness" shall mean (a) all indebtedness of the Company or any of the Company Subsidiaries for borrowed money or for the deferred purchase price of property, assets or services (other than current trade liabilities incurred in the ordinary course of business), including without limitation, indebtedness arising from or relating to Leases, (b) any other indebtedness of the Company or any of the Company Subsidiaries that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of the Company or any of the Company Subsidiaries under financing leases, (d) all obligations of the Company or any of the Company Subsidiaries in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property or assets of the Company or any Company Subsidiary and (f) all guarantee obligations of the Company or any Company Subsidiary for the indebtedness of other Persons.

           "Indemnifiable action" shall mean any act by an officer or director of a company with respect to which such officer or director has valid rights of indemnification under the terms of such company's certificate of incorporation or by-laws.

           "Inland Leases" shall mean those Leases listed on Exhibit C.

           "Insurance Policy" shall mean any insurance policy maintained by Purchaser or any of its Affiliates, other than any state workers' compensation policy, the premiums of which are paid directly by the Company or any Company Subsidiary.

           "Intellectual Property" shall mean all of the following:
 Trademarks, Patents, Copyrights and Licenses.

           "Knowledge of Seller" shall mean the actual (and not constructive or imputed) knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Seller after inquiry of those employees of the Company and the Company Subsidiaries whose duties would, in the normal course of the Company's and the Company Subsidiaries' affairs, result in such persons having knowledge concerning the relevant subject, area or aspect.

           "Lease" shall mean each agreement or instrument pursuant to which the Company or any Company Subsidiary leases any personal property or loans money to another Person in the ordinary course of business of the Company or such Company Subsidiary.

           "Leased Property" shall mean any personal property being leased at the time of determination by the Company or any Company Subsidiary to another Person under a Lease.

           "Licenses" shall mean all licenses and agreements pursuant to which the Company or any Company Subsidiary has (a) acquired rights in or to any Trademarks, Patents or Copyrights or (b) licensed or transferred the right to use any of the foregoing, excluding in each case all software licenses relating to any Lease.

           "MADSP" shall mean the Modified Aggregate Deemed Sale Price within the meaning of, and in accordance with, Section 1.338(h)(10)-1(f) of the Treasury Regulations.

           "Non-Continuing Subsidiaries" shall mean all Subsidiaries of the Company except the Company Subsidiaries, including, without limitation, AFG/Ireland II, Inc. and AFG/Ireland III, Inc.

           "Notice of Disagreement" shall mean a written notice of any disagreement with the Closing Date Balance Sheet given by Purchaser to Seller in accordance with Section 1.3.

           "Old AFG" shall mean Equis Financial Group, a Massachusetts general partnership formerly known as American Finance Group.

           "OTS" shall mean the Office of Thrift Supervision of the United States Department of the Treasury.

           "Outside Parties" shall mean those parties under Leases, vendors, suppliers and other third parties who participated in Seller's survey regarding Year 2000 compliance.

           "Patents" shall mean issued United States and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

           "Payoff Letter" shall mean a letter of a Company Lender pursuant to which such Company Lender agrees, among other things, that (a) payment of a specified amount will constitute payment in full of the outstanding Indebtedness to such Company Lender and (b) upon receipt of such payment all security interests and liens held by such Company Lender in respect of such Indebtedness will be released and terminate.

           "PBGC" shall mean the Pension Benefit Guaranty Corporation.

           "Person" shall mean a natural person, partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity (as applicable) or other entity or organization.

           "Plan" shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 31 of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA)each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of the Company or any Company Subsidiary. Notwithstanding the foregoing, the term "Plan" shall not include any plan or arrangement no part of the expense of which is borne by the Company or any Company Subsidiary.

           "Pre-Closing Periods" shall mean all tax periods ending on or before the Closing Date and, with respect to any tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

           "Prior Transaction Purchaser Losses" shall mean any and all losses, claims, liabilities, damages, actions, suits, penalties, judgments, settlements and expenses, (including attorneys' and accountants' fees and expenses) whether arising out of the Securities Act, the Exchange Act, applicable state blue sky laws or otherwise, that arise out of or relate to
 (i) the filing by the Company of a registration statement (and related filings) with the Securities and Exchange Commission in connection with a non-consummated initial public offering of securities of the Company contemplated in 1998 and 1999 and (ii) a non-consummated proposed acquisition of the Company during the first six months of 1999.

           "Proposal" shall mean any proposal to acquire the Shares or a material portion of the assets of the Company or any Company Subsidiary, whether by sale, merger, consolidation, reorganization, exchange or otherwise.

           "Purchaser" shall mean Guaranty Federal Bank, F.S.B., a federally chartered savings bank.

           "Purchaser Indemnified Persons" shall mean Purchaser and each of its Affiliates.

           "Purchaser Losses" shall mean any and all losses, claims, liabilities, damages, actions, suits, penalties, judgments, settlements and expenses (including attorneys' fees and expenses and accountants' fees and expenses) incurred by the Company, any Company Subsidiary, any Purchaser Indemnified Person or any of their respective Affiliates that arise out of
 (a) any breach by Seller of any of Seller's representations and warranties contained in or made by or pursuant to this Agreement; or (b) any breach by Seller of any of Seller's covenants and agreements contained in this Agreement, whether such breach occurs prior to or after the Closing; provided, however; that notwithstanding any of the foregoing, the term "Purchaser Losses" shall (a) include Prior Transaction Purchaser Losses and Stockholder Action Losses, except as such terms are specifically excluded from the definition of the term "Purchaser Losses" as set forth in Section 8.1(e) of this Agreement and (b) exclude (i) the matters referred to in
 Section 8.1(b) and (ii) the amount of any loss or liability to the extent such amount reduces stockholders' equity as reflected on the Closing Date Balance Sheet (in the form that it becomes final and binding upon Seller and Purchaser pursuant to Section 1.3).

           "Retained Employee" shall mean each person who was an employee of the Company or any Company Subsidiary immediately prior to the Closing Date.

           "SEC" shall mean the United States Securities and Exchange
 Commission.

           "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or other taxing authority in connection with a
 Section 338(h)(10) Election, including, without limitation, any statement of Section 338 election and IRS Form 8023 (together with any schedules or attachments thereto).

           "Section 338(h)(10) Election" shall mean collectively an election under Section 338(h)(10) of the Code (and any comparable election under state, local or other law).

           "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "Seller" shall mean PLM International, Inc., a Delaware corporation.

           "Seller's Accountants" shall mean KPMG LLP, independent certified public accountants.

           "Seller's Group" shall mean "affiliated group" (as defined in Section 1504(a) of the Code) that includes Seller, the Company and any Company Subsidiary.

           "Seller Guaranty" or "Seller Guarantees" shall mean any guaranty, letter of credit, letter of comfort, indemnity or contribution agreement or other similar agreement entered into by Seller or any of its Affiliates in favor of any third party with respect to any actual or potential liability or obligation of the Company or any Company Subsidiary to such third party.

           "Shares" shall mean all of the issued and outstanding shares of common stock, par value $0.01, of the Company.

           "Stockholder Action Losses" shall mean any and all losses, claims, liabilities, damages, actions, suits, penalties, judgments, settlements and expenses (including attorneys' and accountants' fees and expenses) incurred by the Company, any Company Subsidiary, any Purchaser Indemnified Person or any of their respective Affiliates (or any of their respective officers, directors, stockholders and other representatives and agents) that arise out of any breach by Seller of any of the representations and warranties contained in Section 3.2 of this Agreement, including without limitation, any losses, claims, liabilities, damages, actions, suits, penalties, judgments, settlements and expenses (including attorneys' and accountants' fees and expenses) arising from or relating to any action taken, or to be taken, by Seller, or any failure by Seller to take such action (including filings with the Securities and Exchange Commission and self-regulatory organizations) in connection with (i) the solicitation of proxies under the Exchange Act or the DGCL in connection with seeking, as required by Section 5.20, stockholder authorization of the sale of the Shares in compliance with Section 271 of the DGCL or (ii) the special meeting of stockholders of Seller contemplated herein.

           "Straddle Period" shall mean a taxable year or period beginning on or before, and ending on or after, the Closing Date.

           "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having, by their terms, ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

           "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any United States federal, state, local or foreign Governmental Entity, including income, gross receipts, excise, property, (real or personal) sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, wage, stamp, excise and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

           "Tax Claim" shall mean a claim for indemnification or defense arising out of Section 8.1 (b), including attorneys' fees and expenses and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of the rights of Purchaser arising under Section 8.1(b).

           "Tax Return" shall mean any United States federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, including any amendment thereof; required to be filed by Seller, the Company and Company Subsidiary, or any member of Seller's Group.

           "Taxing Authority" shall mean any United States federal, state, local or foreign Governmental Entity responsible for the imposition of any Taxes.

           "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

           "Trademarks" shall mean United States and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

           "Transactions" shall mean all the transactions provided for or contemplated by this Agreement.

           "Transfer Taxes" shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, documentary, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (but not any Taxes that result from a Section 338(h)(10) Election or any election under state, local or other law similar to the election available under Section 338(g) of the Code with respect to the Company or any Company Subsidiary). Transfer Taxes shall not include gross receipts taxes..

           "Transition Services Agreement" shall mean that certain Transition Services Agreement to be entered into, at the option of Purchaser, between the Company and Seller effective on and after the Closing in the form attached hereto as Exhibit D.

           "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

           "Year 2000 Problem" shall mean any ceasing to function, generation of incorrect data or production of incorrect results by information and business systems, including computer software, hardware and related systems, when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

           Section 9.2    Interpretation.

                (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                  ARTICLE X
                                MISCELLANEOUS

           Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except that Seller and Purchaser shall each bear 50% of the fee payable in connection with the Pre-Merger Notification filing required by the HSR Act.

           Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

           Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Purchaser, to:

                Guaranty Federal Bank, F.S.B.
                1300 S. Mopac Expressway
                Austin, Texas 78746
                Attention: President and Chief Executive Officer
                Telephone: 512-434-8586
                Telecopy:  512-434-8289

      with a copy to:

                Schnader Harrison Segal & Lewis, LLP
                1300 Eye Street, N.W., 11th Floor
                Washington, D.C. 20005
                Attention:  Edward F. Schiff, Esq.
                Telephone:  202-216-4208
                Telecopy:   202-775-8741

      if to Seller, to:

                PLM International, Inc.
                One Market Plaza
                Steuart Street Tower, Suite 800
                San Francisco, California  94105
                Attention: President and Chief Executive Officer
                Telephone: 415-974-1399
                Telecopy:  415-905-7236

      with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                Four Embarcadero Center
                Suite 3800
                San Francisco, California 94111
                Attention:  Theodore J. Kozloff, Esq.
                Telephone:  415-984-2600
                Telecopy:   415-984-2698

           Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

           Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b)are not intended to confer upon any Person other than the parties hereto and thereto and the officers and directors of Seller and the Retained Employees any rights or remedies hereunder.

           Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

           Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

           Section 10.8 Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

           Section 10.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

           Section 10.10 Extension; Waiver. At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

           Section 10.11 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

           Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any Affiliate of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              PLM INTERNATIONAL, INC., Seller


                              By:  /s/ Robert N. Tidball
                                   ---------------------------------
                              Name:   Robert N. Tidball
                              Title:  Chairman of the Board


                              GUARANTY FEDERAL BANK,
                              F.S.B., Purchaser


                              By:  /s/ Ronald D. Murff
                                   ----------------------------------
                              Name:   Ronald D. Murff
                              Title:  Chief Financial Officer



                  AMENDMENT NO. 1 TO STOCK SALE AGREEMENT

           This Amendment No. 1 to Stock Sale Agreement (this "Amendment") is made as of January 24, 2000 by and between Guaranty Federal Bank, F.S.B., a federally chartered savings bank ("Purchaser"), and PLM International, Inc., a Delaware corporation ("Seller"), in connection with that certain Stock Sale Agreement, dated as of October 26, 1999, by and between Purchaser and Seller (the "Stock Sale Agreement").

           WHEREAS, Purchaser and Seller constitute all of the parties to the Stock Sale Agreement; and

           WHEREAS, the parties hereto desire to enter into this Amendment to amend Section 7.1(c) of the Stock Sale Agreement.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

 11.  Definitions.   Capitalized terms used and not otherwise defined herein
      shall have the respective meanings assigned to such terms in the Stock Sale Agreement.

 12. Termination Date. The date "March 1, 2000" that appears in Section 7.1(c) of the Stock Sale Agreement is hereby amended and changed to "March 15, 2000."

 13. Effect on Stock Sale Agreement. Except as set forth above, all provisions of the Stock Sale Agreement shall remain in full force or effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.


                          PLM INTERNATIONAL, INC., Seller


                          By:  /s/ Robert N. Tidball
                               ---------------------------------
                          Name:   Robert N. Tidball
                          Title:  Chairman of the Board


                          GUARANTY FEDERAL BANK,
                            F.S.B., Purchaser


                          By:  /s/ Ronald D. Murff
                               ---------------------------------
                          Name:   Ronald D. Murff
                          Title:  Chief Financial Officer





                                                              ANNEX B


            [Letterhead of Legg Mason Wood Walker, Incorporated]


                                        October 21, 1999


 The Board of Directors
 PLM International, Inc.
 One Market Plaza
 Steuart Street Tower
 San Francisco, California 94105

 Ladies and Gentlemen:

      We understand that PLM International, Inc. ("PLM") and Guaranty Federal Bank, FSB (the "Purchaser") intend to enter into a Stock Sale Agreement (the "Agreement") which will provide for the purchase of all of the issued and outstanding capital stock of American Finance Group, Inc. ("AFG") by the Purchaser (the "Transaction"). In the Transaction, the Purchaser will pay a Base Purchase Price, as defined in the Agreement, of $29,000,000, adjusted for any increase or decrease in stockholder's equity from June 30, 1999 through the Closing Date, in cash, plus the assumption of certain liabilities, for such capital stock.

      You have requested us to render a written opinion (the "Opinion") to the Board of Directors (the "Board of Directors") of PLM as to the fairness, from a financial point of view, to PLM and its stockholders of the consideration to be received by PLM in the Transaction.

      In arriving at our Opinion, we:

      (a) reviewed a draft of the Agreement dated October 15, 1999 and certain related documents;

      (b) reviewed AFG's audited financial statements for the years ended December 31, 1996 through December 31, 1998;

      (c) reviewed the unaudited financial statements of AFG for the nine months ended September 30, 1999;

      (d) reviewed the financial projections of AFG prepared by the management of AFG, and held discussions with the senior management of AFG with respect to the business, capital requirements and prospects for future growth of AFG;

      (e)  reviewed certain publicly available information concerning
           AFG;

      (f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to AFG;

      (g) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

      (h) performed a discounted cash flow analysis of AFG using certain assumptions of future performance provided to and discussed with us by the management of AFG;

      (i) at the request of the Board of Directors of PLM, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of AFG; and,

      (j) performed such other analyses and reviewed such other information as we deemed appropriate.

      We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this Opinion. With respect to forecasts of future financial condition and operating results of AFG provided to or discussed with us, we assumed, at the direction of the management of PLM and AFG, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgements of the management of PLM and AFG. In addition, at the direction of PLM, in performing our analysis, we have made certain assumptions regarding adjustments to the Base Purchase Price. We also have assumed, at the direction of the Board of Directors of PLM, that the final terms of the Agreement will not vary materially from those set forth in the draft of the Agreement reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of AFG, contingent or otherwise. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of AFG. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

      Legg Mason Wood Walker, Incorporated ("Legg Mason"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. Legg Mason is familiar with AFG, having been selected by PLM to serve as its financial advisor and the managing underwriter in connection with a proposed initial public offering of AFG's common stock which was withdrawn in March 1999.

      Legg Mason has served as financial advisor to PLM in connection with the Transaction and will receive a fee for its services, a portion of which is contingent upon the consummation of the Transaction.

      It is understood that this letter is directed to the Board of Directors of PLM and the Opinion expressed herein is provided for the use of the Board of Directors of PLM in its evaluation of the proposed Transaction. This letter does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to PLM and does not address the underlying business decision of the Board of Directors of PLM to proceed with or effect the Transaction. In addition, this Opinion does not constitute a recommendation to any stockholder of PLM as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this Opinion may be included in its entirety in any filing made by PLM with the Securities and Exchange Commission with respect to the Transaction.

      Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our Opinion that as of the date hereof the consideration to be received by PLM in the Transaction is fair to PLM and its stockholders from a financial point of view.


                                     Very truly yours,

                                    /s/ Legg Mason Wood Walker, Incorporated
                                    LEGG MASON WOOD WALKER, INCORPORATED






                                                                      ANNEX C


                           FINANCIAL COMPUTATIONS

         The financial computations set forth below were prepared by PLM for inclusion in the confidential offering memorandum prepared by Legg Mason and delivered to Guaranty. The financial computations are hypothetical and make assumptions about cost of capital, tax efficiencies and results of operations that PLM management believes are not achievable so long as AFG is owned by PLM. Accordingly, these financial computations are not projections of the future performance of AFG if it remains a subsidiary of PLM but rather are a computation of the results that might be achieved if AFG's cost of capital were lower than what PLM can provide and if the ability of a buyer to utilize the tax benefits generated by AFG are significantly greater than PLM's ability.


  SUMMARY

  The following projections assume a sale of the Company is consummated on October 1, 1999. The key assumptions which are described below include the following:

     o    Sustainable growth in lease originations

     o    An increase in leases retained versus leases syndicated

     o An increase in average lease term driven by equipment focus and tax appetite

     o    No assumed gains on residuals

     o Competitive cost of debt and efficient tax base provided by new owner

  ORIGINATIONS

  Management believes that under a new owner with a more competitive cost of capital (i.e., a lower cost of debt and tax efficient equity), AFG would be able to increase significantly and sustainably its lease originations. This increased volume would be driven by a greater number of direct sales representatives and a broader financial product offering.

  The table below highlights the assumed growth in lease originations.

                                         ACTUAL                                 PROJECTED
                                      ------------  -----------------------------------------------------------------
  (Dollars in millions)                    1998          1999         2000          2001         2002         2003
                                      ------------  ------------  -----------  -----------  ------------  -----------
  Leases retained                         $   94.9     $    87.2      $ 187.9     $  260.3      $  340.9      $ 423.7
  Leases syndicated and brokered             105.1          61.4        109.1        116.8         123.0        133.0
                                      ------------  ------------  -----------  -----------  ------------  -----------
         Total originations               $  200.0      $  148.7      $ 297.0     $  377.2      $  463.9      $ 556.7
                                      ============  ============  ===========  ===========  ============  ===========
  Year-to-year growth                         25.9%        -25.7%        99.8%        27.0%         23.0%        20.0%
  No. of sales representatives                 6             7           11           13            15           17
  Production per representative          $    33.3     $    21.2     $   27.0       $ 29.0        $ 30.9       $ 32.7

  Operating leases are assumed to comprise 15% of the Company's originations throughout the projected period. Finance leases are assumed to decline from 70% of originations in FY 1999 to 48% by FY 2003. Secured loans are assumed to increase from 15% of originations to 37% during that same period.

  REVENUE

  Revenue projections are derived from combining the existing portfolio with the assumed lease originations.

     o EXISTING PORTFOLIO. The existing portfolio is assumed to run-off in accordance with the terms of the underlying contracts. No renewals or continuous billings are assumed at the end of the initial lease terms. No gains or losses on the sale of equipment are assumed.

     o RETAINED LEASES. Management anticipates increasing the percentage of originated leases retained by the Company from approximately 50% to approximately 75%. The implicit rate on operating leases is assumed to decrease modestly from FY 1999 through FY 2003, while the average final term of the leases is expected increase reflecting the acquiror's assumed ability to utilize the tax benefits of the transactions. Finance leases generally are assumed to have economics comparable to operating leases, however an additional expense for residual value insurance is assumed to qualify the transactions for finance lease treatment. The assumed implicit rate on secured loans is expected to range from 8.18% to 8.35% with terms increasing from 38 months to 48 months.

         The table below highlights the key economic assumptions regarding lease and secured loan originations.

                                                                         FOR THE FISCAL YEAR
                                             ---------------------------------------------------------------------------
                                                  1999           2000             2001           2002            2003
                                             ------------    -----------     -----------     -----------     -----------
  Operating Leases:  Implicit rate                  8.95%          8.85%           8.80%           8.75%           8.70%
                     Term (months)                    45             48              54              60              66
                     Lease rate factor              2.13%          1.99%           1.75%           1.56%           1.36%
                     Residual as % of OEC           24.4%          26.4%           31.7%           36.5%           45.0%
                     Interim rent (% month)           45%            42%             40%             40%             40%

  Loans:             Implicit rate                  8.18%          8.35%           8.30%           8.30%           8.20%
                     Term (months)                    38             42              48              48              48

     o SYNDICATIONS. Transactions sold to third parties are divided between brokered transactions and leases which are funded by AFG and subsequently sold. Brokered transactions are assumed as a percentage of total syndications to range between 31% and 28% from FY 2000 to FY 2003. Fees on brokered deals are assumed to range from 1.25% in FY 2000 to 1.15% by FY 2003. Transactions which are funded and subsequently sold provide the opportunity for AFG to earn rentals during the period they are held and fees upon the sale of the transactions; these fees are assumed to range from 1.80% in FY 1999 to 1.50% in FY 2003.

     o RESIDUALS. All equipment is sold at its net book value (i.e., no gain or loss is assumed). No renewal rental revenue or continuous billing revenue is assumed during those six months.

  EXPENSES

     o SALES AND MARKETING. Sales representatives are paid on a commission basis commensurate with the scale currently in place at AFG. Initial direct costs associated with the origination of lease transactions either are capitalized and amortized over the life of associated lease if such lease is retained, or are expensed in the case of syndicated transactions.

     o G&A AND OPERATIONS SUPPORT. Back office expenses grow in proportion to an assumed increased staffing level as well as at an annualized base rate of 4%. Additional personnel assumed include three professionals in FY 2000 (1 account manager, 1 senior equipment management specialist and 1 credit specialist). By FY 2003, the Company anticipates adding a total of 10 professionals in the fields of account management, tax processing, equipment management and research, and credit. This relatively modest rate of increase reflects management's view regarding the excess capacity of AFG's existing infrastructure. Also included in each of FY 1999 and FY 2000 are retention bonuses of $200,000 paid to key employees upon a change of control in the Company's ownership.

     o INTEREST EXPENSE. All existing debt is assumed to be repaid. Future debt is assumed to be funded at a rate of 5.70% reflecting the acquiror's lower cost of funding.

     o TAXES. The Company's effective tax rate is assumed to be 38.0%. All tax payments are assumed to be deferred given the shelter provided by the accelerated tax depreciation of equipment under operating leases.

  BALANCE SHEET CONSIDERATIONS

  It is assumed that the Company operates at an approximately 10% equity-to-assets ratio throughout the period of the projections. The projected growth in the Company's retained lease portfolio will require additional capital contributions on a periodic basis to maintain the targeted capitalization ratio. These capital contributions are represented by the "Additional capital" line under Stockholder's equity on the projected balance sheets.


                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                            1999          2000          2001         2002         2003
                                                    --------------- ------------ ---------------- ----------------------
  INCOME STATEMENT:                                                          (Dollars in thousands)
  REVENUES
  Finance lease income                                $      12,710   $   16,908   $   22,216   $    29,218   $   37,682
  Operating lease income                                      7,007        9,775       15,509        22,358       26,820
  Financing income                                            1,575        2,764        6,516        11,388       17,641
  Management fees                                               655          221          130            64            4
  Revenue from sale of leases and related assets              2,924        2,821        2,786         2,790        2,744
                                                    --------------------------------------------------------------------
                  Total revenues                             24,871       32,489       47,157        65,818       84,891
                                                    --------------------------------------------------------------------
  COSTS AND EXPENSES
  Operations support (1)                                      4,880        6,001        6,543         7,046        7,483
  Depreciation and amortization                               5,644        7,122       11,024        16,080       20,827
  General and administrative                                    853          520          541           562          585
  Interest expense, net                                       9,259       11,788       18,997        27,895       38,480
  Other expenses (2)                                          1,894            -            -             -            -
                                                    --------------------------------------------------------------------
                  Total costs and expenses                   22,530       25,431       37,105        51,583       67,376
                                                    --------------------------------------------------------------------

                  Income (loss) before income taxes           2,341        7,058       10,052        14,235       17,515

  Provision for (benefit from) income taxes                     890        2,682        3,820         5,409        6,656

  Net income (loss) before accounting change                  1,451        4,376        6,232         8,826       10,859

  Cumulative effect of accounting change (3)                  (253)            -            -             -            -
                                                     --------------------------------------------------------------------
  Net income (loss)                                   $      1,198    $    4,376   $    6,232   $     8,826   $   10,859
                                                     ====================================================================

  PRO FORMA ADJUSTMENT (4)
  Net income                                          $       1,198
  Pro forma adjustments for one-time charges          $       1,564
                                                      -------------
  Pro forma net income                                $       2,762
                                                      =============



  Notes:   (1)  Includes retention bonuses of $200,000 per year, in both
                FY 1999 and FY 2000, payable upon a change of control.
           (2)  Reflects pre-tax write-off of expenses incurred in
                connection with the Company's proposed IPO which was withdrawn during the first quarter of 1999. Other one-time charges for the remainder of FY 1999 include costs that would be incurred upon the acquisition of the Company, including the write-off of capitalized costs associated with the securitization facility
                ($266,000) and the write-off of goodwill ($654,000).
           (3)  Reflects Company's adoption of AICPA Statement of
                Position 98-5, "Reporting the Costs of Start-Up
                Activities" which requires costs related to be expensed as incurred.
           (4)  Adjusted for tax-effected, one-time charges in FY 1999 as stated in Notes 1, 2 and 3.


                                                                             AS OF DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                      1999           2000           2001           2002           2003
                                              -------------------------------------------------------------------------
  BALANCE SHEET:                                                           (Dollars in thousands)
  ASSETS
  Restricted cash                               $          -    $         -   $          -   $          -    $         -
  Receivables, net of allowances                       2,267          3,135          4,710          6,704          8,746
  Investment in direct finance leases, net           156,156        228,135        312,958        410,676        521,609
  Loans receivable                                    19,026         55,773        110,793        183,795        269,317
  Equipment held for operating leases, net            19,599         40,346         67,360        101,414        142,178
  Other assets, net                                    3,000          1,819          1,740          1,700          1,700
                                                --------------------------------------------------------------------------
     Total assets                               $    200,048    $   329,208   $    497,561   $    704,289    $   943,550
                                                ==========================================================================

  LIABILITIES AND STOCKHOLDER'S EQUITY
  Liabilities:
    Debt                                        $    146,328    $   257,754   $    399,146   $    571,026    $   770,669
    Payables and other liabilities                    16,000         26,676         34,718         43,484         52,520
    Deferred income taxes                              7,439         10,121         13,941         19,350         26,006
                                                ---------------------------------------------------------------------------
             Total liabilities                       169,767        294,551        447,805        633,860        849,195

  Stockholder's equity:
    Additional capital                                     -              -          8,866         20,713         33,780
    Paid-in-capital                                   26,043         26,043         26,043         26,043         26,043
    Retained earnings (accumulated deficit)            4,238          8,614         14,847         23,673         34,532
                                                 --------------------------------------------------------------------------
             Total stockholder's equity               30,281         34,657         49,756         70,429         94,355
                                                 --------------------------------------------------------------------------
             Total liabilities and
               stockholder's equity              $   200,048   $    329,208   $    497,561   $    704,289    $   943,550
                                                 ===========================================================================




  PROXY                                                           PROXY

                          PLM INTERNATIONAL, INC.
                ONE MARKET, STEUART STREET TOWER, SUITE 800
                    SAN FRANCISCO, CALIFORNIA 94105-1301

            SPECIAL MEETING OF STOCKHOLDERS -- FEBRUARY 25, 2000

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Robert N. Tidball and Douglas P. Goodrich, and each of them, true and lawful agents and proxies to the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock that the undersigned is entitled to vote at the special meeting of stockholders of PLM International, Inc., to be held on February 25, 2000, and at any and all adjournments and postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO VOTE IS SPECIFIED, HOWEVER, THIS PROXY WILL BE VOTED "FOR" PROXY ITEM NO. 1. This proxy grants discretionary authority to vote in accordance with the best judgment of the named proxies on other matters that may properly come before the special meeting.

     Please mark this proxy card, fill in the date, sign on the reverse side and return promptly using the enclosed envelope. No postage is necessary if mailed in the United States.

  (CONTINUED, AND TO BE SIGNED, ON THE REVERSE SIDE)




                                                   [x] Please mark your votes
                                                       as in this example

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE "FOR"
PROXY ITEM NO. 1:

1. To authorize the proposed sale of American Finance Group, Inc. to Guaranty Federal Bank, F.S.B. pursuant to the Stock Sale Agreement, dated as of October 26, 1999 and amended as of January 24, 2000, by and between PLM International, Inc. and Guaranty Federal Bank, F.S.B.


         FOR              AGAINST           ABSTAIN
         [    ]           [    ]            [    ]



         Signature(s)  ___________________    Dated: _______, ___

                            ________________________

     Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized person who should also state his/her title.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.